                                                      Registration No. 333-74377

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                        EMMIS COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

            INDIANA                             4832                            35-1542018
(State or other jurisdiction of     (Primary standard industrial      (I.R.S. Employer Identification
incorporation or organization)       classification code number)                   No.)

   40 MONUMENT CIRCLE, 7TH FLOOR, INDIANAPOLIS, INDIANA 46204, (317) 266-0100 (Address, including zip code and telephone number, including area code, of principal executive offices)

  SEE "TABLE OF ADDITIONAL REGISTRANTS" ON THE FOLLOWING PAGE FOR INFORMATION
                       RELATING TO ADDITIONAL GUARANTORS
     OF CERTAIN SECURITIES REGISTERED HEREBY WHO ARE ADDITIONAL REGISTRANTS

                             J. SCOTT ENRIGHT, ESQ.
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                        EMMIS COMMUNICATIONS CORPORATION
                         40 MONUMENT CIRCLE, 7TH FLOOR
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 266-0100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                    Copy to:

                              ALAN W. BECKER, ESQ.
                             BOSE MCKINNEY & EVANS
                   135 NORTH PENNSYLVANIA STREET, SUITE 2700
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 684-5000
                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                        TABLE OF ADDITIONAL REGISTRANTS
                       TO FORM S-4 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

Emmis FM Broadcasting            Indiana                   4832               35-1704900
  Corporation of Indianapolis
Emmis FM Broadcasting            Indiana                   4832               35-1705341
  Corporation of St. Louis
KPWR, Inc.                       Indiana                   4832               35-1705334
Emmis Broadcasting Corporation   Indiana                   4832               35-1705332
  of New York
Emmis FM Broadcasting            Indiana                   4832               31-1397437
  Corporation of Chicago
Emmis Meadowlands Corporation    Indiana                   4832               35-1756647
Emmis Publishing Corporation     Indiana                   2721               35-1748335
Emmis AM Radio Corporation of    Indiana                   4832               35-1922651
  Indianapolis
Emmis FM Radio Corporation of    Indiana                   4832               35-1922632
  Indianapolis
Emmis 104.1 FM Radio             Indiana                   4832               35-2005992
  Corporation of St. Louis
Emmis 106.5 FM Broadcasting      Indiana                   4832               35-2005991
  Corporation of St. Louis
Emmis 1310 AM Radio Corporation  Indiana                   4832               35-2030857
  of Indianapolis
Emmis 105.7 FM Radio             Indiana                   4832               35-2030858
  Corporation of Indianapolis
Mediatex Communications          Texas                     2721               74-1723301
  Corporation
Mediatex Development             Texas                     2721               74-2120662
  Corporation
Texas Monthly, Inc.              Texas                     2721               74-2236977
Emmis DAR, Inc.                  Indiana                   4800               35-1740703
Emmis International Corporation  Indiana                   4832               35-2027309
Emmis 1380 AM Radio Corporation  Indiana                   4832               35-2005995
  of St. Louis
Emmis FM Holding Corporation of  Delaware                  4832               39-1623479
  New York
Emmis 101.9 FM Radio             Michigan                  4832               38-2270683
  Corporation of New York
Emmis Radio Corporation of New   Delaware                  4832               58-1825801
  York
Emmis Indiana Broadcasting,      Indiana                   4832               35-2039701
  L.P.
Emmis Television Broadcasting,   Indiana                   4833               35-2051031
  L.P.
Emmis Publishing, L.P.           Indiana                   2721               35-2039702
(Exact name of Registrant as     (State or other     (Primary standard     (I.R.S. Employer
  specified in its charter)      jurisdiction of        industrial       Identification No.)
                                 incorporation or   classification code
                                 organization)            number)

                               40 MONUMENT CIRCLE
                                   7TH FLOOR
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 266-0100
               (Address, including zip code and telephone number,
              including area code, of principal executive offices)
                             J. SCOTT ENRIGHT, ESQ.
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                        EMMIS COMMUNICATIONS CORPORATION
                         40 MONUMENT CIRCLE, 7TH FLOOR
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 266-0100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                    Copy to:
                              ALAN W. BECKER, ESQ.
                             BOSE MCKINNEY & EVANS
                   135 NORTH PENNSYLVANIA STREET, SUITE 2700
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 684-5000
                         ------------------------------

Emmis FM License Corporation of          California               4832          95-4662828
  Indianapolis
Emmis FM License Corporation of St.      California               4832          95-4662829
  Louis
KPWR License, Inc.                       California               4832          95-4663002
Emmis License Corporation of New York    California               4832          95-4662857
Emmis FM License Corporation of Chicago  California               4832          95-4662827
Emmis AM Radio License Corporation of    California               4832          95-4662831
  Indianapolis
Emmis FM Radio License Corporation of    California               4832          95-4662856
  Indianapolis
Emmis Radio License Corporation of New   California               4832          95-4662859
  York
Emmis 104.1 FM Radio License             California               4832          95-4662863
  Corporation of St. Louis
Emmis 106.5 FM License Corporation of    California               4832          95-4663001
  St. Louis
Emmis 1310 AM Radio License Corporation  California               4832          95-4663000
  of Indianapolis
Emmis License Corporation                California               4832          95-4662830
Emmis International Broadcasting         California               4832          31-1573818
  Corporation
Emmis Television License Corporation of  California               4833          35-2051237
  Honolulu
Emmis Television License Corporation of  California               4833          35-2051244
  Mobile
Emmis Television License Corporation of  California               4833          35-2051644
  Cape Coral
Emmis Television License Corporation of  California               4833          35-2051241
  Green Bay

Emmis 1480 AM Radio License Corporation of Terre       California                   4832             35-2051646
  Haute
Emmis Television License Corporation of Terre Haute    California                   4832             35-2051642
Emmis 99.9 FM Radio License Corporation of Terre       California                   4832             35-2051618
  Haute
Emmis 105.7 FM Radio License Corporation of            California                   4832             95-4663004
  Indianapolis
Emmis Television License Corporation of New Orleans    California                   4833             35-2051239
Emmis 105.5 FM Radio License Corporation of Terre      California                   4832             35-2051649
  Haute
(Exact name of Registrant as specified in its          (State or other        (Primary standard       (I.R.S.
  charter)                                             jurisdiction of           industrial           Employer
                                                       incorporation or      classification code   Identification
                                                       organization)               number)              No.)

                              15821 VENTURA BLVD.
                                   SUITE 685
                            ENCINO, CALIFORNIA 91436
                                 (818) 817-8522
               (Address, including zip code and telephone number,
              including area code, of principal executive offices)
                             J. SCOTT ENRIGHT, ESQ.
                  VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                        EMMIS COMMUNICATIONS CORPORATION
                         40 MONUMENT CIRCLE, 7TH FLOOR
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 266-0100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                    Copy to:
                              ALAN W. BECKER, ESQ.
                             BOSE MCKINNEY & EVANS
                   135 NORTH PENNSYLVANIA STREET, SUITE 2700
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 684-5000
                         ------------------------------

This information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 5, 1999

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PROSPECTUS

                     EMMIS COMMUNICATIONS CORPORATION LOGO
                        EMMIS COMMUNICATIONS CORPORATION
                                  $300,000,000
      OFFER TO EXCHANGE SERIES B 8 1/8% SENIOR SUBORDINATED NOTES DUE 2009
     FOR ANY AND ALL OUTSTANDING 8 1/8% SENIOR SUBORDINATED NOTES DUE 2009
--------------------------------------------------------------------------------
                            TERMS OF EXCHANGE OFFER
- Expires 5:00 p.m., New York City time,            , 1999, unless extended
- All outstanding notes that are validly tendered and not withdrawn will be exchanged
- Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer

     The notes are eligible for trading in The Portal(SM) Market, a subsidiary of The Nasdaq Market, Inc.

     WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.
FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" COMMENCING ON PAGE 14. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          , 1999

                               TABLE OF CONTENTS


                                       Page
Prospectus Summary.................       1
Risk Factors.......................      10
Use of Proceeds....................      19
Capitalization.....................      20
Selected Consolidated Financial and
  Other Data.......................      21
Unaudited Pro Forma Condensed
  Consolidated Financial Data......      24
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........      32
Business...........................      40



                                       Page
Management.........................      48
Principal Shareholders.............      50
Description of Notes...............      52
Description of Certain
  Indebtedness.....................      95
Certain Federal Income Tax
  Considerations...................      98
The Exchange Offer.................     106
Plan of Distribution...............     118
Legal Matters......................     119
Experts............................     119
Where You Can Find More
  Information......................     120

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including the financial statements and related notes, appearing elsewhere in this prospectus or incorporated into this prospectus by reference. All references to Emmis in this prospectus mean Emmis Communications Corporation and its subsidiaries collectively, except where it is clear we mean only the parent company.



                                  THE COMPANY



     We are a diversified media company with radio broadcasting, television broadcasting and magazine publishing operations. We are the eighth largest radio broadcaster in the United States based on total revenues. The thirteen FM radio stations and three AM radio stations we own in the United States serve the nation's three largest radio markets of New York City, Los Angeles and Chicago, as well as St. Louis, Indianapolis and Terre Haute, Indiana. Our six television stations, which we acquired in 1998, are located in New Orleans, Louisiana, Mobile, Alabama, Green Bay, Wisconsin, Honolulu, Hawaii, Fort Myers, Florida and Terre Haute, Indiana.



     Our strategy is to selectively acquire underdeveloped media properties in desirable markets and then to create value by developing those properties to increase their cash flow. We find such underdeveloped properties attractive because they offer greater potential for revenue and cash flow growth than mature properties.



     In addition to our domestic broadcasting properties, we operate news and agricultural information radio networks in Indiana, publish the Indianapolis Monthly, Atlanta, Cincinnati, Texas Monthly and Country Sampler magazines, and have a 54% interest in a national radio station in Hungary. We also engage in various businesses ancillary to our broadcasting business, such as consulting and broadcast tower leasing.

                         SUMMARY OF THE EXCHANGE OFFER

Registration Rights
  Agreement................  You have the right to exchange your notes for registered notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer.........  We are offering to exchange $1,000 principal amount of Emmis' 8 1/8% Senior Subordinated Notes due 2009 which have been registered under the Securities Act for each $1,000 principal amount at maturity of Emmis' outstanding 8 1/8% Senior Subordinated Notes due 2009 which were issued in February 1999 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. As of this date there is $300,000,000 aggregate principal amount of notes outstanding. We will issue registered notes on or promptly after the expiration of the exchange offer.

Resales....................  We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                             - you acquire the registered notes issued in the
                               exchange offer in the ordinary course of your business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the registered notes issued to you in the exchange offer; and

                             - you are not an "affiliate," as defined under Rule
                               405 of the Securities Act, of Emmis.

                             If our belief is inaccurate and you transfer any registered note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption of your registered notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability. Each broker-dealer that issued registered notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the registered notes issued to it in the exchange offer.

Record Date................  We mailed this prospectus and the related exchange offer documents to registered holders of
                             outstanding notes on            , 1999.

Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City time,            , 1999, unless we decide
                             to extend the expiration date.

Conditions to the Exchange
  Offer....................  We may terminate or amend the exchange offer if:

                             - any legal proceeding, government action or other
                               adverse development materially impairs our ability to complete the exchange offer;

                             - any SEC rule, regulation or interpretation
                               materially impairs the exchange offer; or

                             - we have not obtained any necessary governmental
                               approvals with respect to the exchange offer.

                             We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened and no governmental approvals are necessary to complete the exchange offer.

Procedures for Tendering
  Outstanding Notes........  Each holder of outstanding notes wishing to accept the exchange offer must:

                             - complete, sign and date the accompanying letter
                               of transmittal, or a facsimile thereof; or

                             - arrange for DTC to transmit certain required
                               information to the exchange agent in connection with a book-entry transfer.

                             You must mail or otherwise deliver such
                             documentation and your outstanding notes to IBJ Whitehall Bank and Trust Company, as exchange agent, at the address set forth under "The Exchange Offer -- Exchange Agent." By tendering your outstanding notes in this manner, you will be representing, among other things, that:

                             - you are acquiring the registered notes pursuant
                               to the exchange offer in the ordinary course of your business;

                             - you are not participating, do not intend to
                               participate, and have no arrangement or
                               understanding with any person to
                               participate, in the distribution of the
                               registered notes issued to you in the exchange offer; and

                             - you are not an affiliate of Emmis.

Untendered Outstanding
  Notes....................  If you are eligible to participate in the exchange offer and you do not tender your outstanding notes, you will not have any further registration or exchange rights and your outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such outstanding notes could be adversely affected.

Special Procedures for
  Beneficial Owners........  If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for the exchange offer and delivering your outstanding notes, either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver certificates for your outstanding notes on time, you may tender your outstanding notes pursuant to the procedures described in this prospectus under the heading "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City
                             time, on            , 1999.

Certain U.S. Federal Tax
  Considerations...........  The exchange of notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds............  We will not receive any proceeds from the issuance of registered notes pursuant to the exchange offer. We will pay all our expenses incident to the exchange offer.

Exchange Agent.............  IBJ Whitehall Bank and Trust Company is serving as the exchange agent in connection with the exchange offer.

                    SUMMARY OF TERMS OF THE REGISTERED NOTES

     The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. In this regard, we use the term "notes" when describing provisions that govern or otherwise pertain to both the outstanding notes and the registered notes. The registered notes will evidence the same debt as the outstanding notes, and the same indenture will govern both the registered notes and the outstanding notes.

Issuer.....................  Emmis Communications Corporation

Securities Offered.........  $300 million aggregate principal amount of 8 1/8%
                             Senior Subordinated Notes due 2009.

Maturity Date..............  March 15, 2009.

Interest Payment Dates.....  Interest on the notes will accrue at the rate of
                             8 1/8% per year, payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing September 15, 1999.

Optional Redemption........  Emmis can redeem the notes, in whole or in part, on or after March 15, 2004, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. In addition, before March 15, 2002, Emmis can redeem up to 35% of the notes at 108.125% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds from certain common stock offerings.


Guarantees.................  The notes will be fully and unconditionally guaranteed by our existing wholly-owned
                             subsidiaries and certain future subsidiaries. These guarantees will be subordinate in right of payment to all existing and future senior indebtedness of our subsidiary guarantors. These subsidiary guarantees will rank equal to other existing and future senior subordinated indebtedness of the subsidiary guarantors and senior in right of payment to all of the existing and future obligations of the subsidiary guarantors that are expressly subordinated in right of payment to the subsidiary guarantees.


Change of Control..........  Upon the occurrence of certain change of control events, you may require Emmis to repurchase all or a portion of your notes at 101% of the principal amount thereof, plus accrued and unpaid interest.

Ranking....................  The notes:
                             - are general unsecured obligations of Emmis;

                             - rank equally with all of our other existing and
                               future senior subordinated indebtedness;

                             - are senior in right of payment to existing and
                               future obligations expressly subordinated in right of payment to the notes; and

                             - rank junior to all existing and future senior
                               debt, as defined in the indenture governing the notes.

Anti-Layering..............  Emmis will not incur any indebtedness that is subordinate in right of payment to any of our senior debt and senior in any respect in right of payment to the notes. No subsidiary guarantor will incur any indebtedness that is subordinate in right of payment to any senior debt of such subsidiary guarantor and senior in any respect in right of payment to its subsidiary guarantee.

Certain Covenants..........  The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

                             - pay or permit payment of certain dividends on, redeem or repurchase its capital stock;

                             -  make certain investments;

                             -  incur additional indebtedness;

                             - allow the imposition of dividend restrictions on certain subsidiaries;

                             -  sell assets;

                             -  guarantee indebtedness;

                             -  issue capital stock;

                             -  create certain liens;

                             -  engage in certain transactions with affiliates;
                                and

                             -  consolidate or merge or sell all or
                                substantially all our assets and the assets of our subsidiaries.

                             All of these limitations are subject to important exceptions and qualifications.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following sets forth summary unaudited pro forma financial data derived from the unaudited pro forma condensed consolidated financial data included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations data for the year ended February 28, 1998 reflect adjustments to our condensed consolidated historical operating data to give effect to:


     - the acquisitions of three radio stations in St. Louis, two radio stations in Indianapolis and Texas Monthly and the disposition of the St. Louis AM radio station, all of which occurred during the year ended February 28, 1998,



     -  the acquisition of WQCD-FM in New York City,



     - our equity offering in June 1998 and the amendment and restatement of our Credit Facility in July 1998,



     - the acquisition of four television stations in New Orleans, Louisiana, Mobile, Alabama, Green Bay, Wisconsin and Honolulu, Hawaii from various SF Broadcasting entities,



     - the acquisition of two television stations in Fort Myers, Florida and Terre Haute, Indiana and three radio stations in Terre Haute from Wabash Valley Broadcasting and



     - the offering of the outstanding notes and a concurrent amendment to the Credit Facility as if such transactions had occurred at the beginning of the year presented.

     The unaudited pro forma condensed consolidated statement of operations data for the nine months ended November 30, 1998 reflect adjustments to our condensed consolidated historical operating data to give effect to:


     -  the WQCD acquisition,



     -  the 1998 equity offering and the Credit Facility restatement,



     -  the SF acquisition,



     -  the Wabash Valley acquisition and



     -  the offering of the outstanding notes and the Credit Facility amendment,


as if such transactions had occurred at the beginning of the period presented.

     The unaudited pro forma condensed consolidated statement of operations data for the twelve months ended November 30, 1998 reflect adjustments to our condensed consolidated historical operating data to give effect to:

     -  the acquisition of Texas Monthly,


     -  the WQCD acquisition,



     -  the 1998 equity offering and the Credit Facility restatement,



     -  the SF acquisition,



     -  the Wabash Valley acquisition and



     -  the offering of the outstanding notes and the Credit Facility amendment,


as if such transactions had occurred at the beginning of the period presented.

     The summary unaudited pro forma financial data does not purport to present the actual results of operations of Emmis had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma financial data are based on certain assumptions and adjustments described in the notes to the unaudited pro forma condensed consolidated financial data and should be read in conjunction with those notes. The pro forma data presented below should also be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements for the year ended February 28, 1998 and our unaudited condensed consolidated financial statements for the nine months ended November 30, 1998 and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are incorporated in this prospectus by reference.



                                                              UNAUDITED PRO FORMA
                                         -------------------------------------------------------------
                                         FISCAL YEAR ENDED    NINE MONTHS ENDED    TWELVE MONTHS ENDED
                                         FEBRUARY 28, 1998    NOVEMBER 30, 1998     NOVEMBER 30, 1998
                                         -----------------    -----------------    -------------------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues.......................       $   242,968          $   205,419           $   258,122
  Operating expenses.................           158,889              125,612               164,087
  International business development
  expenses...........................               999                  974                 1,041
  Corporate expenses.................             9,286                7,488                 9,763
  Depreciation and amortization......            31,656               26,361                34,220
  Noncash compensation...............             1,482                2,378                   328
                                            -----------          -----------           -----------
  Operating income...................            40,656               42,606                48,683
  Interest expense...................            48,919               37,337                49,450
  Other income (expense) net.........              (173)               4,013                (1,195)
                                            -----------          -----------           -----------
  Income (loss) before income
  taxes..............................            (8,436)               9,282                (1,962)
  Provision (benefit) for income
  taxes..............................            (1,600)               5,800                   900
                                            -----------          -----------           -----------
  Net income (loss)..................       $    (6,836)         $     3,482           $    (2,862)
                                            ===========          ===========           ===========
  Basic net income (loss) per
  share..............................       $      (.44)         $       .22           $      (.18)
                                            ===========          ===========           ===========
  Diluted net income
  (loss) per Share...................       $      (.44)         $       .22           $      (.18)
                                            ===========          ===========           ===========
  Weighted average
  common shares outstanding:
    Basic............................        15,503,333           15,635,719            15,635,719
    Diluted..........................        15,503,333(10)       16,036,855            15,635,719(10)
OTHER FINANCIAL DATA:
  Broadcast/publishing cash
  flow(1)............................       $    84,079          $    79,807           $    94,035
  Broadcast/publishing cash flow
  margin(2)..........................              34.6%                38.9%                 36.4%
  Adjusted EBITDA(3).................       $    73,794          $    71,345           $    83,231
  Capital expenditures(4)......................................................             40,179
EMMIS AND ITS RESTRICTED
  SUBSIDIARIES(5):
  Consolidated EBITDA(6).......................................................        $    84,503
  Cash interest expense........................................................             46,318
  Total indebtedness...........................................................            575,152
  Interest coverage ratio(7)...................................................                1.8x
  Leverage ratio(8)............................................................                6.8

\



                                                                  UNAUDITED PRO FORMA
                                                                AS OF NOVEMBER 30, 1998
                                                                ------------------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA(9):
  Working capital...........................................           $    5,746
  Intangible assets.........................................              801,351
  Total assets..............................................            1,019,701
  Total debt................................................              591,958
  Total shareholders' equity................................              238,655


---------------

(1) The Company evaluates performance of its operating entities based on broadcast cash flow (BCF) and publishing cash flow (PCF). Management believes that BCF and PCF are useful because they provide a meaningful comparison of operating performance between companies in the industry and serve as an indicator of the market value of a group of stations or publishing entities. BCF and PCF are generally recognized by the broadcast and publishing industries as a measure of performance and are used by analysts who report on the performance of broadcasting and publishing groups. BCF and PCF do not take into account Emmis' debt service requirements and other commitments and, accordingly, BCF and PCF are not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses. BCF and PCF are not measures of liquidity or of performance in accordance with generally accepted accounting principles, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of generally accepted accounting principles. Moreover, BCF and PCF are not standardized measures and may be calculated in a number of ways. Emmis defines BCF and PCF as revenues net of agency commissions and operating expenses. The primary source of broadcast advertising revenues is the sale of advertising time to local and national advertisers. Publishing entities derive revenue from subscriptions and sale of print advertising inventory. The most significant broadcast operating expenses are employee salaries and commissions, costs associated with programming, advertising and promotion, and station general and administrative costs. Significant publishing operating expenses are employee salaries and commissions, costs associated with producing the magazine, and general and administrative costs.



(2) Broadcast/publishing cash flow margin is defined as broadcast cash flow divided by net broadcasting revenues.



(3) Adjusted EBITDA is defined as operating income plus depreciation and amortization and noncash compensation expenses.


(4) Capital expenditures for the twelve months ended November 30, 1998 include progress payments totaling $26,818 in connection with the construction of our new Indianapolis office and studio facility.


(5) This information represents Emmis and its restricted subsidiaries (as defined under the indenture) and, therefore, excludes the results of its Unrestricted Subsidiary, Radio Hungaria Co. Ltd.



(6) Consolidated EBITDA as defined under the indenture for the notes. See "Description of Notes -- Certain Definitions."


(7) Represents the ratio of Consolidated EBITDA to cash interest expense.

(8) Represents the ratio of consolidated indebtedness to Consolidated EBITDA.


(9) Unaudited pro forma balance sheet data are calculated based on the unaudited historical balance sheet at November 30, 1998 plus the effects of the offering of the outstanding notes and the Credit Facility amendment.


(10) Due to net loss, weighted average common shares outstanding for diluted net income (loss) per share is the same as weighted average common shares outstanding for basic net income (loss) per share.

                                  RISK FACTORS

     In connection with this exchange offer, you should consider carefully all of the information in this prospectus and, in particular, the following factors.


SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.


     We have now and, after the offering, will continue to have a significant amount of indebtedness. At November 30, 1998, on a pro forma basis assuming we had completed the offering of the outstanding notes as of that date and applied the proceeds as intended, our total indebtedness would have been approximately $592.0 million and our stockholders' equity would have been approximately $238.7 million. Our substantial indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to these notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to finance future acquisitions and to fund working capital, capital expenditures and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit, along with the financial and other restrictive covenants in our credit facility and the indenture governing the notes, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes, do not fully prohibit us or our subsidiaries from doing so. Our credit facility would permit additional borrowings of up to $475.1 million, and all of those borrowings would be senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next few years.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all.


SUBORDINATION -- UPON ANY DISTRIBUTION TO OUR CREDITORS OR THE CREDITORS OF OUR SUBSIDIARY GUARANTORS IN A BANKRUPTCY, LIQUIDATION, REORGANIZATION OR SIMILAR PROCEEDING, OUR SENIOR CREDITORS AND THE SENIOR CREDITORS OF OUR SUBSIDIARY GUARANTORS ARE ENTITLED TO BE PAID IN FULL BEFORE PAYMENT, IF ANY, CAN BE MADE ON THE NOTES OR THE SUBSIDIARY GUARANTEES.


     The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior debt of Emmis and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

     In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Emmis or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of Emmis and the subsidiary guarantors in the assets remaining after Emmis and the subsidiary guarantors have paid all of the senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, Emmis and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior debt.

     Assuming we had completed the offering of the outstanding notes on November 30, 1998, the notes and the subsidiary guarantees would have been subordinated to $274.9 million of senior debt, and approximately $475.1 million would have been available for borrowing as additional senior debt under our credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture governing the notes.

NOT ALL SUBSIDIARIES ARE GUARANTORS -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARES BANKRUPTCY, LIQUIDATES OR REORGANIZES.

     Most but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Assuming we had completed the offering of the outstanding notes on November 30, 1998, the notes would have been effectively junior to $27.8 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 1.1% of our consolidated revenues in the nine-month period ended November 30, 1998 and held 2.1% of our consolidated assets as of November 30, 1998.

FRAUDULENT CONVEYANCE MATTERS -- FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     -  was insolvent or rendered insolvent by reason of such incurrence; or

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

     - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

     -  it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.


NEW LINE OF BUSINESS -- IF WE CANNOT SUCCESSFULLY INTEGRATE AND OPERATE OUR TELEVISION STATIONS, IT COULD ADVERSELY AFFECT OUR CASH FLOW AND, CONSEQUENTLY, OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES.


     Until recently, we had concentrated our business operations in radio broadcasting and magazine publishing and had not operated television stations. In 1998, we acquired six television stations. Although we have hired a manager with substantial television experience to manage our television stations, we have no established operating history in the television industry, and we must make the operations of these television stations a part of our operations. We cannot be sure that our management can successfully integrate our newly-acquired television stations into our business. If we experience any delays or unexpected costs in that process, it could have an adverse effect on our business, operating results or financial condition.

DEPENDENCE UPON ADVERTISING -- OUR REVENUES ARE SUBSTANTIALLY DEPENDENT UPON THE DEMAND FOR ADVERTISING WHICH FLUCTUATES WITH GENERAL ECONOMIC CONDITIONS THAT WE CANNOT CONTROL.

     We derive substantially all of our revenues from the sale of advertising on our radio and television stations. Because advertisers generally reduce their spending during economic downturns, we could be adversely affected by a future national recession. In addition, because a substantial portion of our revenues are derived from local advertisers, our ability to generate advertising revenues in specific markets could be adversely affected by local or regional economic downturns. This is particularly true in New York, where our three radio stations accounted for approximately 46.9% of our total pro forma broadcast cash flow for the twelve months ended November 30, 1998.


RELIANCE ON PROGRAMMING -- IF WE CANNOT SECURE POPULAR PROGRAMMING FOR OUR TELEVISION STATIONS AT A REASONABLE COST, IT COULD ADVERSELY AFFECT OUR CASH FLOW AND, CONSEQUENTLY, OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES.


     A significant operating expense for our television stations is syndicated programming. If the cost of syndicated programming increases in the future, it may cause us to have lower net income. It is difficult to predict accurately how a program will perform because television stations often must purchase program rights two or three years in advance. In some instances, we may need to replace programs early and write off a portion of their costs, which will increase our operating expenses. In addition, because television stations need to purchase syndicated programming and develop original programming substantially in advance of the date it is first broadcast, the audience ratings and broadcast cash flow of our television stations will probably not improve for some time. If we cannot obtain or develop certain types of programming at an acceptable cost, or at all, any improvements in audience ratings or broadcast cash flow could take even longer or not be as large.


LIMITATIONS ON ACQUISITION STRATEGY -- IF OUR STRATEGY TO GROW THROUGH ACQUISITIONS IS LIMITED BY COMPETITION FOR SUITABLE PROPERTIES OR OTHER FACTORS WE CANNOT CONTROL, IT COULD ADVERSELY AFFECT OUR CASH FLOW AND, CONSEQUENTLY, OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES.


     We intend to selectively pursue acquisitions of television stations, radio stations and publishing properties as our management believes appropriate. In order for us to be successful with this strategy, we must be effective at quickly evaluating markets, obtaining loans to buy stations and publishing properties on satisfactory terms and obtaining the necessary governmental authorizations. We must also do these tasks at reasonable costs. We compete with many other buyers for television and radio stations. Many of those competitors have much more money and other resources than we do. We cannot predict whether we will be successful in buying stations or whether we will be successful with any station we buy. Also, our strategy is to buy underperforming broadcast properties and use our experience to improve their performance. Thus, we will likely benefit over time from any station we buy, rather than immediately, and we may need to pay large initial costs for these improvements.


COMPETITIVE NATURE OF BROADCASTING -- IF OUR STATIONS CANNOT KEEP OR INCREASE THEIR CURRENT AUDIENCE RATINGS OR MARKET SHARE, IT COULD ADVERSELY AFFECT OUR CASH FLOW AND, CONSEQUENTLY, OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES.


     The broadcasting industry is very competitive. The success of each of our stations is dependent upon its audience ratings and share of the overall advertising revenues within its market. Our stations compete for audiences and advertising revenues directly with other radio and television stations, and some of the owners of those competing stations have much more money than we do. Our stations also compete with other media such as cable television, newspapers, magazines, direct mail, compact discs, music videos, the Internet and outdoor advertising. Although we believe that each of our stations can compete effectively in its broadcast area, we cannot be sure that any of our stations can keep or increase its current audience ratings or market share. In addition, other stations may change their format or programming to compete directly with our stations for audience and advertisers, or engage in aggressive promotional campaigns. If this happens, the ratings and advertising revenues of our stations could decrease, the promotion and other expenses of our stations could increase, and our stations would have lower broadcast cash flow.

     New media technologies are also being introduced to compete with the broadcasting industry. Some of these new technologies are as follows:

     - Direct broadcast satellite systems, which provide video and audio programming on a subscription basis to people with a satellite signal receiving dish and decoder equipment. These systems claim to provide high picture and sound quality. They do not usually provide the signals of traditional over-the-air broadcast stations, and thus are generally restricted to providing cable-oriented and premium services.

     - Digital audio broadcasting and satellite digital audio radio service, which provide for the delivery of multiple new, high quality audio programming formats to local and national audiences.

     We cannot predict at this time the effect, if any, that any of these new technologies may have on the radio or television broadcasting industry in general or our stations in particular.

KEY EMPLOYEES -- THE LOSS OF ONE OR MORE KEY EXECUTIVES OR ON-AIR TALENT COULD SERIOUSLY IMPAIR OUR ABILITY TO IMPLEMENT OUR STRATEGY.

     Our business depends upon certain key employees, including Jeffrey H. Smulyan, our Chief Executive Officer and President. We had an employment agreement with Mr. Smulyan which expired in February 1999. We currently are negotiating a new agreement for Mr. Smulyan. We are also in the process of finalizing new employment agreements with certain other key employees. In each of these cases, although we expect to enter into long-term agreements, we cannot predict when or if such agreements will be completed and signed. In addition, we employ several on-air personalities with significant loyal audiences. We generally enter into long-term employment agreements with our key on-air talent, but we cannot be sure that any of these on-air personalities will remain with our company.

CONTROL OF OUR COMPANY -- ONE SHAREHOLDER CONTROLS A SUBSTANTIAL MAJORITY OF THE COMMON STOCK VOTING POWER, AND HIS INTERESTS MAY CONFLICT WITH YOURS.

     Jeffrey H. Smulyan holds shares representing approximately 68% of the outstanding combined voting power of all classes of our common stock. As a result of his voting power, Mr. Smulyan can control the outcome of most matters submitted to a vote of our shareholders, including the election of a majority of the directors. We cannot assure you that Mr. Smulyan's interest will align with those of the holders of notes.


FUTURE CAPITAL COST OF DIGITAL CONVERSION -- IF THE COST OF EQUIPPING OUR TELEVISION STATIONS WITH DIGITAL TELEVISION CAPABILITIES IS TOO GREAT, IT COULD ADVERSELY AFFECT OUR CASH FLOW AND, CONSEQUENTLY, OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES.


     Under current rules of the Federal Communications Commission, our television stations will be required to broadcast a digital signal by May 2002 and then cease analog operations at the end of a digital television transition period. Digital television will provide additional channels to television broadcasters which can be used for multiple standard definition program channels, data transfer and other services as well as digital video programming. However, our costs to convert our television stations to digital television will be significant, and we cannot predict whether or when there will be any consumer demand for digital television services.

UNITED STATES BROADCASTING INDUSTRY SUBJECT TO FEDERAL REGULATION -- OUR NEED TO COMPLY WITH COMPREHENSIVE, COMPLEX AND SOMETIMES UNPREDICTABLE FEDERAL REGULATIONS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON THE NOTES.


     The broadcasting industry in the United States is subject to extensive and changing regulation by the Federal Communications Commission. Among other things, the FCC is responsible for the following:

     -  Assigning frequency bands for broadcasting

     - Determining the particular frequencies, locations and operating power of stations

     -  Issuing, renewing, revoking and modifying station licenses

     - Determining whether to approve changes in ownership or control of station licenses

     -  Regulating equipment used by stations

     - Adopting and implementing regulations and policies that directly affect the ownership, operation and employment practices of stations.

The FCC has the power to impose penalties for violation of its rules or the applicable statutes. In particular, our business will be dependent upon continuing to hold broadcasting licenses from the FCC that are issued for terms of up to eight years. While in the vast majority of cases these licenses are renewed by the FCC, we cannot be sure that any of our United States stations' licenses will be renewed at their expiration date. If our licenses are renewed, we cannot be sure that the FCC will not impose conditions or qualifications that could cause problems in our business.

     Although a recent amendment to the law loosened or eliminated many restrictions on ownership of radio and television stations in the United States, we are still restricted from owning more than a certain number of stations in any United States market. This restriction, as well as rules which could "attribute" ownership of broadcast properties by other persons to us because those persons are associated with us, may limit our ability to purchase stations we would otherwise wish to buy.

     The law also limits the ability of non-U.S. persons to own our voting capital stock and to participate in our affairs. Our articles of incorporation contain provisions which place restrictions on the ownership, voting and transfer of our capital stock in accordance with the law.

INTANGIBLE ASSETS -- WE HAVE A SUBSTANTIAL AMOUNT OF INTANGIBLE ASSETS WHOSE LIQUIDATION VALUE MIGHT NOT BE SUFFICIENT FOR US TO REPAY ALL OUR SENIOR DEBT AND THE NOTES.

     At November 30, 1998, approximately 79% of our total assets consisted of intangible assets, such as broadcast licenses, excess of cost over fair value of net assets of purchased businesses, subscription lists and similar assets, the value of which depends significantly upon the continued operation of our business. As a consequence, in the event of a default or any other event which would result in a liquidation of our assets to pay our indebtedness, we cannot assure you that the proceeds would be sufficient to repay our outstanding indebtedness, including the notes.

INTERNATIONAL BUSINESS RISKS -- OUR CURRENT AND ANY FUTURE INTERNATIONAL OPERATIONS ARE SUBJECT TO CERTAIN RISKS THAT ARE UNIQUE TO OPERATING IN A FOREIGN COUNTRY.

     We currently own a 54% interest in a national radio station in Hungary, and we intend to pursue opportunities to buy broadcasting properties in other foreign countries. The risks of doing business in foreign countries include the following:

     -  Changing regulatory or taxation policies

     -  Currency exchange risks

     -  Changes in diplomatic relations or hostility from local populations

     - The risk that our property could be taken by the government, or that our ability to transfer our property or earnings out of the foreign country will be restricted

     - Potential instability of foreign governments, which might result in losses against which we are not insured.

Although we will try to evaluate the risks before we purchase a station in a foreign country, we cannot be sure whether any of these risks will have an effect on our business in the future.

FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE A CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE GOVERNING THE NOTES.

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all notes then outstanding. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture governing the notes.

NO PRIOR MARKET FOR THE NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     The outstanding notes were not registered under the Securities Act or under the securities laws of any state and may not be resold unless they are subsequently registered or an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     -  the liquidity of any such market that may develop;

     -  the ability of registered note holders to sell their notes; or

     - the price at which the registered note holders would be able to sell their notes. If such a market were to exist, the registered notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and the financial performance of Emmis.

     The notes are designated for trading among qualified institutional buyers in The Portal(SM) Market. We understand that Credit Suisse First Boston Corporation, Lehman Brothers Inc. and

CIBC Oppenheimer Corp. presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that such trading market will be liquid.

     Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the existing restrictions upon transfer, and, upon consummation of the exchange offer, certain registration rights with respect to the outstanding notes will terminate. In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected.

     WE ARE NOT OBLIGATED TO NOTIFY YOU OF UNTIMELY OR DEFECTIVE TENDERS OF OUTSTANDING NOTES.

     We will issue registered notes pursuant to this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.


SOME OF OUR FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS MAY NOT TURN OUT TO BE CORRECT.



     Some of the statements contained in this prospectus are forward-looking. All statements regarding our expected financial position, business and financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue." Although we believe that our expectations in such forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Actual results could be materially different from and worse than our expectations for various reasons, including those discussed in this section.

                                USE OF PROCEEDS

     Emmis will not receive any cash proceeds from the issuance of the registered notes in exchange for the outstanding notes. In consideration for issuing the registered notes, Emmis will receive outstanding notes in like original principal amount at maturity. Outstanding notes received in the exchange offer will be cancelled.


     The net proceeds to Emmis from the original issuance of the outstanding notes, after deducting discount and estimated expenses, were approximately $291.3 million. We used approximately $26.1 million of the net proceeds to retire our $25 million promissory note, including accrued interest, representing a portion of the purchase price of the four television stations we acquired in the SF acquisition, and used the remainder of the net proceeds to reduce the outstanding balance on our credit facility. For more information regarding the SF note and our credit facility, see "Description of Certain Indebtedness."



     As of February 12, 1999, we had aggregate amounts outstanding under our credit facility of $552.0 million prior to application of net proceeds from the sale of the outstanding notes. All amounts outstanding under our credit facility bear interest at a rate that fluctuates with an applicable margin based on our leverage ratio plus a bank base rate or a Eurodollar base rate as applicable. At February 12, 1999, the weighted average interest rate on our credit facility was approximately 7.3%. Outstanding indebtedness under our credit facility has been incurred primarily to pay for acquisitions. The SF note accrued interest at 8.0% per annum and was scheduled to mature in July 1999.


     Our credit facility, as amended and restated as of July 16, 1998, provided availability of $750 million in loans, which could be increased to $1.0 billion with the consent of the lenders. Concurrently with the offering of the outstanding notes, our lenders amended the credit facility to permit Emmis to complete the offering and use the proceeds of the offering as described above. As so amended, the credit facility provides for the following:

     - A $400 million senior secured revolving credit facility with a final maturity date of August 31, 2006;

     - A $250 million senior secured amortizing term loan with a final maturity date of February 28, 2007; and

     - A $100 million senior secured acquisition revolving credit/term loan facility with a final maturity date of August 31, 2006, which will terminate if not utilized prior to July 1999.

See "Description of Certain Indebtedness -- Amendment to Credit Facility."

                                 CAPITALIZATION

     The following table sets forth the capitalization of Emmis as of November 30, 1998 and as adjusted to reflect the application of the net proceeds from the offering of the outstanding notes in the manner described in "Use of Proceeds" and the amendment of our credit facility, as described in "Description of Certain Indebtedness -- Amendment to Credit Facility." Read the following information in conjunction with our consolidated financial statements and related notes, which are incorporated by reference in this prospectus.


                                                              AS OF NOVEMBER 30, 1998
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                                  (IN THOUSANDS)
Long-term debt, including current maturities:
  Credit facility.........................................    $539,000     $274,946
  SF note.................................................      25,000           --
  Capital leases..........................................         206          206
  Hungarian radio debt(1).................................      16,806       16,806
  8 1/8% Senior Subordinated Notes due 2009...............          --      300,000
                                                              --------     --------
     Total long-term debt.................................     581,012      591,958
Total shareholders' equity................................     238,655      238,655
                                                              --------     --------
        Total capitalization..............................    $819,667     $830,613
                                                              ========     ========


------------------------------

(1) Hungarian radio debt represents obligations of our 54% owned Hungarian subsidiary which are consolidated in our financial statements due to our majority ownership interest. However, Emmis is not a guarantor of or required to fund these obligations. See "Description of Certain Indebtedness -- Hungarian Radio Debt."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


     The selected consolidated financial and other data have been derived, except as otherwise noted, from the consolidated financial statements of Emmis for the years ended February (29) 28, 1994, 1995, 1996, 1997 and 1998 which have been audited by Arthur Andersen LLP and from the unaudited condensed consolidated financial statements of Emmis for the nine months ended November 30, 1997 and 1998. The selected consolidated financial and other data presented below should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements for the years ended February
(29) 28, 1996, 1997, and 1998 and to our unaudited condensed consolidated financial statements for the nine months ended November 30, 1997 and 1998 and related notes, both of which are incorporated by reference in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus.



                                                                                                  NINE MONTHS ENDED
                                                YEAR ENDED FEBRUARY (29) 28,                        NOVEMBER 30,
                                 -----------------------------------------------------------   -----------------------
                                  1994        1995         1996         1997         1998         1997         1998
                                 -------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS)               (UNAUDITED)
OPERATING DATA:
 Net revenues..................  $55,664   $   74,604   $  109,244   $  113,720   $  140,583   $  108,147   $  174,132
 Operating expenses............   34,064       45,990       62,466       62,433       81,170       59,143      102,521
 International business
   development expenses........       --          313        1,264        1,164          999          932          974
 Corporate expenses............    2,766        3,700        4,419        5,929        6,846        5,338        6,379
 Depreciation and
   amortization................    2,812        3,827        5,677        5,481        7,536        5,407       18,595
 Noncash compensation..........    1,724          600        3,667        3,465        1,482        3,532        2,378
 Time brokerage fee............       --           --           --           --        5,667        3,542        2,220
                                 -------   ----------   ----------   ----------   ----------   ----------   ----------
 Operating income..............   14,298       20,174       31,751       35,248       36,883       30,253       41,065
 Interest expense(1)...........  (13,588)      (7,849)     (13,540)      (9,633)     (13,772)     (10,356)     (24,942)
 Minority interest.............       --           --           --           --           --           --        1,875
 Loss on donation of radio
   station.....................       --           --           --           --       (4,833)          --           --
 Other income (expense), net...     (367)        (170)        (303)         325            6          322        2,313
                                 -------   ----------   ----------   ----------   ----------   ----------   ----------
 Income before income taxes and
   extraordinary item..........      343       12,155       17,908       25,940       18,284       20,219       20,311
 Provision for income taxes....    1,300        4,528        7,600       10,500        7,200        8,100       11,350
                                 -------   ----------   ----------   ----------   ----------   ----------   ----------
 Income (loss) before
   extraordinary item..........     (957)       7,627       10,308       15,440       11,084       12,119        8,961
                                 -------   ----------   ----------   ----------   ----------   ----------   ----------
 Net income (loss).............  $(4,365)  $    7,627   $   10,308   $   15,440   $   11,084   $   12,119   $    7,364
 Net income (loss) available to
   common shareholders.........   (5,853)       7,627       10,308       15,440       11,084       12,119        7,364
 Basic net income (loss) per
   share.......................     (.83)  $      .72   $      .96   $     1.41   $     1.02   $     1.10   $      .52
 Diluted net income (loss) per
   share.......................  $  (.83)  $      .70   $      .93   $     1.37   $      .98   $     1.06   $      .51
 Weighted average common shares
   outstanding:
   Basic.......................  7,080,172 10,557,328   10,690,677   10,942,996   10,903,333   11,034,856   14,046,628
   Diluted.....................  7,080,172 10,831,695   11,083,504   11,291,225   11,361,881   11,450,283   14,447,764


                                                   (footnotes on following page)

                                      AS OF FEBRUARY (29) 28,                                     AS OF
                        ----------------------------------------------------                   NOVEMBER 30,
                          1994       1995       1996       1997       1998                         1998
                        --------   --------   --------   --------   --------                   ------------
                                                      (DOLLARS IN THOUSANDS)
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash
  equivalents.........  $  1,607   $  3,205   $  1,218   $  1,191   $  5,785                    $    5,320
Working capital.......     6,210     10,088     14,761     15,463     23,083                       (20,337)
Net intangible
  assets(2)...........    30,751    139,729    135,830    131,743    234,558                       801,351
Total assets..........    57,849    183,441    176,566    189,716    333,388                     1,009,838
Total debt............    92,345    152,322    124,257    115,172    231,422                       580,962
Redeemable preferred
  stock...............    11,250         --         --         --         --                            --
Shareholders' equity
  (deficit)...........   (54,229)    (2,661)    13,884     34,422     43,910                       238,655



                                                                                                  NINE MONTHS ENDED
                                                YEAR ENDED FEBRUARY (29) 28,                        NOVEMBER 30,
                                 -----------------------------------------------------------   -----------------------
                                  1994        1995         1996         1997         1998         1997         1998
                                 -------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
                                                                                                     (UNAUDITED)
OTHER DATA:
Broadcast/publishing cash
  flow(3)......................  $21,600   $   28,614   $   46,778   $   51,287   $   59,413   $   49,004   $   71,611
Broadcast/publishing cash flow
  margin(4)....................     38.8%        38.4%        42.8%        45.1%        42.3%        45.3%        41.1%
Adjusted EBITDA(5).............  $18,834   $   24,601   $   41,095   $   44,194   $   51,568   $   42,734   $   64,258
Cash flows from:
 Operating activities..........   (4,177)      15,480       23,221       21,362       22,487       13,534       30,365
 Investing activities..........   10,368     (102,682)         222      (13,919)    (116,693)     (61,480)    (530,264)
 Financing activities..........   (7,726)      88,800      (25,430)      (7,470)      98,800       59,048      500,087
Capital expenditures(6)........      659        1,081        1,396        7,559       16,991        6,492       26,224
Ratio of earnings to fixed
  charges(7)...................      1.0x         2.4x         2.4x         3.4x         2.2          2.8x         1.7


------------------------------
(1) Includes debt issuance cost and interest rate cap amortization of $3,263, $660, $1,742, $1,071 and $2,183 for the years ended February (29) 28, 1994 through 1998, respectively, and $1,920 and $910 for the periods ended November 30, 1997 and 1998, respectively.


(2) Net intangible assets consist primarily of FCC licenses and excess of cost over fair value of net assets of purchased businesses, net of accumulated amortization.



(3) The Company evaluates performance of its operating entities based on broadcast cash flow (BCF) and publishing cash flow (PCF). Management believes that BCF and PCF are useful because they provide a meaningful comparison of operating performance between companies in the industry and serve as an indicator of the market value of a group of stations or publishing entities. BCF and PCF are generally recognized by the broadcast and publishing industries as a measure of performance and are used by analysts who report on the performance of broadcasting and publishing groups. BCF and PCF do not take into account Emmis' debt service requirements and other commitments and, accordingly, BCF and PCF are not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses. BCF and PCF are not measures of liquidity or of performance in accordance with generally accepted accounting principles, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of generally accepted accounting principles. Moreover, BCF and PCF are not standardized measures and may be calculated in a number of ways. Emmis defines BCF and PCF as revenues net of agency commissions and operating expenses. The primary source of broadcast advertising revenues is the sale of advertising time to local and national advertisers. Publishing entities derive revenue from subscriptions and sale of print advertising inventory. The most significant broadcast operating expenses are employee salaries and commissions, costs associated with programming, advertising and promotion, and station general and administrative costs. Significant publishing operating expenses are employee salaries and commissions, costs associated with producing the magazine, and general and administrative costs.



(4) Broadcast cash flow margin is defined as broadcast/publishing cash flow divided by net revenues.



(5) Adjusted EBITDA is defined as broadcast/publishing cash flow less corporate and international business development expenses.


(6) Capital expenditures for the year ended February 28, 1998 and nine months ended November 30, 1997 and 1998 include progress payments totaling $11,775, $4,342 and $19,385, respectively, in connection with the construction of our new Indianapolis office and studio facility.


(7) Earnings are calculated by adding fixed charges, excluding capitalized interest, to pre-tax income excluding minority interest in loss of consolidated subsidiary. Fixed charges include interest, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issuance costs.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated financial data reflect the unaudited pro forma condensed consolidated results of operations data of Emmis for the year ended February 28, 1998, the nine months ended November 30, 1998 and the twelve months ended November 30, 1998. The unaudited pro forma condensed consolidated statement of operations data for the year ended February 28, 1998 reflect adjustments to our condensed consolidated historical operating data to give effect to:


     - the acquisition of five radio stations and Texas Monthly and disposition of a radio station, all of which occurred during the year ended February 28, 1998,



     -  the WQCD acquisition,



     -  the 1998 equity offering and the Credit Facility restatement,



     -  the SF acquisition,



     -  the Wabash Valley acquisition, and



     -  the offering of the outstanding notes and the Credit Facility amendment,


as if such transactions had occurred at the beginning of the year presented.

     The unaudited pro forma condensed consolidated statement of operations data for the nine months ended November 30, 1998 reflect adjustments to our condensed consolidated historical operating data to give effect to:


     -  the WQCD acquisition,



     -  the 1998 equity offering and the Credit Facility restatement,



     -  the SF acquisition,



     -  the Wabash Valley acquisition, and



     -  the offering of the outstanding notes and the Credit Facility amendment,


as if such transactions had occurred at the beginning of the period presented.

     The unaudited pro forma condensed consolidated statement of operations data for the twelve months ended November 30, 1998 reflect adjustments to our condensed consolidated historical operating data to give effect to:

     -  the acquisition of Texas Monthly,


     -  the WQCD acquisition,



     -  the 1998 equity offering and the Credit Facility restatement,



     -  the SF acquisition,



     -  the Wabash Valley acquisition, and



     -  the offering of the outstanding notes and the Credit Facility amendment,


as if such transactions had occurred at the beginning of the period presented.

     Except as otherwise noted, the unaudited pro forma condensed consolidated financial data are based on historical consolidated financial statements of Emmis and the entities from which assets were acquired in connection with certain of the transactions referred to above, and should be read in conjunction with our consolidated financial statements for the year ended February 28, 1998, our unaudited condensed consolidated financial statements for the nine months ended November 30, 1998, the financial statements for Tribune New York Radio, Inc. (WQCD-FM) for the year ended December 28, 1997, and the combined financial statements of SF Broadcasting of Wisconsin, Inc. and SF Multistations, Inc. and subsidiaries for the year ended December 28, 1997, incorporated in this prospectus by reference. In the opinion of management, all adjustments necessary to fairly present pro forma data have been made.

     The unaudited pro forma data are presented for illustrative purposes only and are not indicative of the operating results or financial position that would have occurred if the transactions referred to above had been consummated on the dates indicated.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1998

                                                                                      EQUITY
                                                                                     OFFERING                    WABASH
                                                       FISCAL 1998       WQCD       AND CREDIT       SF          VALLEY
                                          HISTORICAL   TRANSACTIONS   ACQUISITION    FACILITY    ACQUISITION   ACQUISITION
                                          ----------   ------------   -----------   ----------   -----------   -----------
                                                                           (IN THOUSANDS)
Net revenues............................  $  140,583     $25,540(3)    $  6,773(5)         --     $ 52,934(8)    $17,138(8)
Operating expenses......................      81,170      22,423(3)       3,570(5)         --       38,775(8)     12,951(8)
International business development
 expenses...............................         999          --             --            --           --            --
Corporate expenses......................       6,846          --             --            --        1,940(8)        500(8)
Depreciation and amortization...........       7,536       3,540(4)       5,240(4)         --       11,968(4)      3,372(4)
Noncash compensation....................       1,482          --             --            --           --            --
Time brokerage fee......................       5,667          --         (5,667)(5)        --           --            --
                                          ----------     -------       --------     ---------     --------       -------
Operating income (loss).................      36,883        (423)         3,630            --          251           315
                                          ----------     -------       --------     ---------     --------       -------
Other income (expense):
 Interest expense(1)....................     (13,772)     (3,840)(3)    (10,215)(6)    12,871(7)   (24,506)(9)    (7,095)(11)
 Other income (expense), net............                                                              (234)(10)
                                              (4,827)      4,833(3)          --            --           55(8)         --
                                          ----------     -------       --------     ---------     --------       -------
   Total other income (expense).........     (18,599)        993        (10,215)       12,871      (24,685)       (7,095)
                                          ----------     -------       --------     ---------     --------       -------
Income (loss) before income taxes.......      18,284         570         (6,585)       12,871      (24,434)       (6,780)
Provision (benefit) for income
 taxes(2)...............................       7,200         188         (2,169)        4,239       (8,047)       (2,233)
                                          ----------     -------       --------     ---------     --------       -------
Net income (loss).......................  $   11,084     $   382       $ (4,416)    $   8,632     $(16,387)      $(4,547)
                                          ==========     =======       ========     =========     ========       =======
Basic net income (loss) per share.......  $     1.02
                                          ==========
Diluted net income (loss) per share.....  $      .98
                                          ==========
Weighted average common shares
 outstanding:
 Basic..................................  10,903,333          --             --     4,600,000(13)        --           --
 Diluted................................  11,361,881          --             --     4,600,000(13)        --           --

                                                          NOTES
                                                      OFFERING AND
                                                     CREDIT FACILITY
                                          SUBTOTAL      AMENDMENT      PRO FORMA
                                          --------   ---------------   ----------
                                                      (IN THOUSANDS)
Net revenues............................  $242,968            --       $  242,968
Operating expenses......................   158,889            --          158,889
International business development
 expenses...............................       999            --              999
Corporate expenses......................     9,286            --            9,286
Depreciation and amortization...........    31,656            --           31,656
Noncash compensation....................     1,482            --            1,482
Time brokerage fee......................        --            --               --
                                          --------       -------       ----------
Operating income (loss).................    40,656            --           40,656
                                          --------       -------       ----------
Other income (expense):
 Interest expense(1)....................   (46,557)       (2,362)(12)     (48,919)
 Other income (expense), net............      (234)           --             (234)
                                                61            --               61
                                          --------       -------       ----------
   Total other income (expense).........   (46,730)       (2,362)         (49,092)
                                          --------       -------       ----------
Income (loss) before income taxes.......    (6,074)       (2,362)          (8,436)
Provision (benefit) for income
 taxes(2)...............................      (822)         (778)          (1,600)
                                          --------       -------       ----------
Net income (loss).......................  $ (5,252)      $(1,584)      $   (6,836)
                                          ========       =======       ==========
Basic net income (loss) per share.......                               $     (.44)
                                                                       ==========
Diluted net income (loss) per share.....                               $     (.44)
                                                                       ==========
Weighted average common shares
 outstanding:
 Basic..................................        --            --       15,503,333
 Diluted................................        --            --       15,503,333(14)


------------------------------


(1) Reflects pro forma interest expense for the twelve months ended February 28, 1998 resulting from borrowings under our credit facility, assuming the fiscal 1998 transactions, WQCD acquisition, the 1998 equity offering and the Credit Facility restatement, the SF acquisition and the Wabash Valley acquisition had occurred as of March 1, 1997 and assuming a weighted average interest rate of 7.981%.


(2)  Calculated using a statutory tax rate of 38% of taxable income.


(3) Includes the fiscal 1998 transactions, assuming the transactions had occurred as of March 1, 1997.


(4) Reflects pro forma depreciation of property and equipment and amortization of intangibles and television program rights resulting from the allocation of the purchase price of the acquisitions from March 1, 1997 through the respective date of each acquisition.

(5) Reflects the historical results of WQCD-FM in New York City for the period from March 1, 1997 to June 30, 1997. Actual operating results for the period from July 1, 1997 to February 28, 1998 are reflected in historical operations because Emmis began operating the station on July 1, 1997 under a time brokerage agreement. The time brokerage fees have been eliminated for pro forma purposes.

(6) Reflects pro forma interest expense on the cash purchase price of the radio station of $141,000 less $13,000 for adjustments relating to taxes. The net purchase price was funded by borrowings under our credit facility.


(7) Reflects the net effect of (i) the elimination of interest expense and amortization of debt issuance costs and interest rate caps resulting from repayment of the outstanding balance under the prior credit facility by application of $173,900 of the net proceeds of the 1998 equity offering and the Credit Facility restatement, and (ii) interest expense under our credit facility and the amortization of debt issuance costs and interest rate caps related to the Credit Facility restatement.


(8) Represents the historical operating results of the acquired stations for the year ended December 28, 1997, exclusive of depreciation and amortization, and amortization of television program rights.


(9) Reflects pro forma interest expense on the borrowings, totaling $307,000, associated with the purchase of the stations. The borrowings consist of the SF note accruing interest at 8.0% and $282,000 in borrowings under our credit facility.


(10) Reflects reduced interest income due to cash paid for acquisition related costs.

(11) Reflects pro forma interest expense on the adjusted cash purchase price of the stations of $88,905. The purchase price was funded by $9,000 held in escrow and $79,905 in borrowings under our credit facility.


(12) Represents an adjustment to interest expense to reflect (i) the repayment of the SF note and accrued interest of $26,083, (ii) the repayment of borrowings under our credit facility of $264,054, (iii) the interest on the notes at a rate of 8.125% and (iv) the amortization of debt issuance costs relating to the offering of the outstanding notes and the Credit Facility amendment.



(13) Reflects issuance of 4.6 million shares of Class A Common Stock at $42.00 per share resulting from the 1998 equity offering.


(14) Due to net loss, weighted average common shares outstanding for diluted net income (loss) per share is the same as weighted average common shares outstanding for basic net income (loss) per share.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED NOVEMBER 30, 1998

                                                         EQUITY                                                     NOTES
                                                        OFFERING                      WABASH                     OFFERING AND
                                           WQCD        AND CREDIT        SF           VALLEY                   CREDIT FACILITY
                           HISTORICAL   ACQUISITION     FACILITY     ACQUISITION    ACQUISITION     SUBTOTAL      AMENDMENT
                           ----------   -----------    ----------    -----------    -----------     --------   ----------------
                                                                      (IN THOUSANDS)
Net revenues.............  $  174,132     $    --      $      --       $19,896(8)     $11,391(11)   $205,419            --
Operating expenses.......     102,521          --             --        14,945(8)       8,146(11)    125,612            --
International business
  development expenses...         974          --             --            --             --            974            --
Corporate expenses.......       6,379          --             --           817(8)         292(11)      7,488            --
Depreciation and
  amortization...........      18,595       1,310(3)          --         4,489(3)       1,967(3)      26,361            --
Noncash compensation.....       2,378          --             --            --             --          2,378            --
Time brokerage fee.......       2,220      (2,220)(4)         --            --             --             --            --
                           ----------     -------      ---------       -------        -------       --------       -------
Operating income
  (loss).................      41,065         910             --          (355)           986         42,606            --
                           ----------     -------      ---------       -------        -------       --------       -------
Other income (expense):
  Interest expense(1)....     (24,942)     (2,554)(5)      5,256(6)     (9,189)(9)     (4,137)(12)   (35,566)       (1,771)(13)
  Other income (expense),
    net..................       4,188          --             --          (175)(10)        --          4,013            --
                           ----------     -------      ---------       -------        -------       --------       -------
    Total other income
      (expense)..........     (20,754)     (2,554)         5,256        (9,364)        (4,137)       (31,553)       (1,771)
                           ----------     -------      ---------       -------        -------       --------       -------
Income (loss) before
  income taxes...........      20,311      (1,644)         5,256        (9,719)        (3,151)        11,053        (1,771)
Provision (benefit) for
  income taxes(2)........      11,350        (827)         2,645        (4,891)        (1,586)         6,691          (891)
                           ----------     -------      ---------       -------        -------       --------       -------
Net income (loss) before
  extraordinary item.....       8,961        (817)         2,611        (4,828)        (1,565)         4,362          (880)
Extraordinary item, net
  of tax.................       1,597          --         (1,597)(7)        --             --             --            --
                           ----------     -------      ---------       -------        -------       --------       -------
Net income (loss)........       7,364     $  (817)     $   4,208       $(4,828)       $(1,565)      $  4,362       $  (880)
                           ==========     =======      =========       =======        =======       ========       =======
Basic net income (loss)
  per share..............  $      .52
                           ==========
Diluted net income (loss)
  per share..............  $      .51
                           ==========
Weighted average common
  shares outstanding:
  Basic..................  14,046,628          --      1,589,091(14)        --             --             --            --
  Diluted................  14,447,764          --      1,589,091(14)        --             --             --            --


                           PRO FORMA
                           ----------
Net revenues.............  $  205,419
Operating expenses.......     125,612
International business
  development expenses...         974
Corporate expenses.......       7,488
Depreciation and
  amortization...........      26,361
Noncash compensation.....       2,378
Time brokerage fee.......          --
                           ----------
Operating income
  (loss).................      42,606
                           ----------
Other income (expense):
  Interest expense(1)....     (37,337)
  Other income (expense),
    net..................       4,013
                           ----------
    Total other income
      (expense)..........     (33,324)
                           ----------
Income (loss) before
  income taxes...........       9,282
Provision (benefit) for
  income taxes(2)........       5,800
                           ----------
Net income (loss) before
  extraordinary item.....       3,482
Extraordinary item, net
  of tax.................          --
                           ----------
Net income (loss)........       3,482
                           ==========
Basic net income (loss)
  per share..............  $      .22
                           ==========
Diluted net income (loss)
  per share..............  $      .22
                           ==========
Weighted average common
  shares outstanding:
  Basic..................  15,635,719
  Diluted................  16,036,855


------------------------------

(1) Reflects pro forma interest expense for the nine months ended November 30, 1998 resulting from borrowings under our credit facility, assuming the WQCD acquisition, the 1998 equity offering and the Credit Facility restatement, the SF acquisition and the Wabash Valley acquisition had occurred as of March 1, 1998 and assuming a weighted average interest rate of 7.981%.


(2)  Calculated using a statutory tax rate of 37% of taxable income.

(3) Reflects pro forma depreciation of property and equipment and amortization of intangibles and television program rights resulting from the allocation of the purchase price of the acquisitions from March 1, 1998 through the respective date of each acquisition.

(4) Actual operating results for the period from March 1, 1998 to November 30, 1998 for WQCD-FM in New York City are reflected in historical operations because Emmis began operating the station on July 1, 1997 under a time brokerage agreement. The time brokerage fees have been eliminated for pro forma purposes.

(5) Reflects pro forma interest expense on the cash purchase price of the radio station of $141,000 less $13,000 for adjustments relating to taxes. The net purchase price was funded by borrowings under our credit facility.


(6) Reflects the net effect of (i) the elimination of interest expense and amortization of debt issuance costs and interest rate caps resulting from repayment of the outstanding balance under the prior credit facility by application of $173,900 of the net proceeds of the equity offering and by borrowings under our credit facility, and (ii) interest expense under our credit facility and the amortization of debt issuance costs and interest rate caps related to the Credit Facility restatement.



(7) Represents the elimination of the write-off of deferred debt issuance costs, net of tax resulting from the Credit Facility restatement, which were recorded as an extraordinary item in the historical statement of operations for the nine months ended November 30, 1998.


(8) Represents the historical operating results of the acquired stations for the period from March 1, 1998 to July 14, 1998, exclusive of depreciation and amortization and amortization of program rights.


(9) Reflects pro forma interest expense on the borrowings, totaling $307,000, associated with the purchase of the stations. The borrowings consist of the SF note accruing interest at 8.0% and $282,000 in borrowings under our credit facility.


(10) Reflects reduced interest income due to cash paid for acquisition related costs.


(11) Represents the historical operating results of the stations acquired in the Wabash Valley acquisition for the period from March 1, 1998 to September 30, 1998, exclusive of depreciation and amortization and amortization of program rights.


(12) Reflects pro forma interest expense on the adjusted cash purchase price of the stations of $88,905. The purchase price was funded by $9,000 held in escrow and $79,905 in borrowings under our credit facility.


(13) Represents an adjustment to interest expense to reflect (i) the repayment of the SF note and accrued interest of $26,083, (ii) the repayment of borrowings under our credit facility of $264,054, (iii) the interest on the notes at a rate of 8.125% and (iv) the amortization of debt issuance costs relating to the offering of the outstanding notes and the Credit Facility amendment.



(14) Represents shares not included in historical related to the issuance of 4.6 million shares of Class A Common Stock at $42.00 per share resulting from the 1998 equity offering.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED NOVEMBER 30, 1998

                                                                   EQUITY
                                       TEXAS                      OFFERING                      WABASH
                                      MONTHLY        WQCD        AND CREDIT        SF           VALLEY
                       HISTORICAL   ACQUISITION   ACQUISITION     FACILITY     ACQUISITION    ACQUISITION     SUBTOTAL
                       ----------   -----------   -----------    ----------    -----------    -----------     --------
                                                               (IN THOUSANDS)
Net revenues.........  $  206,567     $4,454(3)     $    --             --       $31,742(9)     $15,359(12)   $258,122
Operating expenses...     124,548      3,969(3)          --             --        24,238(9)      11,332(12)    164,087
International
 business development
 expenses............       1,041         --             --             --            --             --          1,041
Corporate expenses...       7,887         --             --             --         1,459(9)         417(12)      9,763
Depreciation and
 amortization........      20,724        586(4)       2,620(4)          --         7,480(4)       2,810(4)      34,220
Noncash
 compensation........         328         --             --             --            --             --            328
Time brokerage fee...       4,345         --         (4,345)(5)         --            --             --             --
                       ----------     ------        -------      ---------       -------        -------       --------
Operating income
 (loss)..............      47,694       (101)         1,725             --        (1,435)           800         48,683
                       ----------     ------        -------      ---------       -------        -------       --------
Other income
 (expense):
 Interest
   expense(1)........     (28,358)      (498)        (5,106)(6)      8,099(7)    (15,315)(10)    (5,910)(13)   (47,088)
Other income
 (expense), net......        (961)        --             --             --          (234)(11)        --         (1,195)
                       ----------     ------        -------      ---------       -------        -------       --------
   Total other income
     (expense).......     (29,319)      (498)        (5,106)         8,099       (15,549)        (5,910)       (48,283)
                       ----------     ------        -------      ---------       -------        -------       --------
Income (loss) before
 income taxes........      18,375       (599)        (3,381)         8,099       (16,984)        (5,110)           400
Provision (benefit)
 for income
 taxes(2)............      10,450       (281)        (1,588)         3,803        (7,975)        (2,400)         2,009
                       ----------     ------        -------      ---------       -------        -------       --------
Net income (loss)
 before extraordinary
 items...............       7,925       (318)        (1,793)         4,296        (9,009)        (2,710)        (1,609)
Extraordinary
 items...............       1,597         --             --         (1,597)(8)        --             --             --
                       ----------     ------        -------      ---------       -------        -------       --------
Net income (loss)....  $    6,328     $ (318)       $(1,793)     $   5,893       $(9,009)       $(2,710)      $ (1,609)
                       ==========     ======        =======      =========       =======        =======       ========
Basic net income
 (loss) per share....  $      .45
                       ==========
Diluted net income
 (loss) per share....  $      .44
                       ==========
Weighted average
 common shares
 outstanding:
 Basic...............  14,046,628         --             --      1,589,091(15)        --             --             --
 Diluted.............  14,447,764         --             --      1,589,091(15)        --             --             --

                            NOTES
                        OFFERING AND
                       CREDIT FACILITY
                          AMENDMENT       PRO FORMA
                       ---------------    ----------
Net revenues.........           --        $  258,122
Operating expenses...           --           164,087
International
 business development
 expenses............           --             1,041
Corporate expenses...           --             9,763
Depreciation and
 amortization........           --            34,220
Noncash
 compensation........           --               328
Time brokerage fee...           --                --
                           -------        ----------
Operating income
 (loss)..............           --            48,683
                           -------        ----------
Other income
 (expense):
 Interest
   expense(1)........       (2,362)(14)      (49,450)
Other income
 (expense), net......           --            (1,195)
                           -------        ----------
   Total other income
     (expense).......       (2,362)          (50,645)
                           -------        ----------
Income (loss) before
 income taxes........       (2,362)           (1,962)
Provision (benefit)
 for income
 taxes(2)............       (1,109)              900
                           -------        ----------
Net income (loss)
 before extraordinary
 items...............       (1,253)           (2,862)
Extraordinary
 items...............           --                --
                           -------        ----------
Net income (loss)....      $(1,253)       $   (2,862)
                           =======        ==========
Basic net income
 (loss) per share....                     $     (.18)
                                          ==========
Diluted net income
 (loss) per share....                     $     (.18)
                                          ==========
Weighted average
 common shares
 outstanding:
 Basic...............           --        15,635,719
 Diluted.............           --        15,635,719(16)


------------------------------


(1) Reflects pro forma interest expense for the twelve months ended November 30, 1998 resulting from borrowings under our credit facility, assuming the Texas Monthly acquisition, the WQCD acquisition, the 1998 equity offering and the Credit Facility restatement, the SF acquisition and the Wabash Valley acquisition had occurred as of December 1, 1997 and assuming a weighted average interest rate of 7.981%.


(2)  Calculated using a statutory tax rate of 37% of taxable income.

(3) Represents the historical operating results of Texas Monthly for the period from December 1, 1997 to January 31, 1998, exclusive of depreciation and amortization.

(4) Reflects pro forma depreciation of property and equipment and amortization of intangibles and television program rights resulting from the allocation of the purchase price of the acquisitions from December 1, 1997 through the respective date of each acquisition.

(5) Actual operating results for the period from December 1, 1997 to November 30, 1998 for WQCD-FM in New York City are reflected in historical operations because Emmis began operating the station on July 1, 1997 under a time brokerage agreement. The time brokerage fees have been eliminated for pro forma purposes.

(6) Reflects pro forma interest expense on the cash purchase price of the radio station of $141,000 less $13,000 for adjustments relating to taxes. The net purchase price was funded by borrowings under our credit facility.


(7) Reflects the net effect of (i) the elimination of interest expense and amortization of debt issuance costs and interest rate caps resulting from repayment of the outstanding balance under the prior credit facility by application of $173,900 of the net proceeds of the 1998 equity offering and by the Credit Facility restatement, and (ii) interest expense under our credit facility and the amortization of debt issuance costs and interest rate caps related to the Credit Facility restatement.



(8) Represents the elimination of the write-off of deferred debt issuance costs, net of tax resulting from the Credit Facility restatement, which were recorded as an extraordinary item in the historical statement of operations for the twelve months ended November 30, 1998.


(9) Represents the historical operating results of the acquired stations for the period from December 1, 1997 to July 14, 1998, exclusive of depreciation and amortization and amortization of program rights.


(10) Reflects pro forma interest expense on the borrowings, totaling $307,000, associated with the purchase of the stations. The borrowings consist of the SF note accruing interest at 8.0% and $282,000 in borrowings under our credit facility.


(11) Reflects reduced interest income due to cash paid for acquisition related costs.


(12) Represents the historical operating results of the stations acquired in the Wabash Valley acquisition for the period from December 1, 1997 to September 30, 1998, exclusive of depreciation and amortization and amortization of program rights.


(13) Reflects pro forma interest expense on the adjusted cash purchase price of the stations of $88,905. The purchase price was funded by $9,000 held in escrow and $79,905 in borrowings under our credit facility.


(14) Represents an adjustment to interest expense to reflect (i) the repayment of the SF note and accrued interest of $26,083, (ii) the repayment of borrowings under our credit facility of $264,054, (iii) the interest on the notes at a rate of 8.125% and (iv) the amortization of debt issuance costs relating to the offering of the outstanding notes and the Credit Facility amendment.



(15) Represents shares not included in historical related to the issuance of 4.6 million shares of Class A Common Stock at $42.00 per share resulting from the 1998 equity offering.


(16) Due to net loss, weighted average common shares outstanding for diluted net income (loss) per share is the same as weighted average common shares outstanding for basic net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our selected historical and pro forma financial statements and the related notes presented elsewhere in this offering memorandum, as well as our historical financial statements and the financial statements of acquired businesses which are incorporated by reference in this offering memorandum.

GENERAL

     We own and operate sixteen radio stations, six television stations and four magazine publishing operations. Our radio stations consist of thirteen FM and three AM stations serving New York City, Los Angeles, Chicago, St. Louis, Indianapolis and Terre Haute, Indiana. Our television stations consist of five Fox affiliated stations serving New Orleans, Louisiana, Mobile, Alabama, Green Bay, Wisconsin, Honolulu, Hawaii and Fort Myers, Florida and one CBS affiliated station serving Terre Haute, Indiana. Our publishing operations consist primarily of four city or regional monthly magazines including Indianapolis Monthly, Atlanta, Cincinnati and Texas Monthly.

     The principal source of our broadcasting revenues is the sale of broadcasting time on our radio and television stations for advertising. The sale of advertising time is primarily affected by the demand for advertising time by local and national advertisers and the advertising rates charged by our radio and television stations. We derive a small portion of our broadcasting revenues from fees paid by the networks and program syndicators for the broadcast of programming. Our broadcast revenues are generally highest in our second and third fiscal quarters.

     Radio station advertising rates are based in part on a station's ability to attract audiences in the demographic groups which advertisers wish to reach and the number of stations competing in the market area, as well as local, regional and national economic conditions. A station's audience is reflected in rating service surveys of the size of the audience tuned to the station and the time spent listening or viewing.

     Television station advertising is sold for placement in proximity to specific local or network programming and is priced primarily on the basis of a program's popularity with the audience advertisers wish to reach, as measured principally by quarterly audience surveys. In addition, advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market areas served, and local, regional and national economic conditions.

     In the broadcasting industry, stations often utilize trade (or barter) agreements to exchange advertising time for goods or services (such as other media advertising, travel or lodging), in lieu of cash. In order to preserve most of our on-air inventory for cash advertising, we generally enter into trade agreements only if the goods or services bartered to us will be used in our business. We have minimized our use of trade agreements and in fiscal 1996, 1997 and 1998 sold approximately 95% of our advertising time for cash.

     The principal source of our publishing revenues is the sale of local, regional and national advertising pages in our magazines. Advertising sales and the rates that we charge are determined in part by a publication's ability to attract audiences in the geographic and demographic groups which advertisers wish to reach and the number of magazines competing in the market area, as well as local, regional and national economic conditions. Our publications also derive revenues from the sale of subscriptions to our magazines and the sales of our magazines at retail locations such as newsstands, bookstores and shops.

     The primary operating expenses involved in owning and operating radio stations are employee salaries and commissions, programming, advertising and promotion. The primary operating expenses involved in owning and operating television stations are syndicated program rights fees, employee salaries and commissions, news gathering, programming, advertising and promotion. The principal operating expenses involved in owning and operating magazines are printing, employee salaries and commissions, advertising and promotion. Our net earnings are also impacted by depreciation, amortization and interest expenses associated with our acquisition of broadcasting and publishing operations.


     The Company evaluates performance of its operating entities based on broadcast cash flow (BCF) and publishing cash flow (PCF). Management believes that BCF and PCF are useful because they provide a meaningful comparison of operating performance between companies in the industry and serve as an indicator of the market value of a group of stations or publishing entities. BCF and PCF are generally recognized by the broadcast and publishing industries as a measure of performance and are used by analysts who report on the performance of broadcasting and publishing groups. BCF and PCF do not take into account Emmis' debt service requirements and other commitments and, accordingly, BCF and PCF are not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses. BCF and PCF are not measures of liquidity or of performance in accordance with generally accepted accounting principles, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of generally accepted accounting principles. Moreover, BCF and PCF are not standardized measures and may be calculated in a number of ways. Emmis defines BCF and PCF as revenues net of agency commissions and operating expenses. The primary source of broadcast advertising revenues is the sale of advertising time to local and national advertisers. Publishing entities derive revenue from subscriptions and sale of print advertising inventory. The most significant broadcast operating expenses are employee salaries and commissions, costs associated with programming, advertising and promotion, and station general and administrative costs. Significant publishing operating expenses are employee salaries and commissions, costs associated with producing the magazine, and general and administrative costs.


RESULTS OF OPERATIONS


     The pro forma comparisons discussed in this section are based on the pro forma data in Note 3 to our consolidated financial statements for the nine months ended November 30, 1998 and in Note 6 to our consolidated financial statements for the fiscal year ended February 28, 1998.

     NINE MONTHS ENDED NOVEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED NOVEMBER 30, 1997


     Net revenues for the nine months ended November 30, 1998 were $174.1 million compared to $108.1 million for the same period of the prior year, an increase of $66.0 million or 61.0%. This increase is principally due to the operation of WQCD under a time brokerage agreement and the subsequent acquisition thereof, the acquisition of WTLC FM and AM, the acquisition of Texas Monthly, the commencement of operations of our Hungarian national radio subsidiary (known as Slager Radio), the SF acquisition and the Wabash Valley acquisition, as well as improved performance at our properties in New York and Chicago. On a pro forma basis, net revenues increased $17.3 million or 9.2% for the nine-month period. This pro forma increase is principally due to improved performance at our radio stations in New York and Chicago.



     Operating expenses (including amortization of TV program rights) for the nine months ended November 30, 1998 were $102.5 million compared to $59.1 million for the same period of the prior year, an increase of $43.4 million or 73.4%. This increase is primarily attributable to the operation of WQCD under a time brokerage agreement and the subsequent acquisition thereof, the acquisition of WTLC FM and AM, the acquisition of Texas Monthly, the commencement of operations of Slager Radio, the SF acquisition and the Wabash Valley acquisition. On a pro forma basis operating expenses (including amortization of TV program rights) increased $7.8 million or 6.6% for the nine-month period. This pro forma increase is principally due to expenses associated with higher revenues.



     BCF and PCF for the nine-months ended November 30, 1998 was $71.6 million compared to $49.0 million for the same period of the prior year, an increase of $22.6 million or 46.1%. This increase is principally due to increased net revenues offset by increased operating expenses as discussed above. On a pro forma basis, BCF and PCF increased $9.5 million or 13.5% for the nine-month period. This pro forma increase is principally due to improved operations at our properties in New York and Chicago.


     Corporate expenses for the nine-month period ended November 30, 1998 were $6.4 million compared to $5.3 million for same period of the prior year, an increase of $1.1 million or 19.5%. This increase is primarily due to the establishment of corporate divisions for publishing and television.

     International business development expenses for the nine-month period ended November 30, 1998 were $1.0 million compared to $0.9 million for the same period of the prior year. These expenses reflect costs associated with Emmis International Corporation. The purpose of this wholly owned subsidiary is to identify, investigate and develop international broadcast investments or other international business opportunities. Expenses consist primarily of salaries, travel and various administrative costs.


     Adjusted EBITDA is defined as broadcast/publishing cash flow less corporate and international business development expense. Adjusted EBITDA for the nine months ended November 30, 1998 was $64.3 million compared to $42.7 million for the same period of the prior year, an increase of $21.6 million or 50.4%. This increase is principally due to increased net revenues offset by increased operating expenses, as discussed above.

On a pro forma basis, Adjusted EBITDA increased $8.8 million or 13.8% for the nine-month period.



     Interest expense was $24.9 million for the nine months ended November 30, 1998 compared to $10.4 million for the same period of the prior year, an increase of $14.5 million or 140.9%. This increase reflects higher outstanding debt due to the WTLC FM and AM acquisitions, the acquisition of Texas Monthly, the acquisition of Slager Radio, the WQCD acquisition, the SF acquisition and the Wabash Valley acquisition. On a pro forma basis, interest expense increased $0.3 million or 0.9% for the nine-month period.


     YEAR ENDED FEBRUARY 28, 1998 COMPARED TO YEAR ENDED FEBRUARY 28, 1997


     Net revenues for the year ended February 28, 1998 were $140.6 million compared to $113.7 million for the same period of the prior year, an increase of $26.9 million or 23.6%. This increase was principally due to the acquisition of radio stations in St. Louis, the operation of WQCD-FM under a time brokerage agreement, and the ability to realize higher advertising rates at our broadcasting properties, resulting from higher ratings at certain broadcasting properties, as well as increases in general radio spending in the markets in which Emmis operates. On a pro forma basis, net revenues would have increased $19.7 million or 12.9% for the year. For these purposes, pro forma information assumes the acquisition of Texas Monthly, the acquisition of radio stations in Indianapolis and St. Louis and the operation of WQCD-FM under a time brokerage agreement were effective on the first day of the year ended February 28, 1997.



     Operating expenses for the year ended February 28, 1998 were $81.2 million compared to $62.4 million for the same period of the prior year, an increase of $18.8 million or 30.0%. This increase was principally attributable to the acquisition of radio stations in St. Louis and the operation of WQCD-FM under a time brokerage agreement and increased promotional spending at our broadcasting properties. On a pro forma basis, operating expenses would have increased $15.0 million or 16.2% for the year.



     Broadcast/publishing cash flow for the year ended February 28, 1998 was $59.4 million compared to $51.3 million for the same period of the prior year, an increase of $8.1 million or 15.8%. This increase was due to increased net revenues partially offset by increased operating expenses as discussed above. On a pro forma basis, broadcast/publishing cash flow would have increased $4.7 million or 7.8% for the year.


     Corporate expenses for the year ended February 28, 1998 were $6.8 million compared to $5.9 million for the same period of the prior year, an increase of $0.9 million or 15.5%. This increase was primarily due to increased travel expenses and other expenses related to potential acquisitions that were not finalized and increased professional fees.


     Adjusted EBITDA is defined as broadcast/publishing cash flow less corporate and international business development expense. Adjusted EBITDA for the year ended February 28, 1998 was $51.6 million compared to $44.2 million for the same period of the prior year, an increase of $7.4 million or 16.7%. This increase was principally due to the increase in broadcast/publishing cash flow partially offset by an increase in corporate expenses. On a pro forma basis, adjusted EBITDA would have increased $4.0 million or 7.5% for the year.

     Interest expense was $13.8 million for the year ended February 28, 1998 compared to $9.6 million for the same period of the prior year, an increase of $4.2 million or 43.0%. This increase reflected higher outstanding debt due to the acquisition of radio stations in St. Louis and the write-off of deferred financing costs associated with refinancing of our bank debt, offset by voluntary repayments made under the bank debt and a rate decrease associated with the refinancing. On a pro forma basis, interest expense would have increased $0.8 million or 4.6% for the year.


     Depreciation and amortization expense for the year ended February 28, 1998 was $7.5 million compared to $5.5 million for the same period of the prior year, an increase of $2.0 million or 37.5%. This increase was primarily due to the acquisition of Texas Monthly and radio stations in Indianapolis and St. Louis. On a pro forma basis, depreciation and amortization expense would have increased $0.1 million or 0.9%.



     Noncash compensation expense for year ended February 28, 1998 was $1.5 million compared to $3.5 million for the same period of the prior year, a decrease of $2.0 million or 57.2%. Noncash compensation includes compensation expense associated with stock options granted, restricted common stock issued under employment agreements and common stock contributed to The Company's Profit Sharing Plan. This decrease was due primarily to options under an employment contract awarded to the CEO in fiscal 1997 under which similar options were not awarded in 1998.


     Accounts receivable at February 28, 1998 were $32.1 million compared to $20.8 million at February 28, 1997, an increase of $11.3 million or 54.2%. This increase in accounts receivable was due primarily to the acquisition of Texas Monthly and Cincinnati magazines, radio stations in Indianapolis and St. Louis and two radio networks and the operation of WQCD-FM under a time brokerage agreement.


YEAR ENDED FEBRUARY 28, 1997 COMPARED TO YEAR ENDED FEBRUARY 29, 1996.



     Net revenues for the year ended February 28, 1997 were $113.7 million compared to $109.2 million for the same period of the prior year, an increase of $4.5 million or 4.1%. This increase was due to higher advertising rates at the Company's broadcasting properties.



     Total operating expenses for the year ended February 28, 1997 were $62.4 million compared to $62.5 million for the same period of the prior year, a decrease of $0.1 million or 0.1%. This decrease was principally due to decreased promotional spending at the Company's broadcasting properties.



     Corporate expenses for the year ended February 28, 1997 were $5.9 million compared to $4.4 million for the same period of the prior year, an increase of $1.5 million or 34.2%. This increase was primarily due to increased compensation.



     Depreciation and amortization expense for the year ended February 28, 1997 was $5.5 million compared to $5.7 million for the same period of the prior year, a decrease of $0.2 million or 3.5%. This decrease was due to fully depreciated assets at the Company's broadcasting properties.



     Noncash compensation expense for the year ended February 28, 1997 was $3.5 million compared to $3.7 million for the same period of the prior year, a decrease of $0.2 million or

5.5%. Noncash compensation includes compensation expense associated with stock options granted, restricted common stock issued under employment agreements and common stock contributed to the Company's Profit Sharing Plan. This decrease was due primarily to the decrease in stock price from a year ago.



     Interest expense for the fiscal year ended February 28, 1997 was $9.6 million compared to $13.5 million for the same period of the prior year, a decrease of $3.9 million or 28.9%. This decrease reflected lower outstanding debt due to voluntary repayments made under the Company's credit facility.



     Accounts receivable at February 28, 1997, were $20.8 million compared to $19.2 million at February 29, 1996, an increase of $1.6 million or 8.7%. This increase in accounts receivable was due primarily to increases in net revenues at the Company's properties.


LIQUIDITY AND CAPITAL RESOURCES


     The increase in accounts receivable from February 28, 1998 to November 30, 1998 is due to the increase of net revenues in the quarter ended November 30, 1998 compared to the quarter ended February 28, 1998.


     In August 1996, Emmis announced its plan to build an office building in downtown Indianapolis for its corporate office and its Indianapolis operations. The project is substantially complete. In the nine-month period ended November 30, 1998, Emmis had capital expenditures of $26.2 million, of which $19.4 million relate to payments in connection with the Indianapolis building project.

     In June 1998, Emmis completed the sale of 4.6 million shares of its Class A Common Stock at $42.00 per share, resulting in net proceeds of $182.6 million. Net proceeds from the offering were used to repay outstanding obligations under our prior credit facility.

     In July 1998, Emmis entered into an amended and restated credit facility. See Note 6 to our financial statements for the nine months ended November 30, 1998, incorporated by reference in this prospectus. Concurrently with the offering of the outstanding notes, our lenders amended the credit facility. See "Description of Certain Indebtedness -- Amendment to Credit Facility."


     On April 1, 1999 Emmis acquired substantially all the assets of Country Sampler, Inc. for $19.0 million in cash, $2.0 million payable under contract with the principal shareholder through April 2003, and assumed liabilities of approximately $3.4 million.


     We expect that cash flow from operating activities will be sufficient to fund all debt service obligations, working capital and capital expenditure requirements for the next fiscal year. As part of its business strategy, Emmis frequently evaluates potential acquisitions of radio and television stations. In connection with future acquisition opportunities, we may incur additional debt or issue additional equity or debt securities depending on market conditions and other factors.

INFORMATION REGARDING OPERATING GROUPS


     On a pro forma basis, for the nine-month period ended November 30, 1998, Emmis would have derived approximately 59.1% of its net revenue from radio operations and approximately

26.9% of its net revenue from television operations, and approximately 14.0% of its net revenue from publishing and other operations. On a pro forma basis, for the twelve-month period ended November 30, 1998, Emmis would have derived approximately 57.7% of its net revenue from radio operations and approximately 27.4% of its net revenue from television operations, and approximately 14.9% of its net revenue from publishing and other operations. The following table sets forth selected pro forma information regarding our operating groups for the fiscal year ended February 28, 1998 and for the nine-month and twelve-month periods ended November 30, 1998 assuming the acquisition of WQCD-FM and our television stations had occurred as of the beginning of the periods:



                                                           UNAUDITED PRO FORMA
                                       -----------------------------------------------------------
                                                              NINE MONTHS         TWELVE MONTHS
                                          YEAR ENDED             ENDED                ENDED
                                         FEBRUARY 28,        NOVEMBER 30,         NOVEMBER 30,
                                             1998                1998                 1998
                                                            (IN THOUSANDS)
RADIO:
  Net revenue.......................       $136,279            $121,386             $148,916
  Broadcast cash flow...............         61,593              58,009               68,098
TELEVISION:
  Net revenue.......................         68,396              55,178               70,620
  Broadcast cash flow...............         18,710              17,271               20,768
PUBLISHING AND OTHER:
  Net revenue.......................         38,293              28,855               38,586
  Publishing and other cash
     flow(1)........................          3,776               4,527                5,169
Total group net revenue.............        242,968             205,419              258,122
Total group broadcast/publishing
  cash flow.........................         84,079              79,807               94,035
Corporate and international business
  development expenses..............         10,285               8,462               10,804
                                           --------            --------             --------
Adjusted EBITDA.....................       $ 73,794            $ 71,345             $ 83,231
                                           ========            ========             ========


------------------------------

(1) Publishing and other cash flow for our Publishing and Other operating group represents publishing, tower leasing and consulting revenues, net of operating expenses.


IMPACT OF THE YEAR 2000



     Emmis has completed its assessment phase of year 2000 compliance for information technology for all of its radio broadcasting properties except those included in the Wabash Valley Acquisition. The Company has also completed its assessment of other equipment, including broadcast equipment and embedded technology, at certain radio properties. Assessment of year 2000 compliance at newly acquired television stations, corporate and publishing entities is partially complete. Certain information technology and other equipment is represented by its vendors to be year 2000 compliant. Technology and equipment that is currently not represented as year 2000 compliant is scheduled to be upgraded or replaced, and tested prior to August 31,

1999. In connection with the move of our corporate and Indianapolis operations to an office building in downtown Indianapolis, substantially all information technology and other equipment in the building has been replaced and is believed to be year 2000 compliant. Emmis estimates that the cost of the remaining year 2000 remediation effort will be approximately $2.0 million, which will be funded from current operations. Emmis has not separately tracked costs incurred to date relating to year 2000 compliance; however, management believes that these costs have been insignificant. Emmis has trained its employees regarding year 2000 issues and compliance. Certain employees at each entity are responsible for year 2000 compliance. Emmis' information systems department is currently auditing the year 2000 compliance of each entity. This audit includes (1) verifying that critical applications have been identified, (2) testing of critical applications, (3) ensuring that year 2000 compliance documentation exists, (4) verifying that remediation is occurring as planned and (5) developing written contingency plans. The audit should be complete by August 31, 1999. If certain broadcast equipment and information technology is not year 2000 compliant prior to January 1, 2000, an entity using that equipment and information technology might not be able to broadcast and process transactions. If this were to occur, temporary solutions or processes not involving the malfunctioning equipment could be implemented. The contingency plans documented during the audit process would be used to implement such temporary solutions.

                                    BUSINESS


     We are a diversified media company with radio broadcasting, television broadcasting and magazine publishing operations. We are the eighth largest radio broadcaster in the United States based on total revenues. The thirteen FM radio stations and three AM radio stations we own in the United States serve the nation's three largest radio markets of New York City, Los Angeles and Chicago, as well as St. Louis, Indianapolis and Terre Haute, Indiana. Our six television stations, which we acquired in 1998, are located in New Orleans, Louisiana, Mobile, Alabama, Green Bay, Wisconsin, Honolulu, Hawaii, Fort Myers, Florida and Terre Haute, Indiana. On a pro forma basis after considering recent acquisitions, we had revenues and Adjusted EBITDA of $219.5 million and $83.2 million, respectively, for the twelve months ended November 30, 1998.


     Our strategy is to selectively acquire underdeveloped media properties in desirable markets and then to create value by developing those properties to increase their cash flow. We find such underdeveloped properties attractive because they offer greater potential for revenue and cash flow growth than mature properties. We have been successful in acquiring these types of radio stations and improving their ratings, revenues and cash flow with our marketing focus and innovative programming expertise. We have created top-performing radio stations which rank, in terms of primary demographic target audience share, among the top ten stations in the New York City, Los Angeles and Chicago radio markets according to the Fall 1998 Arbitron survey. We believe that our strong large-market radio presence and diversity of station formats makes us attractive to a diverse base of radio advertisers and reduces our dependence on any one economic sector or specific advertiser.

     More recently, we have begun to apply our advertising sales and programming expertise to our television stations. We view our entry into television as a logical outgrowth of our radio business and as a platform for diversification. Like the radio stations we previously acquired, our television stations are underdeveloped properties located in desirable markets, which can benefit from innovative, research-based programming and our experienced management team. We believe we can improve the ratings, revenues and broadcast cash flow of our television stations with a more market-focused, research-based programming approach and other related strategies, which have proven successful with our radio properties.


     In addition to our domestic broadcasting properties, we operate news and agricultural information radio networks in Indiana, publish the Indianapolis Monthly, Atlanta, Cincinnati, Texas Monthly and Country Sampler magazines, and have a 54% interest in a national radio station in Hungary. We also engage in various businesses ancillary to our broadcasting business, such as consulting and broadcast tower leasing.


BUSINESS STRATEGY

     We are committed to maintaining our leadership positions in broadcasting, enhancing the performance of our broadcast properties, and distinguishing ourselves through the quality of our operations. Our strategy has the following principal components:

     CREATE CASH FLOW GROWTH BY ENHANCING STATION PERFORMANCE. Our strategy is to selectively acquire underdeveloped media properties in desirable markets and then to create value by developing those properties to increase their cash flow. We believe that our station portfolio provides significant potential for revenue and cash flow growth through enhanced operating performance. We believe that our growth is less dependent on overall advertising market growth than it would be if we owned only mature properties. We expect to continue to create value, particularly in our recently-acquired television stations, through maximizing operating efficiencies, development of innovative programming and focused sales and marketing efforts.

     DEVELOP INNOVATIVE PROGRAMMING. We believe that knowledge of local markets and innovative programming developed to target specific demographic groups are the most important determinants of individual radio and television station success. We conduct extensive market research to identify underserved segments of our markets or to insure that we are meeting the needs and tastes of our target audiences. Utilizing the research results, we concentrate on providing focused programming formats carefully tailored to the demographics of our markets and our advertisers' preferences. Such programming strategies might include, for example, the development or acquisition of on-air talent or development of a sports coverage or news franchise. Local market knowledge is particularly important in developing programming for our Fox television stations, as the higher degree of programming flexibility afforded by our Fox affiliation provides us greater opportunity to tailor our programming to meet the specific demands of our local markets. Greg Nathanson, who heads our television division and directs programming, has over 30 years of television broadcasting experience and has had extensive independent programming experience as President of Programming and Development for Twentieth Television and President of Fox Television Stations.

     EMPHASIZE FOCUSED SALES AND MARKETING STRATEGY. Emmis designs its local and national sales efforts based on advertiser demand and competition within each market. We provide our sales force with extensive training and technology for sophisticated inventory management techniques, which allows us to make frequent price adjustments based on regional and local market conditions. We seek to maximize sources of non-traditional, non-spot revenue and have led the industry in developing "vendor co-op" advertising revenue. Although this source of advertising revenue is common in the newspaper and magazine industry, we were among the first broadcasters to recognize and take advantage of the potential of vendor co-op advertising.

     ENCOURAGE ENTREPRENEURIAL MANAGEMENT APPROACH. We believe that broadcasting is primarily a local business and that much of our success is the result of the efforts of regional and local management and staff. We have attracted and retained an experienced team of broadcast professionals who understand the musical tastes, demographics and competitive opportunities of their particular market. Our decentralized approach to station management gives local management oversight of station spending, long-range planning and resource allocation at their individual stations and rewards local management based on those stations' performance. In addition, we encourage our managers and employees to own a stake in Emmis, and over 90% of all full-time employees have an equity ownership position in the company. We believe that this entrepreneurial management approach has given us a distinctive corporate culture, making Emmis a highly desirable employer in the broadcasting industry and significantly enhancing our ability to attract and retain experienced and highly motivated employees and management.

     SELECTIVELY PURSUE STRATEGIC ACQUISITIONS. Our acquisition strategy is to selectively acquire underdeveloped media properties at reasonable purchase prices where our experienced management team can enhance value. We believe that continued consolidation in the radio broadcasting industry will create attractive acquisition opportunities as the number of potential buyers for radio assets declines as a result of in-market ownership limitations, and we will continue to evaluate acquisitions of individual radio stations or groups of radio stations in both our current and new markets. We also believe that attractive acquisition opportunities are becoming increasingly available in the television broadcasting industry. In many cases, television stations have suffered ratings and revenue declines due to management inattention, improper programming strategies or inadequate sales and marketing efforts. We also expect to evaluate acquisitions of international broadcasting stations and magazine publishing properties which present attractive purchase prices and significant opportunities to capitalize on our management expertise to enhance cash flow. We intend to seek strong local minority-interest partners in evaluating and completing any international broadcasting acquisition opportunities.

RADIO AND TELEVISION STATIONS


     The following tables set forth certain information regarding our radio and television stations and their broadcast markets.


                                 RADIO STATIONS


     In the following table, "Market Rank by Revenue" is the ranking of the market revenue size of the principal radio market served by the station among all radio markets in the United States. Market revenue ranking figures are from Duncan's Radio Market Guide (1998 ed.). We own a 40% equity interest in the publisher of Duncan's Radio Market Guide. "Ranking in Primary Demographic Target" is the ranking of the station among all radio stations in its market based on the Fall 1998 Arbitron survey. A "t" indicates the station tied with another station for the stated ranking. "Station Audience Share" represents a percentage generally computed by dividing the average number of persons over age 12 listening to a particular station during specified time periods by the average number of such persons for all stations in the market area as determined by Arbitron.



                                                                                   RANKING IN
      MARKET          MARKET                                           PRIMARY       PRIMARY     STATION
        AND           RANK BY                                        DEMOGRAPHIC   DEMOGRAPHIC   AUDIENCE
      STATION         REVENUE                 FORMAT                 TARGET AGES     TARGET       SHARE
      -------         -------                 ------                 -----------   -----------   --------
Los Angeles               1
  KPWR-FM                       Dance/Contemporary Hit                  12-24           1           4.1
New York                  2
  WQHT-FM                       Dance/Contemporary Hit                  12-24           1           5.3
  WRKS-FM                       Classic Soul/Smooth R&B                 25-54           4           3.8
  WQCD-FM                       Contemporary Jazz                       25-54           7           3.1
Chicago                   3
  WKQX-FM                       New Rock                                18-34           2           3.9
St. Louis                18
  KSHE-FM                       Album Oriented Rock                     18-34          12           3.6
  WKKX-FM                       Country                                 18-34          6t           3.8
  WXTM-FM                       Extreme Rock                            18-34           4           2.9
Indianapolis             30
  WENS-FM                       Adult Contemporary                      25-54           4           4.9
  WIBC-AM                       News/Talk                               35-64           4           7.8
  WNAP-FM                       Classic Rock                            18-34           8           3.3
  WTLC-FM                       Urban Contemporary                      25-54           6           6.0
  WTLC-AM                       Solid Gold Soul, Gospel and Talk        35-64          19           0.7
Terre Haute             172
  WTHI-FM                       Country                                 25-54           1t         19.2
  WTHI-AM                       News/Talk                               35-54           9t          1.7
  WWVR-FM                       Classic Rock                            25-49           1          12.1

                              TELEVISION STATIONS


     In the following table, "DMA Rank" is estimated by the A.C. Nielsen Company as of January 1998. Rankings are based on the relative size of a station's market among the 212 generally recognized Designated Market Areas, or "DMAs", as defined by Nielsen. "Number of Stations in Market" represents the number of television stations designated by Nielsen as "local" to the DMA, excluding public television stations and stations which do not meet minimum Nielsen reporting standards (i.e., a weekly cumulative audience of less than 2.5%) for reporting in the 9:00 a.m. to midnight, Sunday through Saturday time period. "Station Rank" reflects the station's rank relative to other local television stations based upon the DMA rating as reported by Nielsen from 9:00 a.m. to midnight, Sunday through Saturday during November 1998. "Station Audience Share" reflects an estimate of the share of DMA households viewing television received by a local commercial station in comparison to other local commercial stations in the market as measured from 9:00 a.m. to midnight, Sunday through Saturday.



                                                                             NUMBER OF               STATION
     TELEVISION               METROPOLITAN           DMA     AFFILIATION/     STATIONS     STATION   AUDIENCE
       STATION                AREA SERVED           RANK       CHANNEL       IN MARKET      RANK      SHARE
     ----------               ------------          ----     ------------    ---------     -------   --------
WVUE-TV                 New Orleans, LA               41       Fox/8             6           3t          9
WALA-TV                 Mobile, AL-Pensacola, FL      62      Fox/10             6            3         11
WLUK-TV                 Green Bay, WI                 70      Fox/11             5            3         14
KHON-TV                 Honolulu, HI                  71       Fox/2             6            1         17
WFTX-TV                 Fort Myers, FL                83      Fox/36             5            4          8
WTHI-TV                 Terre Haute, IN              140      CBS/10             3            1         24


     Emmis also owns KAII-TV and KHAW-TV, which operate as satellite stations of KHON-TV and primarily re-broadcast the signal of KHON-TV. The stations are considered one station for FCC multiple ownership purposes. Low power television translators W40AN and K55D2 retransmit stations WLUK-TV and KHON-TV, respectively.

RADIO NETWORKS

     In addition to our other radio broadcasting operations, we own and operate two radio networks. Network Indiana provides news and other programming to nearly 70 affiliated radio stations in Indiana. AgriAmerica Network provides farm news, weather information and market analysis to radio stations across Indiana.

PUBLISHING OPERATIONS


     We publish five magazines through our publishing division, as follows.


     Indianapolis Monthly. We have published Indianapolis Monthly magazine since September 1988. Indianapolis Monthly covers local personalities, homes and lifestyles and currently has a paid monthly circulation of approximately 45,000. With a large advertising base and a popular editorial focus, Indianapolis Monthly is the market's leading general interest magazine focusing on the Indianapolis area.

     Atlanta. We acquired and began publishing Atlanta magazine in August 1993. Atlanta covers area personalities, issues and style and currently has a paid monthly circulation of approximately 65,000. The magazine was unprofitable for several years before we acquired it for a nominal investment. Certain initiatives, including downsizing staff, increasing sales efforts and repositioning the editorial focus, have contributed to improving profitability.

     Cincinnati. We acquired Cincinnati magazine in October 1997. Cincinnati magazine was founded by the Greater Cincinnati Chamber of Commerce in 1967 and, under its prior owners, the magazine grew to a paid monthly circulation of approximately 22,000. We repositioned the editorial product to an up-to-date city/regional magazine covering people and entertainment in Cincinnati, doubled the existing sales staff and marketed the newly designed magazine to the Cincinnati area. The magazine currently has a paid monthly circulation of approximately 31,000.

     Texas Monthly. We acquired Texas Monthly magazine in February 1998. The critically acclaimed magazine, which has received eight National Magazine Awards, has a paid monthly circulation of approximately 300,000, and we believe it is read by more than two million people. It marked its 25th anniversary with the publication of the February 1998 issue, which set a single issue advertising record. Since acquiring the magazine, we have worked to increase Texas Monthly's operating efficiencies while leaving the highly regarded editorial product intact.


     Country Sampler. We acquired Country Sampler magazine and certain related publications in April 1999. Country Sampler focuses on country craft and home decorating ideas and products, and we believe it is read by more than two million people.


COMMUNITY INVOLVEMENT

     We believe that to be successful, we must be integrally involved in the communities we serve. To that end, each of our stations participates in many community programs, fundraisers and activities that benefit a wide variety of organizations. Charitable organizations that have been the beneficiaries of our marathons, walkathons, dance-a-thons, concerts, fairs and festivals include, among others, The March of Dimes, American Cancer Society, Riley Children's Hospital and research foundations seeking cures for cystic fibrosis, leukemia and AIDS and helping to fight drug abuse. In addition to our planned activities, our stations take leadership roles in community responses to natural disasters.

INDUSTRY INVOLVEMENT

     We have an active leadership role in a wide range of industry organizations. Our senior managers have served in various capacities with industry associations, including as directors of the National Association of Broadcasters, the Radio Advertising Bureau, the Radio Futures Committee and the Arbitron Advisory Council and as founding members of the Radio Operators Caucus. In addition, our managers have been voted Radio President of the Year and General Manager of the Year, and at various times we have been voted Most Respected Broadcaster in polls of radio industry chief executive officers and managers.

CERTAIN REGULATORY DEVELOPMENTS

     In August 1998, the FCC adopted new rules and procedures that establish the use of competitive bidding (auctions) to resolve competing applications for all new broadcast stations and mutually exclusive applications for major changes to existing broadcast stations. The rules apply to full power commercial radio and analog television stations as well as all secondary commercial broadcast services (e.g., low power television, FM translator and television translator services).

     With respect to equal employment opportunity regulation, the FCC recently initiated a rulemaking proceeding that may lead to reinstatement (in revised form) of the equal employment opportunity rules and reporting requirements which were overturned last year by the U.S. Court of Appeals for the D.C. Circuit. The FCC suspended its EEO rules and reporting requirements following the court's denial of the FCC's request for rehearing en banc.

     In July 1998, the FCC initiated a rulemaking proceeding to determine the nature and extent of the mandatory carriage obligations of cable operators during the digital television transition. The rulemaking proceeding also seeks comment on related issues, including how to resolve technical compatibility problems, whether the FCC should modify its signal quality requirement during the transition, how to regulate channel placement of digital television signals and whether such signals must be carried on the basic cable tier. The FCC also adopted new rules in November 1998 requiring the payment of fees by commercial broadcasters in connection with any revenues they receive from their use of digital television spectrum for services other than free, over-the-air advertiser supported television. The fee is set at 5% of gross revenues from covered services.

     The FCC has also initiated a rulemaking proceeding to determine whether to give greater flexibility to direct broadcast satellite operators seeking to provide distant broadcast network signals to their subscribers. Additionally, as part of the ongoing examination of its broadcast ownership rules, the FCC is considering whether to permit a single entity to own television stations covering more than 35% of the national television homes. The FCC is also considering whether to eliminate or modify the 50% discount credited to UHF television stations in calculating compliance with the national ownership cap.

     We cannot predict the outcome of any of these rulemaking proceedings or the effect of a particular outcome on the ownership and operation of our station properties.

ADVERTISING SALES

     Our stations derive their advertising revenue from local and regional advertising in the marketplaces in which they operate, as well as from the sale of national advertising. Local and most regional sales are made by a station's sales staff. National sales are made by firms specializing in such sales which are compensated on a commission-only basis. We believe that the volume of national advertising revenue tends to adjust to shifts in a station's audience share position more rapidly than does the volume of local and regional advertising revenue.

     We have led the industry in developing "vendor co-op" advertising revenue (i.e., revenue from a manufacturer or distributor which is used to promote its particular goods together with local retail outlets for those goods). Although this source of advertising revenue is common in the newspaper and magazine industry, we were among the first radio broadcasters to recognize, and take advantage of, the potential of vendor co-op advertising. Our Revenue Development Systems division has established a network of radio stations which share information about sources of vendor co-op revenue. In addition, each of our stations has a salesperson devoted exclusively to the development of cooperative advertising. We also use this approach at our television stations.

COMPETITION

     Radio and television broadcasting stations compete with the other broadcasting stations in their respective market areas, as well as with other advertising media such as newspapers, magazines, outdoor advertising, transit advertising, the Internet and direct mail marketing. Competition within the broadcasting industry occurs primarily in individual market areas, so that a station in one market does not generally compete with stations in other market areas. In each of our markets, our stations face competition from other stations with substantial financial resources, including stations targeting the same demographic groups. In addition to management experience, factors which are material to competitive position include the station's rank in its market, authorized power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area. We attempt to improve our competitive position with programming and promotional campaigns aimed at the demographic groups targeted by our stations, and through sales efforts designed to attract advertisers that have done little or no broadcast advertising by emphasizing the effectiveness of radio and television advertising in increasing the advertisers' revenues. Recent changes in the policies and rules of the FCC permit increased joint ownership and joint operation of local stations. Those stations taking advantage of these joint arrangements may in certain circumstances have lower operating costs and may be able to offer advertisers more attractive rates and services. Although we believe that each of our stations can compete effectively in its market, there can be no assurance that any of our stations will be able to maintain or increase its current audience ratings or advertising revenue market share.

     Although the broadcasting industry is highly competitive, some barriers to entry exist. The operation of a broadcasting station in the United States requires a license from the FCC, and the number of stations that can operate in a given market is limited by the availability of the frequencies that the FCC will license in that market, as well as by the FCC's multiple ownership rules regulating the number of stations that may be owned and controlled by a single entity. The FCC's multiple ownership rules have changed significantly as a result of the Telecommunications Act of 1996.

     The broadcasting industry historically has grown in terms of total revenues despite the introduction of new technology for the delivery of entertainment and information, such as cable television, audio tapes and compact discs. We believe that radio's portability in particular makes it less vulnerable than other media to competition from new methods of distribution or other technological advances. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio or television broadcasting industry.

EMPLOYEES

     As of November 30, 1998, Emmis had approximately 1,242 full-time employees and approximately 332 part-time employees. We have approximately 246 employees at various radio and television stations represented by unions. We consider relations with our employees to be excellent.

LITIGATION

     Emmis currently and from time to time is involved in litigation incidental to the conduct of its business. However, we are not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on us.

                                   MANAGEMENT

     The following table sets forth information about our executive officers and directors as of March 1, 1999:


NAME                                    AGE                       POSITION
Jeffrey H. Smulyan...................    51   Chairman, President and Chief Executive Officer
Doyle L. Rose........................    50   Radio Division President and Director
Greg Nathanson.......................    51   Television Division President and Director
Richard F. Cummings..................    47   Executive Vice President --Programming
Walter Z. Berger.....................    43   Executive Vice President, Treasurer and Chief
                                              Financial Officer
Norman H. Gurwitz....................    51   Executive Vice President -- Human Resources and
                                              Secretary
Gary L. Kaseff.......................    50   Executive Vice President, General Counsel and
                                              Director
Susan B. Bayh........................    39   Director
Richard A. Leventhal.................    51   Director
Frank V. Sica........................    47   Director
Lawrence B. Sorrel...................    40   Director



     Jeffrey H. Smulyan founded Emmis in 1981 and is our Chairman of the Board of Directors, President and Chief Executive Officer. He has held the positions of Chairman of the Board of Directors and Chief Executive Officer since 1981 and the position of President since 1994. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners major league baseball team. He is a Director of the Radio Advertising Bureau and The Finish Line, a sports apparel manufacturer, and serves as a Trustee of Ball State University. Mr. Smulyan has been chosen Radio Executive of the Year by a radio industry group and was voted one of the Ten Most Influential Radio Executives in the Past 20 Years in a poll in Radio and Records magazine.



     Doyle L. Rose has been Radio Division President of Emmis since 1989, and General Manager of KPWR-FM in Los Angeles from 1991 through 1995. Previously, he was our Executive Vice President-Operations. Mr. Rose has been a general manager of one or more radio stations for approximately twenty years and has been a Director since 1984.



     Greg Nathanson joined Emmis in 1998 as Television Division President and a Director. Mr. Nathanson has over 30 years of television broadcasting experience, most recently as President of Programming and Development for Twentieth Television from 1996 to 1998, as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996 and as President of Fox Television Stations from 1990 to 1992.

     Richard F. Cummings was the Program Director of WENS from 1981 to March 1984, when he became the National Program Director and a Vice President of Emmis. He became our Executive Vice President -- Programming in 1988.

     Walter Z. Berger became Executive Vice President and Chief Financial Officer of Emmis on March 1, 1999. Most recently, Mr. Berger served as Group President of the Energy Marketing Division of LG&E Energy Corporation. Prior to that appointment, he served as Executive Vice President and Chief Financial Officer of LG&E Energy Corporation. From 1992 to 1996, he held several senior financial and operating management positions at Enron Corporation and its affiliates. Mr. Berger also spent seven years in various financial management roles at Baker Hughes Incorporated.

     Norman H. Gurwitz currently serves as Executive Vice President -- Human Resources, a position he assumed in 1998. Previously he served as Corporate Counsel for Emmis from 1987 to 1998 and as a Vice President from 1988 to 1995. He became Secretary of Emmis in 1989 and became an Executive Vice President in 1995. Prior to 1987, he was a partner in the Indianapolis law firm of Scott & Gurwitz.


     Gary L. Kaseff is employed as Executive Vice President and General Counsel to Emmis, a post he has held since 1998. Mr. Kaseff also has been a solo practitioner attorney in Southern California since 1992. Previously, he was President of the Seattle Mariners major league baseball team and partner with the law firm of Epport & Kaseff. Mr. Kaseff has been a Director since 1994.



     Susan B. Bayh is the Commissioner of the International Joint Commission of the United States and Canada, and also serves as a Distinguished Visiting Professor at Butler University, positions she has held since 1994. Previously, she was an attorney with Eli Lilly & Company. She is a director of Anthem, Inc., an insurance company. Mrs. Bayh has been a Director since 1994.



     Richard A. Leventhal has owned and operated a wholesale fabric and textile company in Carmel, Indiana, for 24 years. Mr. Leventhal is the brother-in-law of Norman H. Gurwitz. Mr. Leventhal has been a Director since 1992.



     Frank V. Sica is a Managing Director of Soros Fund Management LLC and head of Soros Fund Management's Private Equity Operations. He is director of CSG Systems International, Inc., a computer software company, Global TeleSystems Group, Inc., a telecommunications company, Kohl's Corporation, a retail company, and Outboard Marine Corporation, a manufacturer of marine engines and boats. Prior to joining Soros in 1998, Mr. Sica had been a Managing Director at Morgan Stanley Dean Witter & Co. Mr. Sica has been a Director since 1998.



     Lawrence B. Sorrel is a general partner of Welsh, Carson, Anderson & Stowe, a private investment firm. Prior to May 1998, he was a Managing Director of Morgan Stanley & Co. Incorporated, where he had been employed since 1986. Mr. Sorrell has been a Director since 1993.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information known to Emmis with respect to beneficial ownership of our common stock as of March 1, 1999 by (i) each person known to us to be the beneficial owner of more than five percent of each class of our issued and outstanding common stock, (ii) each director and executive officer and (iii) all officers and directors as a group. The Class A Common Stock generally entitles holders to one vote per share, and the Class B Common Stock generally entitles the holder to ten votes per share.



                                                         CLASS A                CLASS B
                                                      COMMON STOCK            COMMON STOCK
                                                  ---------------------   --------------------
                                                  AMOUNT AND              AMOUNT AND             PERCENT
FIVE PERCENT SHAREHOLDERS,                        NATURE OF     PERCENT   NATURE OF    PERCENT   OF TOTAL
DIRECTORS AND                                     BENEFICIAL      OF      BENEFICIAL     OF       VOTING
EXECUTIVE OFFICERS                                OWNERSHIP      CLASS    OWNERSHIP     CLASS     POWER
Jeffrey H. Smulyan..............................    239,595(1)    1.7%    2,935,610(14)  100.0%    67.9%
Susan B. Bayh...................................     10,100(2)      *            --        --         *
Richard F. Cummings.............................     37,957(3)      *            --        --         *
Norman H. Gurwitz...............................     83,906(4)      *            --        --         *
Gary L. Kaseff..................................     24,424(5)      *            --        --         *
Richard A. Leventhal............................     30,600(6)      *            --        --         *
Doyle L. Rose...................................     32,935(7)      *            --        --         *
Walter Z. Berger................................         --         *            --        --         *
Greg Nathanson..................................    122,000(8)      *            --        --         *
Lawrence B. Sorrel..............................      4,000         *            --        --         *
Frank V. Sica...................................         --        --            --        --        --
Mellon Bank Corporation.........................  1,301,411(9)    9.2            --        --       3.0
Westport Asset Management, Inc..................  1,001,200(10)   7.1            --        --       2.3
T. Rowe Price Associates, Inc. .................    961,500(11)   6.8            --        --       2.2
Safeco Corp.....................................  1,851,000(12)  13.1            --        --       4.3
All executive officers and directors as a group
  (11 persons)..................................    629,637(13)   4.4     2,935,610     100.0      68.8


------------------------------
* Less than 1%


(1) Includes 159,595 shares held by Mr. Smulyan as trustee for the Emmis Communications Corporation Profit Sharing Trust (the "Profit Sharing Trust"), as to which Mr. Smulyan disclaims beneficial ownership.



(2) Consists of 100 shares owned individually and 10,000 shares represented by stock options exercisable within 60 days of March 1, 1999.



(3) Consists of 24,316 shares owned individually, 2,468 shares held for the benefit of Mr. Cummings' children, 1,573 shares held in the Profit Sharing Trust and 9,600 shares represented by stock options exercisable within 60 days of March 1, 1999.



(4) Consists of 11,865 shares owned individually or jointly with his spouse, 275 owned by Mr. Gurwitz's spouse, 979 shares held in the Profit Sharing Trust, 10,100 shares owned by a corporation of which Mr. Gurwitz's spouse is a 50% owner 2,308 shares owned for the benefit of Mr. Gurwitz's children and 58,379 shares represented by stock options exercisable within 60 days of March 1, 1999.



(5) Consists of 3,059 shares owned individually by Mr. Kaseff, 1,154 shares owned by Mr. Kaseff's spouse, 211 shares held in the Profit Sharing Trust and 20,000 shares represented by stock options exercisable within 60 days of March 1, 1999.

(6) Consists of 4,000 shares owned individually, 1,500 shares owned by Mr. Leventhal's spouse, 10,100 shares owned by a corporation of which Mr. Leventhal is a 50% owner and 15,000 shares represented by stock options exercisable within 60 days of March 1, 1999.



(7) Consists of 21,762 shares owned individually, 1,573 shares held in the Profit Sharing Trust and 9,600 shares represented by stock options exercisable within 60 days of March 1, 1999.



(8) Consists of 100,000 shares owned individually or jointly with his spouse and 22,000 shares owned by a trust for the benefit of Mr. Nathanson's children.



(9)  Information concerning these shares was obtained from an Amendment to
     Schedule 13G filed in February 1999 by Mellon Bank Corporation on behalf of itself, Boston Group Holdings, Inc. and The Boston Company, Inc., each of which has a mailing address c/o Mellon Bank Corporation, One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.



(10) Information concerning these shares was obtained from an Amendment to
     Schedule 13G filed in February 1999 by Westport Asset Management, Inc., which has an address of 253 Riverside Avenue, Westport, Connecticut 06880.



(11) Information concerning these shares was obtained from a Schedule 13G filed in February 1999 by T. Rowe Price Associates, Inc., which has an address of 100 E. Pratt Street, Baltimore, Maryland 21202.



(12) Information concerning these shares was obtained from an Amendment to
     Schedule 13G filed in February 1999 by Safeco Corporation on behalf of itself, Safeco Common Stock Trust and Safeco Asset Management Company. Each such entity has an address of Safeco Plaza, Seattle, Washington 98101.



(13) Includes 183,412 shares represented by stock options exercisable within 60 days of March 1, 1999 and 159,595 shares held in the Profit Sharing Trust.



(14) Consists of 2,589,610 shares owned individually and 346,000 shares represented by stock options exercisable within 60 days of March 1, 1999.

                              DESCRIPTION OF NOTES


     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." Certain other capitalized terms are defined in the indenture governing the notes. In this description, the word "Emmis" refers only to Emmis Communications Corporation and not to any of its subsidiaries.



     The registered notes have the same form and terms as the outstanding notes, which they replace, with two exceptions. First, because the issuance of the registered notes has been registered under the Securities Act, the registered notes will not bear legends restricting their transfer. Second, the holders of registered notes will not be entitled to rights under the registration rights agreement, since the primary provision of that agreement will terminate when the exchange offer is consummated. A copy of the indenture, dated February 12, 1999, among Emmis, the subsidiary guarantors and IBJ Whitehall Bank and Trust Company, as trustee, has been filed as an exhibit to the exchange offer registration statement of which this prospectus forms a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.



     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes.


BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

     THE NOTES

     These notes:

     - are general unsecured obligations of Emmis;

     - are subordinated in right of payment to all existing and future Senior Debt of Emmis, including borrowings under the Credit Agreement;

     - are pari passu in right of payment to any additional senior subordinated debt incurred by Emmis in the future;

     - are senior in right of payment to any future subordinated Indebtedness of Emmis that expressly provides by its terms that it is subordinated to the notes;


     - are effectively junior to:



        (1) all liabilities of Emmis' Subsidiaries that are Unrestricted Subsidiaries (and thus not subsidiary guarantors),



        (2) all liabilities of any subsidiary guarantor if such subsidiary guarantor's guarantee is subordinated or avoided by a court of competent jurisdiction (see "Risk Factors -- Fraudulent Conveyance Matters") and



        (3) all secured obligations, to the extent of the collateral securing such obligations, including any borrowings under any future secured credit facilities of Emmis; and



     - are unconditionally guaranteed by the guarantors.

     THE GUARANTEES


     These notes are unconditionally guaranteed, jointly and severally, by the following subsidiaries of Emmis, which include all of Emmis' direct and indirect domestic restricted subsidiaries:


     Emmis FM Broadcasting Corporation of Indianapolis
     Emmis FM Broadcasting Corporation of St. Louis
     KPWR, Inc.
     Emmis Broadcasting Corporation of New York
     Emmis FM Broadcasting Corporation of Chicago
     Emmis FM License Corporation of Indianapolis
     Emmis FM License Corporation of St. Louis
     KPWR License, Inc.
     Emmis License Corporation of New York
     Emmis FM License Corporation of Chicago
     Emmis Meadowlands Corporation
     Emmis Publishing Corporation
     Emmis AM Radio Corporation of Indianapolis
     Emmis FM Radio Corporation of Indianapolis
     Emmis AM Radio License Corporation of Indianapolis Emmis FM Radio License Corporation of Indianapolis Emmis Radio License Corporation of New York
     Emmis 104.1 FM Radio Corporation of St. Louis
     Emmis 104.1 FM Radio License Corporation of St. Louis Emmis 106.5 FM Broadcasting Corporation of St. Louis Emmis 106.5 FM License Corporation of St. Louis
     Emmis 1310 AM Radio Corporation of Indianapolis
     Emmis 1310 AM Radio License Corporation of Indianapolis Emmis 105.7 FM Radio Corporation of Indianapolis Mediatex Communications Corporation
     Mediatex Development Corporation
     Texas Monthly, Inc.
     Emmis License Corporation
     Emmis International Broadcasting Corporation
     Emmis DAR, Inc.
     Emmis Publishing, L.P.
     Emmis International Corporation
     Emmis 1380 AM Radio Corporation of St. Louis
     Emmis Television License Corporation of Honolulu
     Emmis Television License Corporation of Mobile
     Emmis Television License Corporation of Cape Coral Emmis Television License Corporation of Green Bay
     Emmis FM Holding Corporation of New York
     Emmis 101.9 FM Radio Corporation of New York
     Emmis Radio Corporation of New York

     Emmis 1480 AM Radio License Corporation of Terre Haute Emmis Television License Corporation of Terre Haute Emmis 99.9 FM Radio License Corporation of Terre Haute Emmis 105.7 FM Radio License Corporation of Indianapolis Emmis Television License Corporation of New Orleans Emmis 105.5 FM Radio License Corporation of Terre Haute Emmis Indiana Broadcasting, L.P.
     Emmis Television Broadcasting, L.P.


     The guarantees of these notes:



     - are general unsecured obligations of each guarantor;



     - are subordinated in right of payment to all existing and future Senior Debt of each guarantor, including guarantees of each guarantor of Senior Debt of Emmis;



     - are pari passu in right of payment to all existing and any future senior subordinated debt of each guarantor, including guarantees of any future senior subordinated debt of Emmis; and



     - are senior in right of payment to any future subordinated Indebtedness of each guarantor that expressly provides by its terms that it is subordinated to the guarantee of such guarantor.



     Assuming we had completed the offering of these notes and applied the net proceeds as intended, as of November 30, 1998, Emmis and the subsidiary guarantors would have had total Senior Debt of approximately $274.9 million, with an additional $475.1 million available under the Credit Agreement. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the notes and under the guarantees will be subordinated to the payment of Senior Debt. The indenture will permit Emmis and the guarantors to incur additional Senior Debt.



     As of the date of the indenture, all of Emmis' subsidiaries, except for Radio Hungaria Co. Ltd., will be "restricted subsidiaries." However, under the circumstances described below under the subheading "Certain
Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee these notes. In addition, if Emmis acquires or creates a new restricted subsidiary that is not a domestic restricted subsidiary, Emmis will not be required to make such newly acquired or created restricted subsidiary a guarantor. See "Certain Covenants -- Additional Subsidiary Guarantees."



     In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated 1.1% of our consolidated revenues in the nine-month period ended November 30, 1998 and held 2.1% of our consolidated assets as of November 30, 1998.

PRINCIPAL, MATURITY AND INTEREST


     The indenture will be limited to a maximum aggregate principal amount of notes equal to $400 million, of which $300 million was issued in the offering of the outstanding notes. The notes are in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 15, 2009.


     Interest on these notes will accrue at the rate of 8 1/8% per annum and will be payable semiannually in arrears on March 15 and September 15, commencing on September 15, 1999. Emmis will make each interest payment to the holders of record of these notes on the immediately preceding March 1 and September 1.

     Interest on these notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SUBSIDIARY GUARANTEES


     The guarantors will jointly and severally guarantee Emmis' obligations under these notes. Each subsidiary guarantee will be subordinated to the prior payment in full in cash of all Senior Debt of that guarantor and Emmis on the same basis and to the same extent as the notes are junior subordinated to the prior payment in full in cash of the Senior Debt of Emmis. The obligations of each guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Matters."



     A guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such guarantor is the surviving entity), another entity unless:



     (1) immediately after giving effect to that transaction, no Default or Event of Default exists and either:



        (a) such guarantor is the surviving corporation; or



        (b) the entity formed by or surviving any such consolidation or merger, if other than such guarantor, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or the jurisdiction in which such guarantor is organized and under the laws of which it is existing;



     (2) the entity formed by or surviving any such consolidation or merger, if other than such guarantor, or the entity to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such guarantor under the guarantees and the indenture, as applicable, pursuant to agreements reasonably satisfactory to the trustee;



     (3) immediately after such transaction no Event of Default, or any event that with the passage of time or the giving of notice or both would be an Event of Default, exists;

     (4) such guarantor or the entity formed by or surviving any such consolidation or merger, if other than such guarantor, will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such guarantor immediately preceding the transaction; and



     (5) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.



     The subsidiary guarantee of a guarantor will be released:



     (1) in connection with any sale or other disposition of all or substantially all of the assets of that guarantor, including by way of merger or consolidation, if Emmis applies the Net Proceeds of that sale or other disposition in accordance with the applicable provisions of the indenture; or



     (2) in connection with any sale of all of the capital stock of a guarantor, if Emmis applies the Net Proceeds of that sale in accordance with the applicable provisions of the indenture; or



     (3) if Emmis designates any restricted subsidiary that is a guarantor as an Unrestricted Subsidiary.


     See "Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

     The payment of principal, premium and liquidated damages, if any, and interest on these notes will be subordinated to the prior payment in full in cash of all Senior Debt of Emmis.


     The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt, including interest after the commencement of any such proceeding described below at the rate specified in the applicable Senior Debt, before the holders of notes will be entitled to receive any payment with respect to the notes in the event of any distribution to creditors of Emmis:



     (1) in a liquidation or dissolution of Emmis or any of its subsidiaries;



     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Emmis, any of its subsidiaries or any of their respective property;



     (3) in an assignment for the benefit of creditors of Emmis or any of its subsidiaries; or



     (4) in any marshalling of Emmis' or any of its subsidiaries' assets and liabilities.



     However, holders of notes may receive and retain Permitted Junior Securities and payments made from the trust as described under "-- Legal Defeasance and Covenant Defeasance."



     Emmis also may not make any payment in respect of the notes except in Permitted Junior Securities or from the trust as described under " -- Legal Defeasance and Covenant Defeasance" if:


     (1) a payment default with respect to any principal, interest, premium or fees due on Designated Senior Debt occurs and is continuing; or

     (2) any other default occurs and is continuing on Designated Senior Debt that currently, or with the passage of time or the giving of notice, permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a payment blockage notice relating to such default from Emmis or the holders of any Designated Senior Debt.


     Payments on the notes may and shall be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived in writing by the representatives of the holders of Designated Senior Debt; and


     (2) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived in writing by the representatives of the holders of Designated Senior Debt or 179 days after the date on which the applicable payment blockage notice is received by the trustee, unless the maturity of any Designated Senior Debt has been accelerated.



     No new payment blockage notice may be delivered unless and until 360 days have elapsed since the commencement of the immediately prior payment blockage notice.



     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of not less than 120 days.


     Emmis must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Emmis, holders of these notes may recover less ratably than creditors of Emmis who are holders of Senior Debt. See "Risk Factors -- Subordination."

OPTIONAL REDEMPTION


     At any time prior to March 15, 2002, Emmis may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date, with the net cash proceeds of one or more underwritten public offerings of Emmis common stock in which the net proceeds to Emmis are at least $25.0 million; provided that



     (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of such redemption, excluding notes held by Emmis and its subsidiaries; and



     (2) the redemption must occur within 45 days of the date of the closing of such underwritten public equity offering.


     Except pursuant to the preceding paragraph, the notes will not be redeemable at Emmis' option prior to March 15, 2004.

     After March 15, 2004, Emmis may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below plus accrued and unpaid interest and liquidated damages thereon, if any, to the applicable redemption date. The redemption prices in the following table are expressed as percentages of principal amount and apply to redemptions during the twelve-month period beginning on March 15 of the indicated year.



YEAR                                                PERCENTAGE
----                                                ----------
2004............................................     104.063%
2005............................................     102.708%
2006............................................     101.354%
2007 and thereafter.............................     100.000%


REPURCHASE AT THE OPTION OF HOLDERS

     CHANGE OF CONTROL


     If a Change of Control occurs, each holder of notes will have the right to require Emmis to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control offer. In the Change of Control offer, Emmis will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase. Within ten days following any Change of Control, Emmis will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Emmis will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.



     On the Change of Control payment date, Emmis will, to the extent lawful:



     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control offer;



     (2) deposit with Emmis' paying agent an amount equal to the Change of Control payment in respect of all notes or portions thereof so tendered; and


     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by Emmis.


     The paying agent will promptly mail to each holder of notes so tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.


     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Emmis will either repay all outstanding

Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Emmis will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.



     The provisions described above that require Emmis to make a Change of Control offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Emmis repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.



     Emmis' outstanding Senior Debt currently prohibits Emmis from purchasing any notes, and also provides that certain change of control events with respect to Emmis would constitute a default under the agreements governing the Senior Debt. Any future credit agreements or other agreements relating to Senior Debt to which Emmis becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Emmis is prohibited from purchasing notes, Emmis could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Emmis does not obtain such a consent or repay such borrowings, Emmis will remain prohibited from purchasing notes. In such case, Emmis' failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.



     Emmis will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by Emmis and purchases all notes validly tendered and not withdrawn under such Change of Control offer.



     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Emmis and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Emmis to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Emmis and its subsidiaries taken as a whole to another person or group may be uncertain.


     ASSET SALES


     Emmis will not, and will not permit any of its restricted subsidiaries to, consummate an Asset Sale unless:



     (1) Emmis (or the restricted subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of;

     (2) such fair market value is determined by Emmis' board of directors and evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the trustee; and



     (3) at least 80% of the consideration therefor received by Emmis or such restricted subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:



        (a) any liabilities of Emmis or any restricted subsidiary as shown on Emmis' or such restricted subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any subsidiary guarantee, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Emmis or such restricted subsidiary from further liability; and



        (b) any securities, notes or other obligations received by Emmis or any such restricted subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Emmis or such restricted subsidiary into cash (to the extent of the cash received in that conversion).


     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Emmis may apply such Net Proceeds at its option:

     (1) to repay Senior Debt;


     (2) to acquire all or substantially all of the assets of, or a majority of the voting stock of, another Permitted Business that is owned by Emmis or a guarantor;


     (3) to make a capital expenditure; or


     (4) to acquire other long-term assets that are used or useful in a Permitted Business that is owned by Emmis or a guarantor.



Pending the final application of any such Net Proceeds, Emmis may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.



     Notwithstanding the two immediately preceding paragraphs, Emmis and its restricted subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:



     (1) at least 80% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities and



     (2) such Asset Sale is for fair market value as determined in good faith by the board of directors and certified to in an officer's certificate;



provided that any consideration not constituting Productive Assets received by Emmis or any of its restricted subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the preceding paragraph.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "excess proceeds." When the aggregate amount of excess proceeds exceeds $5.0 million, Emmis will make an Asset Sale offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the excess proceeds. The offer price in any Asset Sale offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase, and will be payable in cash. If any excess proceeds remain after consummation of an Asset Sale offer, Emmis may use such excess proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale offer exceeds the amount of excess proceeds, the trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale offer, the amount of excess proceeds shall be reset at zero.


SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

     RESTRICTED PAYMENTS


     Emmis will not, and will not permit any of its restricted subsidiaries to, directly or indirectly:



     (1) declare or pay any dividend or make any other payment or distribution on account of Emmis' or any of its restricted subsidiaries' equity interests, including, without limitation, any payment in connection with any merger or consolidation involving Emmis or any of its restricted subsidiaries, or to the direct or indirect holders of

         Emmis' or any of its restricted subsidiaries' equity interests in their capacity as such other than dividends or distributions payable in equity interests (other than Disqualified Stock) of Emmis or to Emmis or a restricted subsidiary of Emmis;



     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Emmis) any equity interests of Emmis or any direct or indirect parent of Emmis or any restricted subsidiary of Emmis (other than any such equity interests owned by Emmis or any restricted subsidiary of Emmis);



     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the subsidiary guarantees (other than the notes or the subsidiary guarantees), except a payment of interest or principal at the stated maturity thereof; or



     (4) make any investment other than a Permitted Investment,



unless, at the time of and after giving effect to any such restricted payment:



     (1) no default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and



     (2) Emmis would, at the time of such restricted payment and after giving pro forma effect thereto as if such restricted payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock"; and



     (3) such restricted payment, together with the aggregate amount of all other restricted payments made by Emmis and its restricted subsidiaries after the date of the indenture (excluding restricted payments permitted by clauses (2) and (3) of the next succeeding paragraph), is less than the sum, without duplication, of:



        (a) (1) the aggregate Consolidated EBITDA of Emmis for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Emmis' most recently ended fiscal quarter for which internal financial statements are available at the time of such restricted payment (or, in the event aggregate Consolidated EBITDA for such period is a deficit, then minus such deficit) less



             (2) 1.4 times the aggregate Fixed Charges of Emmis for the same period; plus



        (b) the aggregate net cash proceeds received by Emmis since the date of the indenture as a contribution to its common equity capital or from the issue or sale of equity interests of Emmis other than Disqualified Stock or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Emmis that have been converted into or exchanged for such equity interests, other than equity interests or Disqualified Stock or debt securities sold to a subsidiary of Emmis; plus



        (c) to the extent that any investment other than a Permitted Investment is sold for cash or otherwise liquidated or repaid for cash, the lesser of:



             (1) the cash return of capital with respect to such Restricted
                 Investment less the cost of disposition, if any, and



             (2) the initial amount of such investment; plus



        (d)  if any Unrestricted Subsidiary:



             (1) is redesignated as a restricted subsidiary, the fair market value of such redesignated subsidiary (as determined in good faith by the board of directors) as of the date of its redesignation or



             (2) pays any cash dividends or cash distributions to Emmis or any of its restricted subsidiaries,



             100% of any such cash dividends or cash distributions made after the date of the indenture; plus


        (e)  $10.0 million.


     So long as no default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:



     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;



     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Emmis or any guarantor or of any equity interests of Emmis or any restricted subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a subsidiary of Emmis) of, equity interests of Emmis other than Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;



     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Emmis or any guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;



     (4) the payment of any dividend by a restricted subsidiary of Emmis to the holders of its common equity interests on a pro rata basis;



     (5) the repurchase, redemption or other acquisition or retirement for value of any equity interests of Emmis or any restricted subsidiary of Emmis held by any former member of Emmis' or any of its subsidiaries' management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired equity interests shall not exceed $1.0 million in any twelve-month period; and



     (6) the repurchase, redemption or other acquisition or retirement for value of any equity interests of Emmis other than those described in clause
         (5) above in an amount not to exceed $25 million in the aggregate.



     The amount of all restricted payments other than cash shall be the fair market value on the date of the restricted payment of the asset(s) or securities proposed to be transferred or issued by Emmis or such restricted subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors whose resolution with respect thereto shall be delivered to the trustee. The board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any restricted payment, Emmis shall deliver to the trustee an officers' certificate stating that such restricted payment is permitted and setting forth the basis upon which the calculations required by this "restricted payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.


     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK


     Emmis will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and Emmis will not issue any Disqualified Stock and will not permit any of its restricted subsidiaries to issue any shares of preferred stock; provided, however, that Emmis and any restricted subsidiary may incur Indebtedness (including Acquired Debt), and may issue Disqualified Stock, if the Leverage Ratio of Emmis for the four full fiscal quarters ended immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would not have been greater than 7.0 to 1, determined on a pro forma basis after giving pro forma effect to such incurrence or issuance and to the application of the net proceeds therefrom, and in accordance with the definition of Leverage Ratio.



     So long as no default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness:



     (1) the incurrence by Emmis and any restricted subsidiary of Indebtedness under the Credit Agreement; provided that the aggregate principal amount of all Indebtedness of Emmis and the restricted subsidiaries outstanding under the Credit Agreement after giving effect to such incurrence does not exceed an amount equal to $750.0 million less the aggregate amount of all Net Proceeds of Asset Sales required to be applied by Emmis or any of its restricted subsidiaries since the date of the indenture to repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption "-- Asset Sales;"

     (2) the incurrence by Emmis and its restricted subsidiaries of Existing Indebtedness;



     (3) the incurrence by Emmis and the guarantors of Indebtedness represented by the outstanding notes or the registered notes and the subsidiary guarantees;



     (4) the incurrence by Emmis or any of its restricted subsidiaries of Indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Emmis or such restricted subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;



     (5) the incurrence by Emmis or any of its restricted subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2),
        (3), (4), (8) or (9) of this paragraph;



     (6) the incurrence by Emmis or any of its restricted subsidiaries of intercompany Indebtedness between or among Emmis and any guarantor; provided, however, that:



        (a) if Emmis or any guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Emmis, or the subsidiary guarantee of such guarantor, in the case of a guarantor; and



        (b) (1) any subsequent issuance or transfer of equity interests that results in any such Indebtedness being held by a person other than Emmis or a guarantor and



              (2) any sale or other transfer of any such Indebtedness to a person that is not either Emmis or a guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Emmis or such restricted subsidiary, as the case may be, that was not permitted by this clause (6);



      (7) the incurrence by Emmis or any of its restricted subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;



      (8) the guarantee by Emmis or any of the restricted subsidiaries of Indebtedness of Emmis or a restricted subsidiary of Emmis that is also a guarantor that was permitted to be incurred by another provision of this covenant;



      (9) the incurrence by Emmis or any of its restricted subsidiaries of additional Indebtedness in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $25 million;

     (10) the incurrence by Emmis' Unrestricted Subsidiaries of non-recourse debt; provided, however, that if any such Indebtedness ceases to be non-recourse debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a restricted subsidiary of Emmis that was not permitted by this clause (10);



     (11) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, provided, in each such case, that the amount thereof is included in Fixed Charges of Emmis as accrued, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; and



     (12) the incurrence by Emmis and any restricted subsidiary of up to an aggregate principal amount of $250.0 million of Indebtedness under the Credit Facilities for the purpose of acquiring Permitted Businesses.



     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Emmis will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.


     NO SENIOR SUBORDINATED DEBT


     Emmis will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Emmis and senior in any respect in right of payment to the notes. No guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of such guarantor and senior in any respect in right of payment to such guarantor's subsidiary guarantee.


     LIENS


     Emmis will not, and will not permit any of its restricted subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.


     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES


     Emmis will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary to:



     (1) pay dividends or make any other distributions on its capital stock to Emmis or any of Emmis' restricted subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Emmis or any of Emmis' restricted subsidiaries;



     (2) make loans or advances to Emmis or any of Emmis' restricted subsidiaries; or

     (3) transfer any of its properties or assets to Emmis or any of Emmis' restricted subsidiaries.


     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:


     (1) Existing Indebtedness as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indenture;



     (2) the indenture and the notes;


     (3) applicable law;


     (4) any instrument governing Indebtedness or capital stock of a person acquired by Emmis or any of its restricted subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;


     (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;


     (7) any agreement for the sale or other disposition of a restricted subsidiary that restricts distributions by such restricted subsidiary pending its sale or other disposition;


     (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;


     (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption
        "-- Liens" that limit the right of Emmis or any of its restricted subsidiaries to dispose of the assets subject to such lien;


     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     MERGER, CONSOLIDATION OR SALE OF ASSETS


     Emmis may not, directly or indirectly consolidate or merge with or into another person, whether or not Emmis is the surviving corporation, or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another person, unless:


     (1) either:

          (a) Emmis is the surviving corporation; or


          (b) if Emmis is not the surviving corporation, the person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;



     (2) the person formed by or surviving any such consolidation or merger, if other than Emmis, or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Emmis under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;



     (3) immediately after such transaction no default or Event of Default exists; and



     (4) Emmis or the person formed by or surviving any such consolidation or merger, if other than Emmis:


          (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Emmis immediately preceding the transaction; and

          (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."


In addition, Emmis may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Emmis and any of its wholly owned subsidiaries.


     TRANSACTIONS WITH AFFILIATES


     Emmis will not, and will not permit any of its restricted subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate, unless:


     (1) such affiliate transaction is on terms that are no less favorable to Emmis or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by Emmis or such restricted subsidiary with an unrelated person; and


     (2) Emmis delivers to the trustee:

        (a) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such affiliate transaction complies with this covenant and that such affiliate transaction has been approved by a majority of the disinterested members of the board of directors; and

        (b) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of the notes of such affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be affiliate transactions and, therefore, will not be subject to the provisions of the prior paragraph:


     (1) any employment agreement entered into by Emmis or any of its restricted subsidiaries in the ordinary course of business and consistent with the past practice of Emmis or such restricted subsidiary;



     (2) transactions between or among Emmis and/or its restricted subsidiaries;


     (3) payment of reasonable directors fees to persons who are not otherwise affiliates of Emmis; and


     (4) Restricted payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments."


     ADDITIONAL SUBSIDIARY GUARANTEES


     If Emmis or any of its restricted subsidiaries acquires or creates another subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary must become a guarantor and execute a supplemental indenture satisfactory to the trustee and deliver an opinion of counsel to the trustee within 10 business days of the date on which it was acquired or created unless such subsidiary either:


     (1) is designated as an "Unrestricted Subsidiary" in accordance with the covenant described below under the caption "-- Designation of Restricted and Unrestricted Subsidiaries" or


     (2) is not a domestic restricted subsidiary.

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES


     The board of directors may designate any restricted subsidiary to be an Unrestricted Subsidiary if that designation would not cause a default. If a restricted subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Emmis and its restricted subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for restricted payments under the first paragraph of the covenant described above under the caption
"-- Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. In addition, such designation will only be permitted if such restricted payment would be permitted at that time and if such restricted subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a restricted subsidiary if the redesignation would not cause a default.


     SALE AND LEASEBACK TRANSACTIONS


     Emmis will not, and will not permit any of its restricted subsidiaries to, enter into any sale and leaseback transaction; provided that Emmis or any guarantor may enter into a sale and leaseback transaction if:



     (1) Emmis or that guarantor, as applicable, could have:


        (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and


        (b) incurred a lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens;"


     (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

     (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Emmis applies the proceeds of such transaction in compliance with, the covenant described above under the caption
         "-- Asset Sales."

     LIMITATION ON ISSUANCES AND SALES OF EQUITY INTERESTS IN WHOLLY OWNED SUBSIDIARIES


     Emmis will not, and will not permit any of its restricted subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any equity interests in any wholly owned restricted subsidiary of Emmis to any person (other than Emmis or a wholly owned restricted subsidiary of Emmis), unless:



     (1) such transfer, conveyance, sale, lease or other disposition is of all the equity interests in such wholly owned restricted subsidiary; and

     (2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "-- Asset Sales."


In addition, Emmis will not permit any wholly owned restricted subsidiary of Emmis to issue any of its equity interests (other than, if necessary, shares of its capital stock constituting directors' qualifying shares) to any person other than to Emmis or a wholly owned restricted subsidiary of Emmis.


     LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS


     Emmis will not permit any of its restricted subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any other Indebtedness of Emmis unless such restricted subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the notes by such restricted subsidiary, which guarantee shall be senior to or pari passu with such restricted subsidiary's guarantee of or pledge to secure such other Indebtedness, unless such other Indebtedness is Senior Debt, in which case the guarantee of the notes may be subordinated to the guarantee of such Senior Debt to the same extent as the notes are subordinated to such Senior Debt.



     Notwithstanding the preceding paragraph, any subsidiary guarantee of the notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "-- Subsidiary Guarantees." The form of the subsidiary guarantee will be attached as an exhibit to the indenture.


     PAYMENTS FOR CONSENT


     Emmis will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


     REPORTS

     Whether or not required by the SEC, so long as any notes are outstanding, Emmis will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:


     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Emmis were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Emmis' certified independent accountants; and


     (2) all current reports that would be required to be filed with the SEC on Form 8-K if Emmis were required to file such reports.

     If Emmis has designated any of its subsidiaries as Unrestricted Subsidiaries or if any restricted subsidiaries of Emmis are not guarantors, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Emmis and its restricted subsidiaries separate from the financial condition and results of operations of the non-guarantor subsidiaries of Emmis.


     In addition, whether or not required by the SEC, Emmis will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:


     (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;



     (2) default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;



     (3) failure by Emmis or any of its subsidiaries to comply with the provisions described under the captions "-- Change of Control," "-- Asset Sales," "-- Restricted Payments" or "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "-- Merger, Consolidation or Sale of Assets;"



     (4) failure by Emmis or any of its restricted subsidiaries to comply with any of the other agreements in the indenture for 60 days after notice to Emmis by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;



     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Emmis or any of its restricted subsidiaries, or the payment of which is guaranteed by Emmis or any of its restricted subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:



        (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default; and



        (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default as described in clause (a) or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     (6) failure by Emmis or any of its restricted subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;



     (7) except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee; and



     (8) certain events of bankruptcy or insolvency with respect to Emmis or its restricted subsidiaries.



     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Emmis, any restricted subsidiary that is a Significant Subsidiary or any group of restricted subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes then outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare all the notes to be due and payable immediately.



     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or Event of Default (except a default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.



     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or Event of Default and its consequences under the indenture except a continuing default or Event of Default in the payment of interest on, or the principal of, the notes.



     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Emmis with the intention of avoiding payment of the premium that Emmis would have had to pay if Emmis then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 15, 2004, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Emmis with the intention of avoiding the prohibition on redemption of the notes prior to March 15, 2004, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.



     Emmis is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or Event of Default, Emmis is required to deliver to the trustee a statement specifying such default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS


     No director, officer, employee, incorporator or stockholder of Emmis or any guarantor, as such, shall have any liability for any obligations of Emmis or the guarantors under the notes, the indenture or the subsidiary guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE


     Emmis may, at its option and at any time, elect to have all of its obligations discharged with respect to notes then outstanding and all obligations of the guarantors discharged with respect to their subsidiary guarantees ("Legal Defeasance") except for:


     (1) the rights of holders of notes then outstanding to receive payments in respect of the principal of, premium and liquidated damages, if any, and interest on such notes when such payments are due from the trust referred to below;

     (2) Emmis' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and Emmis' obligations in connection therewith; and


     (4) the Legal Defeasance provisions of the indenture.



     In addition, Emmis may, at its option and at any time, elect to have the obligations of Emmis and the guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events described under "Events of Default" other than non-payment, bankruptcy, receivership, rehabilitation and insolvency events will no longer constitute an Event of Default with respect to the notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) Emmis must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes then outstanding on the stated maturity or on the applicable redemption date, as the case may be, and Emmis must specify whether the notes are being defeased to maturity or to a particular redemption date;


     (2) in the case of Legal Defeasance, Emmis shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:


        (a) Emmis has received from, or there has been published by, the Internal Revenue Service a ruling or

        (b) since the date of the indenture, there has been a change in the applicable federal income tax law,



        in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;



     (3) in the case of Covenant Defeasance, Emmis shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;



     (4) no default or Event of Default shall have occurred and be continuing either:



        (a) on the date of such deposit, other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or



        (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned at any time in the period ending on the 91st day after the date of deposit;



     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument other than the indenture to which Emmis or any of its restricted subsidiaries is a party or by which Emmis or any of its restricted subsidiaries is bound, including without limitation the Credit Facilities;


     (6) Emmis must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) Emmis must deliver to the trustee an officers' certificate stating that the deposit was not made by Emmis with the intent of preferring the holders of notes over the other creditors of Emmis with the intent of defeating, hindering, delaying or defrauding creditors of Emmis or others; and

     (8) Emmis must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE


     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Emmis may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Emmis is not required to transfer or exchange any note selected for redemption. Also, Emmis is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER


     Except as provided in the next and the third succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes.



     Without the consent of each holder affected, an amendment or waiver may not with respect to any notes held by a non-consenting holder:


     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;


     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders";


     (3) reduce the rate of or change the time for payment of interest on any note;


     (4) waive a default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;


     (5) make any note payable in money other than that stated in the notes;


     (6) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;



     (7) waive a redemption payment with respect to any note other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"; or


     (8) make any change in the preceding amendment and waiver provisions.


     In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding. Also, any amendment to such provisions will require the consent of the representatives of the holders of Designated Senior Debt.

     Notwithstanding the preceding, without the consent of any holder of notes, Emmis and the trustee may amend or supplement the indenture or the notes:


     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of Emmis' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Emmis' assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder; or


     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.


CONCERNING THE TRUSTEE


     If the trustee becomes a creditor of Emmis or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.



     The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.


METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to Emmis, Emmis will make all principal, premium, liquidated damages and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Emmis elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES


     The trustee will initially act as paying agent and registrar. Emmis may change the paying agent or registrar without prior notice to the holders of the notes, and Emmis or any of its subsidiaries may act as paying agent or registrar.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The notes initially will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the trustee, as custodian for the Depository Trust Company ("DTC" or the "Depositary"), in New York and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct Participants and Indirect Participants (each as defined).


     Transfer of beneficial interests in Global Notes will be subject to the applicable rules and procedures of DTC and its Direct Participants or Indirect Participants, including, if applicable, those of Euroclear and CEDEL, which may change from time to time.


     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Notes for Certificated Notes."

     The notes may be presented for registration of transfer and exchanged at the offices of the registrar.

DEPOSITARY PROCEDURES


     DTC has advised Emmis that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in their accounts. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other person's ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant and not on the records maintained by DTC.


     DTC has also advised Emmis that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of Direct Participants with portions of the principal amount of the Global Notes, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

     Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the notes see "-- Transfers of Interests in Global Notes for Certificated Notes."



     EXCEPT AS DESCRIBED IN "-- TRANSFERS OF INTEREST IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.



     Under the terms of the indenture, Emmis, the guarantors and the trustee will treat the persons in whose names the notes are registered (including notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, none of Emmis, the guarantors, the trustee or any agent of Emmis, the guarantors or the trustee has or will have any responsibility or liability for:



     (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or



     (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.



     DTC has advised Emmis that its current payment practice for payments of principal, interest and the like with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, Emmis or the guarantors. None of Emmis, the guarantors or the trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and Emmis and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.



     The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants, other than Indirect Participants who hold an interest in the notes through Euroclear or CEDEL, who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and U.K. time for CEDEL). Indirect Participants who hold interest in the notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

     Because of time zone differences, the securities of accounts of an Indirect Participant who holds an interest in the notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported, to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York.


     DTC has advised Emmis that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global Notes without the direction of one or more of its Direct Participants for notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See "-- Transfers of Interest in Global Notes for Certificated Notes."



     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interest in the Global Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Emmis, the guarantors or the trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct Participants and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.


     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that Emmis believes to be reliable, but Emmis takes no responsibility for the accuracy thereof.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES


     An entire Global Note may be exchanged for definitive notes in registered, certificated form with interest coupons if:



     (1) DTC:



          (a) notifies Emmis that it is unwilling or unable to continue as depositary for the Global Notes and Emmis thereupon fails to appoint a successor depositary within 90 days or



          (b) has ceased to be a clearing agency registered under the Exchange Act,



     (2) Emmis, at its option, notifies that trustee in writing that it elects to cause the issuance of certificated notes or,



     (3) there shall have occurred and be continuing a default or an Event of Default with respect to the notes. In any such case, Emmis will notify the trustee in writing that, upon surrender by the Direct Participants and Indirect Participants of their interest in such Global Note, certificated notes will be issued to each person that such Direct Participants and Indirect Participants and DTC identify as being the beneficial owner of the related notes.



     Beneficial interests in Global Notes held by any Direct Participant or Indirect Participant may be exchanged for certificated notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant) or to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interests in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct Participants or Indirect Participants in accordance with DTC's customary procedures.



     None of Emmis, the guarantors or the trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of notes, and Emmis and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.


SAME DAY SETTLEMENT AND PAYMENT


     The indenture requires that payments in respect of the notes represented by the Global Notes, including principal, premium, if any, interest and liquidated damages, if any, be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to certificated notes, Emmis will make all payments of principal, premium, if any, interest and liquidated damages, if any by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Emmis expects the secondary trading in the certificated notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS


     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.


     "Acquired Debt" means, with respect to any specified person:


     (1) Indebtedness of any other person existing at the time such other person is merged with or into or became a subsidiary of such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a subsidiary of, such specified person; and



     (2) Indebtedness secured by a lien encumbering any asset acquired by such specified person.


     "Asset Sale" means:


     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Emmis and its restricted subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and



     (2) the issuance of equity interests by any of Emmis' restricted subsidiaries or the sale of equity interests in any of its subsidiaries,


Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that:

          (a) involves assets having a fair market value of less than $1.0 million; or


          (b) results in net proceeds to Emmis and its restricted subsidiaries of less than $1.0 million;



     (2) a transfer of assets between or among Emmis and any of its guarantors;



     (3) an issuance of equity interests by a guarantor to Emmis or to a guarantor;


     (4) a transfer by Emmis of assets in a transaction that qualifies as a charitable contribution or donation and which does not exceed $2.0 million in the aggregate; and


     (5) a restricted payment that is permitted by the covenant described above under the caption "-- Restricted Payments."


     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles.

     "Cash Equivalents" means:


     (1) United States dollars;


     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of not more than six months from the date of acquisition;


     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:


     (1) the sale, transfer, conveyance or other disposition other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Emmis and its subsidiaries taken as a whole to any "person", as such term is used in Section 13(d)(3) of the Exchange Act, other than Jeffrey H. Smulyan or a Related Party of Jeffrey H. Smulyan;


     (2) the adoption of a plan relating to the liquidation or dissolution of Emmis;


     (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" (as defined above), other than Jeffrey H. Smulyan and his Related Parties, becomes the beneficial owner, directly or indirectly, of more than 35% of the voting stock of Emmis, measured by voting power rather than number of shares;


     (4) the first day on which a majority of the members of the board of directors of Emmis are not Continuing Directors; or


     (5) Emmis consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Emmis, in any such event pursuant to a transaction in which any of the outstanding voting stock of Emmis is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of Emmis outstanding immediately prior to such transaction is converted into or exchanged for voting stock other than Disqualified Stock of the surviving or transferee person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee person immediately after giving effect to such issuance.

     "Consolidated EBITDA" means, with respect to any person for any period, the Consolidated Net Income of such person for such period plus:

     (1) an amount equal to any extraordinary loss on an after tax basis plus any loss realized in connection with an Asset Sale or any refinancing of a Credit Facility on an after tax basis, to the extent such losses were deducted in computing such Consolidated Net Income; plus


     (2) provision for taxes based on income or profits of such person and its restricted subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus



     (3) consolidated interest expense of such person and its restricted subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus



     (4) depreciation, amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of such person and its restricted subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus



     (5) all one-time cash compensation payments in connection with employment agreements as in effect on the date of the indenture; minus


     (6) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with generally accepted accounting principles.


Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a restricted subsidiary of Emmis shall be added to Consolidated Net Income to compute Consolidated EBITDA of Emmis only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Emmis by such restricted subsidiary without prior approval that has not been obtained, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that subsidiary or its stockholders.



     "Consolidated Net Income" means, with respect to any specified person for any period, the aggregate of the Net Income of such person and its restricted subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles; provided that:



     (1) the Net Income or loss of any person that is not a restricted subsidiary or Unrestricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided, however, that such Net Income shall be included to the extent of the amount of dividends or distributions paid in cash to the specified person or a restricted subsidiary thereof;



     (2) the Net Income of any restricted subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval that has not been obtained or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders;


     (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;


     (4) the Net Income or loss of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified person or one of its subsidiaries; and


     (5) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any person as of any date, the sum of:


     (1) the consolidated equity of the common stockholders of such person and its consolidated subsidiaries as of such date; plus



     (2) the respective amounts reported on such person's balance sheet as of such date with respect to any series of preferred stock other than Disqualified Stock that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock.


     "Continuing Directors" means, as of any date of determination, any member of the board of directors of Emmis who:


     (1) was a member of such board of directors on the date of the indenture;
         or


     (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

     "Credit Agreement" means the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of July 16, 1998, as amended, among Emmis, the lenders named therein, Toronto Dominion (Texas), Inc., as Administrative Agent, BankBoston, N.A., as Documentation Agent and First Union National Bank, as Syndication Agent, as further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.


     "Credit Facilities" means one or more debt facilities, including, without limitation, the Credit Agreement, or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, and/or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.



     "Designated Senior Debt" means:



     (1) any and all Indebtedness (including all principal, premium, interest, fees, expenses and other obligations and liabilities) outstanding under the Credit Agreement and all Hedging Obligations with respect thereto and



     (2) any Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Emmis as "Designated Senior Debt"; provided, however, that so long as the Credit Agreement remains in effect, lenders holding a majority of the loan commitments or outstanding loans thereunder shall have consented in writing to such designation by Emmis of additional Indebtedness as Designated Senior Debt.



     "Disqualified Stock" means any capital stock that, by its terms or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Emmis to repurchase such capital stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such capital stock provide that Emmis may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."



     "Existing Indebtedness" means up to $0.5 million in aggregate principal amount of Indebtedness of Emmis and its restricted subsidiaries in existence on the date of the indenture, until such amounts are repaid.


     "Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of:


     (1) the consolidated interest expense of such person and its restricted subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus



     (2) the consolidated interest of such person and its restricted subsidiaries that was capitalized during such period; plus



     (3) any interest expense on Indebtedness of another person that is Guaranteed by such person or one of its restricted subsidiaries or secured by a lien on assets of such person or one of its restricted subsidiaries, whether or not such guarantee or lien is called upon and limited to the amount of such guarantee or the fair market value of the property secured by such lien, as the case may be.



     "Hedging Obligations" means, with respect to any person, the obligations of such person under:


     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and


     (2) other agreements or arrangements designed to protect such person against fluctuations in interest rates.


     "Indebtedness" means, without duplication, with respect to any specified person, any indebtedness of such person, whether or not contingent, in respect of:

     (1) borrowed money;


     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof;


     (3) banker's acceptances;


     (4) representing capital lease obligations;


     (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) representing any Hedging Obligations,


if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with generally accepted accounting principles. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a lien on any asset of the specified person, whether or not such Indebtedness is assumed by the specified person, limited to the fair market value of the property securing such lien, and, to the extent not otherwise included, the guarantee by such person of any indebtedness of any other person.

     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.


     "Investments" means, with respect to any person, all investments by such person in other persons, including affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions, excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, equity interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with generally accepted accounting principles. If Emmis or any restricted subsidiary of Emmis sells or otherwise disposes of any equity interests of any direct or indirect restricted subsidiary of Emmis such that, after giving effect to any such sale or disposition, such person is no longer a restricted subsidiary of Emmis, Emmis shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the equity interests of such restricted subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "Certain Covenants -- Restricted Payments."



     "Leverage Ratio" means, with respect to any specified person on any date of determination (the "Calculation Date"), the ratio, on a pro forma basis, of:



     (1) the sum of the aggregate outstanding amount of Indebtedness and Disqualified Stock of such person and its restricted subsidiaries as of the calculation date determined on a consolidated basis in accordance with generally accepted accounting principles to



     (2) the Consolidated EBITDA of such person and its restricted subsidiaries attributable to continuing operations and businesses, exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, for the four fiscal quarters ended immediately prior to such date.


For purposes of calculating the Leverage Ratio:


     (1) acquisitions that have been made by the specified person or any of its restricted subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four fiscal quarters ended immediately prior to such date or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of such period and Consolidated EBITDA for such period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and



     (2) transactions giving rise to the need to calculate the Leverage Ratio shall be assumed to have occurred on the first day of such period.



     "Marketable Securities" means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation with debt securities rated at least "AAA-" from Standard & Poor's Corporation or "Aaa3" from Moody's Investors Service, Inc.



     "Net Income" means, with respect to any person, the net income (loss) of such person and its restricted subsidiaries, determined in accordance with generally accepted accounting principles and before any reduction in respect of preferred stock dividends, excluding, however:


     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

        (a) any Asset Sale; or


        (b) the disposition of any securities by such person or any of its restricted subsidiaries or the extinguishment of any Indebtedness of such person or any of its restricted subsidiaries; and


     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).


     "Net Proceeds" means the aggregate cash proceeds received by Emmis or any of its restricted subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a lien on the asset or assets that were the subject of such Asset Sale.



     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, including, without limitation, post-petition interest whether or not allowed as a claim in any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Indebtedness.



     "Permitted Business" means any business in which Emmis and its restricted subsidiaries are engaged on the date of the indenture or any business reasonably related, incidental, complementary or ancillary thereto.


     "Permitted Investments" means:


     (1) any Investment in Emmis or in a restricted subsidiary of Emmis;


     (2) any Investment in Cash Equivalents;


     (3) any Investment by Emmis or any restricted subsidiary of Emmis in a person, if as a result of such Investment:



          (a) such person becomes a restricted subsidiary of Emmis or



          (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Emmis or a restricted subsidiary of Emmis;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";


     (5) any acquisition of assets solely in exchange for the issuance of equity interests of Emmis other than Disqualified Stock;



     (6) other Investments in any person having an aggregate fair market value measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (6) since the date of the indenture, not to exceed $15 million in the aggregate;



     (7) Investments in Permitted Joint Ventures, provided that, at the time of and immediately after giving pro forma effect to such Investment and any related transaction or series of transactions, the Leverage Ratio would be less than or equal to the Leverage Ratio immediately prior to such Investment; and


     (8) any Investment in the form of loans or advances to employees of Emmis not to exceed $3.0 million in aggregate principal amount at any one time outstanding.


     "Permitted Joint Ventures" means a corporation, partnership or other entity, other than a subsidiary, engaged in one or more Permitted Businesses in respect of which Emmis or a restricted subsidiary:



     (1) beneficially owns at least 20% of the capital stock of such entity and



     (2) either is a party to an agreement empowering one or more parties to such agreement, which may or may not be Emmis or a subsidiary, or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity.


     "Permitted Junior Securities" means:


     (1) equity interests in Emmis or any guarantor; or



     (2) debt securities of Emmis or any guarantor that are unsecured and subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt, to substantially the same extent as, or to a greater extent than, the notes and the subsidiary guarantees are subordinated to Senior Debt pursuant to the indenture.


Without limiting the foregoing, such Permitted Junior Securities shall have no required principal payments or equity redemption requirements until after the final maturity of the Senior Debt.

     "Permitted Liens" means:


     (1) liens on the assets of Emmis and any guarantor securing Senior Debt and Indebtedness and other Obligations under Credit Facilities to the extent such Indebtedness was permitted by the terms of the indenture to be incurred;



     (2) liens in favor of Emmis or the guarantors;



     (3) liens on property of a person existing at the time such person is merged with or into or consolidated with Emmis or any restricted subsidiary of Emmis; provided that such liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with Emmis or the restricted subsidiary;



     (4) liens on property existing at the time of acquisition thereof by Emmis or any restricted subsidiary of Emmis, provided that such liens were in existence prior to the contemplation of such acquisition;



     (5) liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;



     (6) liens to secure Indebtedness, including capital lease obligations, permitted by clause (4) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;



     (7) liens existing on the date of the indenture;



     (8) liens on assets of guarantors to secure Senior Debt of such guarantor to the extent that such lien was permitted by the indenture to be incurred;



     (9) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with generally accepted accounting principles shall have been made therefor; and



     (10) liens incurred in the ordinary course of business of Emmis or any restricted subsidiary of Emmis with respect to obligations that do not exceed $5.0 million at any one time outstanding.



     "Permitted Refinancing Indebtedness" means any Indebtedness of Emmis or any of its restricted subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Emmis or any of its restricted subsidiaries other than intercompany Indebtedness; provided that:



     (1) the principal amount or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of or accreted value, if applicable, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus the amount of reasonable expenses incurred in connection therewith;


     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and


     (4) such Indebtedness is incurred either by Emmis or by the restricted subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.



     "Productive Assets" means assets (including capital stock) that are used or usable by Emmis and its restricted subsidiaries in Permitted Businesses; provided that for any capital stock to qualify as Productive Assets, it must, after giving pro forma effect to the transaction in which it was acquired, be capital stock of a restricted subsidiary.



     "Related Party" with respect to Jeffrey H. Smulyan means:



     (1) any 80% or more owned subsidiary, or spouse or immediate family member of Jeffrey H. Smulyan; or


     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Jeffrey H. Smulyan and/or such other persons referred to in the immediately preceding clause (1).


     "Senior Debt" means:



     (1) all principal, premium, interest, fees, expenses and other obligations and liabilities of any kind outstanding under the Credit Facilities and any guarantees thereof, together with available undrawn amounts under letters of credit issued thereunder and any other Indebtedness outstanding under the Credit Facilities, including, without limitation, post-petition interest whether or not allowed as a claim in any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to Indebtedness outstanding under the Credit Facilities and all Hedging Obligations with respect thereto;



     (2) any other Indebtedness permitted to be incurred by Emmis under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and


     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by Emmis;


     (2) any Indebtedness of Emmis to any of its subsidiaries or other affiliates;


     (3) any trade payables; or


     (4) any Indebtedness that is incurred in violation of the indenture.



     "Significant Subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, as such regulation is in effect on the date of the indenture.

     "Unrestricted Subsidiary" means Radio Hungaria Co. Ltd. and any other subsidiary of Emmis that is designated by the board of directors of Emmis as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such subsidiary:



     (1) has no Indebtedness other than non-recourse debt;



     (2) is not party to any agreement, contract, arrangement or understanding with Emmis or any restricted subsidiary of Emmis unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Emmis or such restricted subsidiary than those that might be obtained at the time from persons who are not affiliates of Emmis;



     (3) is a person with respect to which neither Emmis nor any of its restricted subsidiaries has any direct or indirect obligation:



             (a) to subscribe for additional equity interests or


             (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;


     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Emmis or any of its restricted subsidiaries; and



     (5) has at least one director on its board of directors that is not a director or executive officer of Emmis or any of its restricted subsidiaries and has at least one executive officer that is not a director or executive officer of Emmis or any of its restricted subsidiaries.



     Any designation of a subsidiary of Emmis as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such subsidiary shall be deemed to be incurred by a restricted subsidiary of Emmis as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Emmis shall be in default of such covenant. The board of directors of Emmis may at any time designate any Unrestricted Subsidiary to be a restricted subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a restricted subsidiary of Emmis of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:


     (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and


     (2) no default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:


     (1)  the sum of the products obtained by multiplying:


         (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by


         (b) the number of years calculated to the nearest one-twelfth that will elapse between such date and the making of such payment; by



     (2)  the then outstanding principal amount of such Indebtedness.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


     The following summary description of material indebtedness of Emmis is qualified in its entirety by reference to the provisions of the various related agreements, certain of which are on file with the Securities and Exchange Commission and to which reference is hereby made.


CREDIT FACILITY

     Emmis amended and restated its senior credit facility with a syndicate of banks and other financial institutions on July 16, 1998. Prior to the offering of the outstanding notes, the Credit Facility provided availability of $750 million in loans, which could be increased to $1.0 billion with the consent of the lenders. The Credit Facility provided for four lending facilities, as follows:

     - A $150 million senior secured revolving credit facility with a final maturity date of August 31, 2006;

     - A $250 million senior secured amortizing term loan with a final maturity date of August 31, 2006;

     - A $250 million senior secured amortizing term loan with a final maturity date of February 28, 2007; and

     - A $100 million senior secured acquisition revolving credit/term loan facility with a final maturity date of August 31, 2006 which will terminate if not utilized prior to July 1999.

     The Credit Facility provides for letters of credit to be made available to Emmis not to exceed $50 million. The aggregate amount of outstanding letters of credit and amounts borrowed under the revolving credit facility cannot exceed the revolving credit facility commitment.

     All outstanding amounts under the Credit Facility bear interest, at the option of Emmis, at a rate equal to the Eurodollar Rate or an alternative base rate (as such terms are defined in the Credit Facility) plus a margin. The margin over the Eurodollar Rate or the alternative base rate varies from time to time, depending on our ratio of debt to earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the Credit Facility. Interest is due on a calendar quarter basis under the alternative base rate and at least every three months under the Eurodollar Rate.

     The Credit Facility requires Emmis to maintain interest rate protection agreements through July 2001. The notional amount required varies based upon our ratio of adjusted debt to EBITDA, as defined in the Credit Facility. The notional amount of the agreements outstanding as of January 18, 1999 was $274 million. The agreements, which expire at various dates ranging from April 2000 to February 2001, establish ceilings of 6.5% to 8.0% on the London Interbank Offered Rate ("LIBOR") interest rate.

     The aggregate amount of the revolving credit facility under the Credit Facility reduces quarterly beginning August 31, 2001. Amortization of the outstanding principal amount under the term notes and revolving credit facility/term loan facility is payable in quarterly installments beginning August 31, 2001.

     Commencing with the fiscal year ending February 28, 2002, in addition to the scheduled amortization/reduction under the Credit Facility, within 60 days after the end of each fiscal year, the amount available for borrowing under the Credit Facility is permanently reduced by 50% of our excess cash flow if the ratio of adjusted debt (as defined in the Credit Facility) to EBITDA exceeds 4.5 to 1. Excess cash flow is generally defined as EBITDA reduced by the sum of net cash tax payments, capital expenditures, required debt service, increases in working capital (net of cash or cash equivalents) and $5 million. The net proceeds of any sale of certain assets must also be used to permanently reduce borrowings under the Credit Facility. If the ratio of adjusted debt to EBITDA is less than 5.5 to 1 and certain other conditions are met, Emmis will be permitted in certain circumstances to reborrow the amount of the net proceeds within nine months solely for the purpose of funding an acquisition.

     The Credit Facility contains various financial and operating covenants and other restrictions with which Emmis must comply, including, among others, restrictions on additional indebtedness, engaging in businesses other than broadcasting and publishing, paying cash dividends, redeeming or repurchasing our capital stock and use of borrowings, as well as requirements to maintain certain financial ratios. The Credit Facility also prohibits Emmis, under certain circumstances, from making acquisitions and disposing of certain assets without the prior consent of the lenders, and provides that an event of default will occur if Jeffrey H. Smulyan ceases to maintain (i) a significant equity investment in Emmis (as specified in the Credit Facility), (ii) the ability to elect a majority of our directors or (iii) control of a majority of shareholder voting power. Substantially all of our assets, including the stock of our subsidiaries, are pledged to secure the Credit Facility.

AMENDMENT TO CREDIT FACILITY

     Concurrently with the offering of the outstanding notes, our lenders amended the Credit Facility as follows:

     - The $250 million senior secured amortizing term loan with a final maturity date of August 31, 2006 was changed into a revolving credit facility and the prepayment provisions were modified to permit Emmis to reduce the outstanding balance on that facility with a portion of the proceeds of the offering of the outstanding notes and then reborrow these amounts as needed for acquisitions or other business needs;

     - The limitation on subordinated indebtedness was increased to permit the offering of the outstanding notes;


     - The restrictions on payment of the SF note were modified to permit Emmis to retire the SF note with a portion of the proceeds from the offering of the outstanding notes; and


     -  Various financial covenants and acquisition restrictions were modified.

SF NOTE


     In connection with our acquisition in 1998 of four television stations representing substantially all of the assets of SF Broadcasting of Wisconsin, Inc. and SF Multistations, Inc. and its subsidiaries, Emmis issued the $25 million SF note for a portion of the purchase price. The SF note was due July 15, 1999 and accrued interest at 8% per annum. The SF note was secured by a pledge of approximately $27 million of our Class A Common Stock. At the option of Emmis, the SF note could be paid in cash or an equivalent amount of our Class A Common Stock. We paid this obligation in cash with a portion of the net proceeds from the offering of the outstanding notes.


HUNGARIAN RADIO DEBT

     Our 54% owned Hungarian subsidiary, Radio Hungaria Co. Ltd. (doing business as Slager Radio), has certain obligations which are consolidated in our financial statements due to our majority ownership interest. However, Emmis is not a guarantor of or required to fund these obligations. In particular, Slager Radio must pay, in Hungarian forints, an obligation for a radio broadcast license to the Hungarian government in four equal annual installments commencing November 2000. At November 30, 1998, this obligation (in U.S. dollars) was approximately $13.1 million, which was net of an unamortized discount of approximately $1.4 million. The obligation is subject to a monthly Hungarian cost of living adjustment (which was 14.3% for the year ended December 31, 1998) payable in Hungarian forints concurrently with the principal payments. At the commencement of the obligation, Slager Radio recorded the obligation at its present value giving consideration for the difference between the estimated current annual cost of living adjustment and the estimated average cost of borrowing. The amortization of this discount is reflected in interest expense and will be paid in Hungarian forints concurrently with the principal payments.

     In addition, Slager Radio is obligated to pay certain notes and bonds to its shareholders. At November 30, 1998, bonds payable to the minority shareholders were (in U.S. dollars) approximately $2.9 million. The bonds are due at maturity in November 2004 and bear interest at the Hungarian State Bill rate plus 3% (20.2% at November 30, 1998). Interest payments on the bonds are semiannual. At November 30, 1998, notes payable to the minority shareholders were (in U.S. dollars) approximately $0.8 million. The notes bear interest at the Citibank prime rate plus 2% (9.75% at November 30, 1998). The notes and accrued interest are due at maturity in September 1999.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain material United States federal income tax consequences of the purchase, disposition and ownership of the notes as of the date hereof, but is not purported to be a complete analysis of all potential tax effects. Except where noted, it deals only with notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, persons holding notes as a part of a hedging or conversion transaction or a straddle, persons subject to the alternative minimum tax or holders of notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, either retroactively or prospectively, so as to result in federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

EFFECT OF EXCHANGE OF OUTSTANDING NOTES FOR REGISTERED NOTES

     Emmis believes that the exchange of outstanding notes for registered notes pursuant to the registered exchange offer will not be treated as an "exchange" for federal income tax purposes because the registered notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the registered notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, holders will not recognize any taxable gain or loss or any interest income as a result of exchanging outstanding notes for registered notes pursuant to the exchange offer, the holding period of the registered notes will include the holding period of the outstanding notes, and the basis of the registered notes will equal the basis of the outstanding notes immediately before the exchange.

STATED INTEREST ON NOTES


     Except as set forth below, interest on a note will generally be taxable to a United States Holder as ordinary interest income from domestic sources at the time it is accrued or received (in accordance with the United States Holder's method of accounting for tax purposes). As used herein, a "United States Holder" of a note means a holder that is a citizen or individual resident (as defined in Section 7701(b) of the Code) of the United States; a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, otherwise provided by regulation; an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust if:



     (1) a U.S. court is able to exercise primary supervision over the administration of the trust, and

     (2) one or more U.S. trustees or fiduciaries have the authority to control all substantial decisions of the trust.


A "Non-United States Holder" is a holder that is not a United States Holder.

     Failure of Emmis to consummate this exchange offer or to file or cause to be declared effective the shelf registration statement as described under "The Exchange Offer -- Purpose and Effect of the Exchange Offer" will cause liquidated damages to accrue on the outstanding notes in the manner described therein and in the same manner as additional interest. According to Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a United States Holder (or the timing of such recognition) if the likelihood of the change, as of the date the notes are issued, is remote. Emmis believes that the likelihood of a change in the interest rate on the notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note. In the unlikely event that the interest rate on the notes is increased, then such increased interest may be treated as original issue discount, includible by a United States Holder in income as such interest accrues, in advance of receipt of any cash payment thereof. Because the issue price of the notes was equal to their stated principal amount, and because the likelihood of a change in the interest rate is remote, the notes were not issued with original issue discount.

MARKET DISCOUNT

     If a United States Holder purchases a note subsequent to its original issuance for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, redemption, retirement or other disposition of a note as ordinary income to the extent of the market discount which has not previously been included in income, and such income is treated as having accrued on such note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

     Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line or constant interest method). If the United States Holder of a note makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments, would not apply. This election to include market discount in income currently once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

AMORTIZABLE BOND PREMIUM

     A United States Holder that purchases a note for an amount in excess of the principal amount will be considered to have purchased the note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method (or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date). The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the note. Bond premium on a note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

SALE, EXCHANGE AND REDEMPTION OF NOTES

     Upon the sale, exchange, redemption, retirement or other disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption, retirement or other disposition and such holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium previously deducted from income by the United States Holder. Except as described above with respect to market discount or except to the extent the gain or loss is attributable to accrued but unpaid stated interest, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange, redemption, retirement or other disposition, the note has been held for more than one year.


     United States Holders that are corporations will generally be taxed on net capital gains at a maximum rate of 35%. In contrast, United States Holders that are individuals will generally be taxed on net capital gains at a maximum rate of:



     (1) 39.6% for property held for 12 months or less, and



     (2) 20% for property held for more than 12 months.


Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets. Any capital losses realized by a United States Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

NON-UNITED STATES HOLDERS

     Under present United States federal income tax law, and, subject to the discussion below concerning backup withholding, no United States federal withholding tax will be imposed with respect to the payment by Emmis or a paying agent of principal or interest on a note owned by a Non-United States Holder (the "Portfolio Interest Exception"), provided:



     (1) that such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Emmis entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder,



     (2) such Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to Emmis through stock ownership,



     (3) such Non-United States Holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code, and



     (4) such Non-United States Holder satisfies the statement requirement described generally below and set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.



     To satisfy the requirement referred to in clause (4) above, the beneficial owner of such note, or a financial institution holding the note on behalf of such owner, must provide, in accordance with specified procedures, Emmis or its paying agent with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to current temporary Treasury regulations, these requirements will be met if:



     (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States Holder, which certification may be made on an Internal Revenue Service Form W-8 or successor form, or



     (2) a financial institution, holding the note in the ordinary course of its trade or business on behalf of the beneficial owner, certifies under penalties of perjury that such statement has been received by it or by a financial institution between it and the beneficial owner and furnishes Emmis or its agent with a copy thereof.


Such certification is effective with respect to payments of interest made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     On October 6, 1997, final regulations were adopted by the issuance of T.D. 8734 (the "1997 Final Regulations") that affect the United States federal income taxation of Non-United States Holders. The 1997 Final Regulations are effective for payments after December 31, 1999, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules discussed below. The discussion under this heading and under "Information Reporting and Backup Withholding" below is not intended to be a complete discussion of the provisions of the 1997 Final Regulations. Holders of the notes are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 Final Regulations.

     The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners or other intermediaries without having to obtain the beneficial owner certificate described above. Qualified intermediaries include persons that are parties to a withholding agreement with the Internal Revenue Service where such persons are:



     (1) foreign financial institutions or foreign clearing organizations other than a United States branch or United States office of such institution or organization,



     (2) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations,



     (3) foreign corporations for purposes of presenting claims of benefits under income tax treaties on behalf of their shareholders or



     (4) any other persons acceptable to the Internal Revenue Service.


In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Internal Revenue Service Form W-8 (discussed below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent (including the receipt of withholding certificates, the payment of amounts of income subject to withholding and the deposit of tax withheld), provided that certain conditions are met.


     For purposes of the certification requirements, the 1997 Final Regulations generally treat as the beneficial owners of payments on a note those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above (unless the partnership has entered into a special agreement with the Internal Revenue Service). A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for holders not furnishing the required certifications to qualify for the withholding tax exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including Internal Revenue Service Form W-8) with a series of revised Internal Revenue Service Forms W-8 which, in certain circumstances, require information in addition to that previously required. Under the 1997 Final Regulations, these revised Forms W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.


     The 1997 Final Regulations provide transition rules concerning existing certificates, such as Internal Revenue Service Form W-8. Valid withholding certificates that are held on December 31, 1999 will generally remain valid until the earlier of December 31, 2000 or the date of their expiration. Existing certificates that expire in 1999 will not be effective after their expiration. Certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.

     If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exception described above in "-- Non-United States
Holders -- Interest," payments on a note made to such Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides Emmis or its paying agent with a properly executed:



     (1) Internal Revenue Service Form 1001 or successor form claiming an exemption from withholding under the benefit of a tax treaty, or



     (2) Internal Revenue Service Form 4224 or successor form stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.



     If a Non-United States Holder is engaged in a trade or business in the United States and interest paid on a note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such payment on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States Holders in essentially the same manner as if the notes were held by a United States Holder, as discussed above. In addition, if such Non-United States Holder is a corporation, it may be subject to a United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country. For this purpose, such payment on a note will be included in such foreign corporation's earnings and profits.


GAIN ON SALE OR OTHER DISPOSITION

     Subject to special rules applicable to individuals as described below, a Non-United States Holder will generally not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes, unless the gain is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder or of a partnership, trust or estate in which such Non-United States Holder is a partner or beneficiary.


     Gains realized by a Non-United States Holder that are effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States Holders, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.

     In addition to being subject to the rules described above, an individual Non-United States Holder who holds the notes as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such notes if:



     (1) such gain is not effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder, and



     (2) such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either:



        (a) has a "tax home" in the United States, as specially defined for purposes of the United States federal income tax or:



        (b) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates including certain former long-term residents of the United States.


     Under the 1997 Final Regulations, withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of the notes by a Non-United States Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

INFORMATION REPORTING AND BACKUP WITHHOLDING


     In general, information reporting requirements will apply to payments on a note and to the proceeds of the sale or other disposition of a note before maturity if the sale is to United States Holders other than certain exempt recipients such as corporations. In addition, a 31% backup withholding tax applies if a non-corporate person:



     (1) fails to furnish such person's Taxpayer Identification Number (which, for an individual, is his or her Social Security Number) to the payor in the manner required,



     (2) furnishes an incorrect Taxpayer Identification Number and the payor is so notified by the Internal Revenue Service,



     (3) is notified by the Internal Revenue Service that such person has failed properly to report payments of interest and dividends, or



     (4) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest and dividend payments.


Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     No information reporting or backup withholding will be required with respect to payments made by Emmis or its paying agent to Non-United States Holders if either:



     (1) a statement described in clause (4) under "--Non-United States Holders -- Interest" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person, or



     (2) an exemption has otherwise been established.



     In addition, backup withholding and information reporting will not apply if interest payments on a note are collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale or other disposition of a note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business in the United States for a specified three year period, such payments will be subject to information reporting (but not backup withholding), unless:



     (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met, or



     (2) the beneficial owner otherwise establishes an exemption.


The 1997 Final Regulations modify certain of the certification requirements for backup withholding and expand the group of U.S. Related Persons. It is possible that Emmis or its paying agent may request new withholding exemption forms from holders of notes in order to qualify for continued exemption from backup withholding when the 1997 Final Regulations become effective.


     Payments on a note paid to the beneficial owner of a note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a note, will be subject to both backup withholding and information reporting unless:



     (1) the beneficial owner provides the statement described in clause (4) under "--Non-United States Holders -- Interest" and the payor does not have actual knowledge that the beneficial owner is a United States person, or



     (2) the beneficial owner otherwise establishes an exemption.


     Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Emmis originally sold the outstanding notes to Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens Inc., First Union Capital Markets Corp., Goldman. Sachs & Co. and TD Securities (USA) Inc. These initial purchasers subsequently placed the outstanding notes with:

     - qualified institutional buyers in reliance on Rule 144A under the Securities Act; and

     - qualified buyers outside the United States in reliance on Regulation S under the Securities Act.

     Emmis entered into a registration rights agreement with the initial purchasers, as a condition to their purchase of the outstanding notes, pursuant to which Emmis has agreed, for the benefit of the outstanding note holders, at its own expense, to file a registration statement for this exchange offer, of which this prospectus is a part, with the SEC on or before a date 30 days after the date of the registration rights agreement. When the exchange offer registration statement is declared effective, Emmis will offer the registered notes in exchange for tender of the outstanding notes. For each outstanding note tendered to Emmis pursuant to the exchange offer, the holder of such outstanding note will receive a registered note having an original principal amount at maturity equal to that of the tendered outstanding note.

     Based upon interpretations by the SEC staff set forth in certain no-action letters to third parties (including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993)), Emmis believes that the registered notes issued pursuant to this exchange offer in exchange for the outstanding notes, in general, will be freely tradeable after the exchange offer, without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of outstanding notes who is a Emmis "affiliate," within the meaning of Rule 405 under the Securities Act, who does not acquire the registered notes in the ordinary course of business, or who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes, could not rely on the SEC staff position enunciated in such no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A holder's failure to comply with those requirements in such an instance may result in that holder incurring liability under the Securities Act which we will not indemnify.

     As the above-mentioned no-action letters and the registration rights agreement contemplate, each holder accepting the exchange offer is required to represent to us, in a letter of transmittal, that:

     - the holder or the person receiving the registered notes, whether or not such person is the holder, will acquire those registered notes in the ordinary course of business;

     - the holder or any other acquiror is not engaging in a distribution of the registered notes;

     - the holder or any other acquiror has no arrangement or understanding with any person to participate in a distribution of the registered notes;

     - neither the holder nor any other acquiror is an Emmis affiliate within the meaning of Rule 405 under the Securities Act; and

     - the holder or any other acquiror acknowledges that if that holder or other acquiror participates in the exchange offer for the purpose of distributing the registered notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any such resale and cannot rely on the above-mentioned no-action letters.

     As indicated above, each broker-dealer that receives for its own account a registered note in exchange for outstanding notes must acknowledge that it:

     - acquired the outstanding notes for its own account as a result of market-making activities or other trading activities;

     - has not entered into any arrangement or understanding with Emmis or any Emmis "affiliate" to distribute the registered notes; and

     - will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes.

     For a description of the procedures for resales by participating broker-dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the SEC staff do not permit Emmis to effect this exchange offer, or if for any other reason the exchange offer is commenced and not consummated within 30 days after the exchange offer registration statement is declared effective, or in certain other events involving holders of the notes who are not permitted to participate in the exchange offer, Emmis will:

     - file a shelf registration statement covering resales of the outstanding notes;

     - use reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

     - use reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the outstanding notes' original issuance date, subject to extension under certain circumstances, or such time as all of the applicable outstanding notes have been sold.

     Emmis will, if and when it files the shelf registration statement, provide to each applicable holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement. A holder that sells the outstanding notes pursuant to the shelf registration statement generally:

     -  must be named as a selling security holder in the related prospectus;

     -  must deliver a prospectus to purchasers;

     - will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

     - will be bound by the provisions of the registration rights agreement which are applicable to that holder, including certain indemnification obligations.

     In addition, each of the outstanding note holders must deliver information to Emmis, to be used in connection with the shelf registration statement, in order to have his or her outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the foregoing paragraph.

     The registration rights agreement covering the outstanding notes provides that Emmis will file an exchange offer registration statement with the SEC on or before a date 30 days after the date of the registration rights agreement. In the event that:

     - by the 90(th) day after February 12, 1999 the exchange offer registration statement is not declared effective; or

     - by the 30th day after the exchange offer registration statement is declared effective the exchange offer is not consummated; or

     - if Emmis is obligated to file a shelf registration statement either Emmis does not file the shelf registration within 30 days after notice or the shelf registration statement is not declared effective within 60 days after filing; or

     - after either the exchange offer registration statement or shelf registration statement is declared effective, such registration statement thereafter ceases to be effective or usable, subject to certain exceptions, in connection with resales of the outstanding notes or registered notes in accordance with and during the periods specified in the registration rights agreement, then Emmis will be required to pay to the holders of the notes liquidated damages in amounts equal to $0.05 per week per $1,000 in principal amount of notes held by such holders for each week or part of a week that the registration default continues during the first 90-day period after the registration default occurs. The amount of liquidated damages will increase by an additional $0.05 per week per $1,000 in principal amount of notes at the beginning of and for each subsequent 90-day period until the registration defaults are cured, up to a maximum amount of liquidated damages of $0.50 per week per $1,000 in principal amount of the notes. Emmis will not be required to pay liquidated damages for more than one registration default at any given time. Liquidated damages will cease to accrue following the cure of all registration defaults. The sole remedy available to the outstanding note holders will be the collection of these liquidated damages. All liquidated damages payable because a registration default occurred will be payable to the outstanding notes holders in cash on each March 15 and September 15, commencing with the first such date occurring after any such liquidated damages begin to accrue, until the registration default is cured.

     Outstanding note holders must:

     - make certain representations to us in order to participate in the exchange offer;

     - deliver information to be used in connection with the shelf registration statement, if required; and

     - provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement,

in order to have their outstanding notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages payable because a registration default occurred, as set forth above.


     The preceding summary of the material provisions of the registration rights agreement is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the exchange offer registration statement of which this prospectus is a part.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal for the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See "-- Expiration Date; Extensions; Amendments." Emmis will issue $1,000 original principal amount at maturity of registered notes in exchange for each $1,000 original principal amount at maturity of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that:

     - the registered notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

     - the registered note holders will not be entitled to certain rights under the registration rights agreement covering the outstanding notes, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

     The registered notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture governing the outstanding notes. As of the date of this prospectus, $300,000,000 aggregate principal amount of notes were outstanding. We have fixed the close of business on
           , 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

     Outstanding note holders do not have any appraisal or dissenters' rights under the Indiana Business Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to such offers.

     Emmis shall be deemed to have accepted validly tendered outstanding notes when, as and if we give oral or written notice to IBJ Whitehall Bank and Trust Company, which is the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from Emmis.

     If any tendered outstanding notes are not accepted for exchange either because of an invalid tender, the occurrence of certain other events set forth herein, or otherwise, the certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the exchange offer's expiration date.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     We shall keep the exchange offer open for at least 30 days, or longer if required by applicable law, including in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension, after the date that notice of the exchange offer is mailed to outstanding note holders. The expiration date shall be 5:00 p.m., New
York City time, on            , 1999, unless we, in our sole discretion, extend
the exchange offer, in which case the expiration date shall be the latest date and time to which we extend the exchange offer.

     If we decide to extend the exchange offer, we will notify IBJ Whitehall Bank and Trust Company, which is the exchange agent, of the extension by oral or written notice, and will mail an announcement of the extension to the registered holders prior to 10:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Emmis reserves the right, in its sole discretion:

     - to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     -  to amend the terms of the exchange offer in any manner.

     We will give oral or written notice of any delay in acceptance, extension, termination or amendment to the registered holders as promptly as practicable.

PROCEDURES FOR TENDERING

     Only an outstanding note holder may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if the letter of transmittal so requires, or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or facsimile, or agent's message, together with the outstanding notes and any other required documents, to IBJ Whitehall Bank and Trust Company, which is the exchange agent, prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

     - the exchange agent must receive the letter of transmittal and certificates for the outstanding notes prior to the expiration date;

     - the exchange agent must receive a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfer described below, prior to the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     For effective tender, the exchange agent must receive the outstanding notes or book-entry confirmation, as the case may be, the letter of transmittal, and other required documents, at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to the book entry transfer facility in accordance with its procedure does not constitute delivery to the exchange agent.

     DTC has authorized DTC participants that hold outstanding notes on behalf of the outstanding notes' beneficial owners to tender their outstanding notes as if they were holders. To effect a tender of outstanding notes, DTC participants should either:

     - complete and sign the letter of transmittal, or a manually signed facsimile thereof, have the signature guaranteed if required by the instructions, and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent pursuant to the procedure set forth in "Procedures for Tendering;" or

     - transmit their acceptance to DTC through the DTC automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in "-- Book-Entry Transfer."

     By executing the letter of transmittal or an agent's message, each holder will make to Emmis the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     Each holder's tender, and Emmis' acceptance, will constitute agreement between such holder and Emmis in accordance with the terms, and subject to the conditions, set forth herein and in the letter of transmittal or agent's message.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE, AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE HOLDER'S ELECTION AND SOLE RISK. AS AN ALTERNATIVE TO MAIL DELIVERY, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO EMMIS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     A member of the Medallion System must guarantee signatures on a letter of transmittal or a notice of withdrawal, as the case may be, unless the outstanding notes tendered pursuant thereto are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     -  for the account of a Medallion System member.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a Medallion System member.

     If a person other than the registered holder of any outstanding notes listed therein signs the accompanying letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his or name appears on the outstanding notes, with the signature guaranteed by a Medallion System member.

     If trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations, or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond powers, such persons should so indicate when signing, and they must submit evidence satisfactory to Emmis of their authority to so act, with the letter of transmittal.

     Emmis will determine, in its sole discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered, or any outstanding notes, Emmis' acceptance of which would, in the opinion of Emmis' counsel, be unlawful. We also reserve the right, in our sole discretion, to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither Emmis, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. If the exchange agent receives any outstanding notes that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, the exchange agent will return them to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF REGISTERED NOTES

     For each outstanding note Emmis accepts for exchange, the holder will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note. For purposes of the exchange offer, Emmis shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if Emmis has given oral or written notice thereof to IBJ Whitehall Bank and Trust Company, as exchange agent.

     In all cases, Emmis will issue registered notes for outstanding notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent's timely receipt of certificates for such outstanding notes, or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at the book-entry transfer facility, plus a properly completed and duly executed letter of transmittal or agent's message and all other required documents. If Emmis does not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offer, we will return the unaccepted or non-exchanged outstanding notes without expense to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account, the non-exchanged outstanding notes will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after the expiration date.

BOOK-ENTRY TRANSFER

     IBJ Whitehall Bank and Trust Company, as exchange agent, will establish a new account or utilize an existing account at DTC for the outstanding notes promptly after the date of this prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of outstanding notes may make a book-entry tender of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, the exchange agent must receive, at its address set forth below under the caption "Exchange Agent," on or prior to the expiration date, or the holders must comply with the guaranteed delivery procedures described below to submit, the letter of transmittal, or a manually signed facsimile thereof, properly completed and validly executed, with any required signature guarantees, or an agent's message, and any other required documents. Document delivery to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent, forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the outstanding notes, stating:

     - the aggregate principal amount of outstanding notes which have been tendered by such participant;

     - that such participant has received and agrees to be bound by the terms of the letter of transmittal; and

     -  that Emmis may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding notes and:

     -  whose outstanding notes are not immediately available;

     - who cannot deliver their outstanding notes, the letter of transmittal or any other required documents, to IBJ Whitehall Bank and Trust Company, which is the exchange agent; or

     - who cannot complete the procedures for book-entry transfer, prior to the expiration date,

may effect a tender if:

     (a) the tender is made through a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States;

     (b) prior to the expiration date, the exchange agent receives from an institution listed in clause (a) above a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, or an agent's message, together with the certificate(s) representing the outstanding notes, or a confirmation of book-entry transfer of the notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal, will be deposited by the institution with the exchange agent; and

     (c) the exchange agent receives, no later than five New York Stock Exchange trading days after the expiration date, the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at the book-entry transfer facility, together with a letter of transmittal, or facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and all other documents required by the letter of transmittal.

     Holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above may request that the exchange agent send them a Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be
withdrawn at any time prior to 5:00 p.m., New York City time, on            ,
1999; otherwise such tenders are irrevocable.

     To withdraw a tender of outstanding notes in the exchange offer IBJ Whitehall Bank and Trust Company, which is the exchange agent, must receive a telegram, telex, letter or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of such outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which to register the outstanding notes, if different from that of the depositor.

     Emmis will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices. This determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no registered notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Emmis will return to the holder any outstanding notes which have been tendered but which are not accepted for exchange without expense to the holder, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Holders may retender properly withdrawn outstanding notes by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or offer registered notes for, any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the outstanding notes, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, might impair materially our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to Emmis or any of its subsidiaries; or

     (b) any law, statute, rule, regulation or interpretation by the SEC staff is proposed, adopted or enacted, which, in our judgment, might impair materially our ability to proceed with the exchange offer, or impair materially our contemplated benefits from the exchange offer; or

     (c) any governmental approval has not been obtained, which approval we shall, in our discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

     If we determine in our discretion that any of the conditions are not satisfied, we may:

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the holders' rights to withdraw the outstanding notes; or

     - waive the unsatisfied conditions and accept all properly tendered outstanding notes which have not been withdrawn.

     We shall keep the exchange offer open for at least 30 days, or longer if applicable law so requires, including, in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension under applicable law, after the date we mail notice of the exchange offer to outstanding note holders.

EXCHANGE AGENT

     IBJ Whitehall Bank and Trust Company has been appointed as the exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Registered or Certified Mail:       By Overnight Courier or by Hand:
IBJ Whitehall Bank and Trust Company   IBJ Whitehall Bank and Trust Company
1 State Street, 10th Floor             1 State Street, 10th Floor
New York, New York 10004               New York, New York 10004
Attn: Corporate Trust Administration   Attn: Corporate Trust Administration
By Facsimile:
(212) 858-2952

DELIVERY TO AN ADDRESS OTHER THAN THOSE SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     Emmis will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of Emmis and its affiliates or its agents.

     Emmis has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. Emmis, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of pocket expenses in connection with the exchange offer.

     Emmis will pay the cash expenses incurred in connection with the exchange offer. Such expenses include the exchange agent's and the trustee's fees and expenses, accounting and legal fees, and printing costs, among others.

ACCOUNTING TREATMENT

     The registered notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in Emmis's accounting records on the date of exchange.

Accordingly, Emmis will not recognize any gain or loss for accounting purposes. The exchange offer expenses will be expensed over the term of the registered notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The outstanding notes that are not exchanged for registered notes pursuant to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be resold only:

     -  to Emmis, upon redemption thereof or otherwise;

     - so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

     - outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act; or

     -  pursuant to an effective registration statement under the Securities
        Act.

     Any resale of outstanding notes must comply with any applicable securities laws of any state of the United States.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer, where its outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making or other
trading activities. Until            , 1999 (90 days after the commencement of
the exchange offer), all dealers effecting transactions in the registered notes may be required to deliver a prospectus.

     Emmis will not receive any proceeds from any sales of the registered notes by participating broker-dealers. Registered notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the registered notes, and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, or until all broker-dealers who exchange outstanding notes which were acquired as a result of market-making activities for registered notes have sold all registered notes held by them, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Emmis has agreed to pay all expenses incident to the exchange offer. Emmis will indemnify the holders of the registered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

     The registered notes will not be listed on any stock exchange. The notes are designated for trading in The Portal Market.

                                 LEGAL MATTERS

     Certain legal matters in connection with the registered notes will be passed upon for Emmis by Bose McKinney & Evans, Indianapolis, Indiana. Ronald E. Elberger, a partner in Bose McKinney & Evans, is an officer of Emmis Communications Corporation.

                                    EXPERTS

     The audited consolidated financial statements and schedule of Emmis Communications Corporation and Subsidiaries as of February 28, 1997 and 1998 and for each of the three years in the period ended February 28, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of Tribune New York Radio, Inc. as of December 28, 1997 and for each of the two years in the period ended December 28, 1997 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited combined financial statements of SF Broadcasting of Wisconsin, Inc. and SF Multistations, Inc. and Subsidiaries as of December 29, 1996 and December 28, 1997 and for each of the three years in the period ended December 28, 1997, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto incorporated by reference herein.

     With respect to the unaudited interim financial information of Emmis Communications Corporation and Subsidiaries for the quarters ended May 31, 1998 and 1997, August 31, 1998 and 1997, and November 30, 1998 and 1997, incorporated by reference or included elsewhere in this prospectus, Arthur Andersen LLP, has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Section 7 or 11 of the Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     Emmis filed a registration statement on Form S-4 with the SEC covering the registered notes, and this prospectus is part of our registration statement. For further information on Emmis and the notes, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York and Chicago. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Our SEC filings are also available to the public from the SEC's Web Site at http://www.sec.gov.

     This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all the outstanding notes have been exchanged for registered notes or the exchange offer is otherwise terminated.


     - Our Annual Report on Form 10-K (file no. 0-23264) for the fiscal year ended February 28, 1998, as amended on Form 10-K/A.



     - Our Quarterly Reports on Form 10-Q (file no. 0-23264) for the fiscal quarters ended May 31, 1998, August 31, 1998, and November 30, 1998, as amended on Form 10-Q/A.



     - Our Current Reports on Form 8-K (file no. 0-23264) filed May 7, 1998, June 22, 1998, and July 31, 1998, December 2, 1998, March 15, 1999, and
        May 5, 1999, and amendments on Form 8-K/A (file no. 0-23264) filed September 29, 1998, and May 6, 1999.


     -  Our proxy statement dated May 28, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Investor Relations
    Emmis Communications Corporation
    One Emmis Plaza, 7th Floor
    40 Monument Circle
    Indianapolis, Indiana 46204
    Telephone: (317) 266-0100

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO
                        EMMIS COMMUNICATIONS CORPORATION
                                  $300,000,000

                               OFFER TO EXCHANGE

                   8 1/8% SENIOR SUBORDINATED NOTES DUE 2009

                        -------------------------------
                                   PROSPECTUS
                        -------------------------------

--------------------------------------------------------------------------------
WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.
UNTIL           , 1999 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
BROKER-DEALERS THAT EFFECT TRANSACTIONS IN THE REGISTERED NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE BROKER-DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------

                             ---------------, 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Emmis Communications Corporation is an Indiana corporation. Chapter 37 of The Indiana Business Corporation Law (the "IBCL") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Emmis' Articles of Incorporation do not contain any provision prohibiting such indemnification. Emmis' Amended and Restated Articles of Incorporation expressly require such indemnification.

     The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation or its subsidiary against liability incurred in the proceeding if (i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual 's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either
(A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

     Emmis' Amended and Restated Articles of Incorporation generally provide that any director or officer of Emmis or any person who is serving at the request of Emmis as a director, officer, employee or agent of another entity shall be indemnified and held harmless by Emmis to the fullest extent authorized by the IBCL. The Amended and Restated Articles of Incorporation also provide such persons with certain rights to be paid by Emmis the expenses incurred in defending proceedings in advance of their final disposition and authorize Emmis to maintain insurance to protect itself and any director, officer, employee or agent of Emmis or any person who is or was serving at the request of Emmis as a director, officer, partner, trustee, employee or agent of another entity against expense, liability or loss, whether or not Emmis would have the power to indemnify such person against such expense, liability or loss under the Amended and Restated Articles of Incorporation.

ITEM 21.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:


 3.1  Amended and Restated Articles of Incorporation of Emmis
      Communications Corporation, as amended, incorporated by
      reference to Exhibit 2.3 to Emmis' Registration Statement on
      Form S-1, File No. 33-73218, as amended, and to Exhibit 3.1 to Emmis' Quarterly Report on Form 10-Q for the quarter
      ended August 31, 1998.
 3.2  Amended and Restated Bylaws of Emmis Communications
      Corporation, as amended, incorporated by reference to
      Exhibit 2.4 to Emmis' Quarterly Report on Form 10-Q for the
      quarter ended May 31, 1995, and to Exhibit 3.2 to Emmis'
      Quarterly Report on Form 10-Q for the quarter ended August
      31, 1998.
 4.1  Indenture, including as an exhibit thereto the form of note.*
 4.2  Registration Rights Agreement dated as of February 12, 1999, by and among Emmis Communications Corporation and its
      Subsidiary Guarantors and Donaldson, Lufkin & Jenrette
      Securities Corporation, BancBoston Robertson Stephens Inc.,
      First Union Capital Markets Corp., Goldman, Sachs & Co. and
      TD Securities (USA) Inc.*
 5    Opinion and consent of Bose McKinney & Evans regarding the legality of the securities being registered.*
12    Statements re computation of ratios.*
15    Letter re unaudited interim financial information.
23.1  Consent of Arthur Andersen LLP.
23.2  Consent of Ernst & Young LLP.
24    Powers of Attorney.*
25    Statement re eligibility of trustee.*
99.1  Form of Letter of Transmittal*
99.2  Form of Notice of Guaranteed Delivery*


---------------


* Previously filed.


ITEM 22.  UNDERTAKINGS.

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 to Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (A)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     D. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on May 5, 1999.


                                          EMMIS COMMUNICATIONS CORPORATION
                                              /s/  J. SCOTT ENRIGHT
                                          By:
                                          --------------------------------------

                                                      J. Scott Enright
                                            Vice President and Associate General
                                                           Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed on May 5, 1999, by the following persons in the capacities indicated.

                  SIGNATURE                                            TITLE
                  ---------                                            -----

             JEFFREY H. SMULYAN*               Director and Chairman of the Board
---------------------------------------------  (Principal Executive Officer)
             Jeffrey H. Smulyan

               DOYLE L. ROSE*                  Director and Radio Division President
---------------------------------------------
                Doyle L. Rose

                                               Director
---------------------------------------------
                Susan B. Bayh

               GARY L. KASEFF*                 Director
---------------------------------------------
               Gary L. Kaseff

            RICHARD A. LEVENTHAL*              Director
---------------------------------------------
            Richard A. Leventhal

               GREG NATHANSON*                 Director
---------------------------------------------
               Greg Nathanson

               FRANK V. SICA*                  Director
---------------------------------------------
                Frank V. Sica

                                               Director
---------------------------------------------
             Lawrence B. Sorrel

              WALTER Z. BERGER*                Vice President, Chief Financial Officer
---------------------------------------------  and Treasurer
              Walter Z. Berger                 (Principal Financial Officer and Principal
                                               Accounting Officer)

          *By /s/ J. SCOTT ENRIGHT
---------------------------------------------
              J. Scott Enright
              Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on May 5, 1999.


              EMMIS FM BROADCASTING CORPORATION OF INDIANAPOLIS EMMIS FM RADIO CORPORATION OF INDIANAPOLIS
              EMMIS FM BROADCASTING CORPORATION OF ST. LOUIS
              KPWR, INC.
              EMMIS BROADCASTING CORPORATION OF NEW YORK
              EMMIS FM BROADCASTING CORPORATION OF CHICAGO
              EMMIS MEADOWLANDS CORPORATION
              EMMIS PUBLISHING CORPORATION
              EMMIS AM RADIO CORPORATION OF INDIANAPOLIS
              EMMIS 104.1 FM RADIO CORPORATION OF ST. LOUIS
              EMMIS 106.5 FM BROADCASTING CORPORATION OF ST. LOUIS EMMIS 1310 AM RADIO CORPORATION OF INDIANAPOLIS EMMIS 105.7 FM RADIO CORPORATION OF INDIANAPOLIS EMMIS DAR, INC.
              EMMIS 1380 AM RADIO CORPORATION OF ST. LOUIS
              MEDIATEX COMMUNICATIONS CORPORATION
              MEDIATEX DEVELOPMENT CORPORATION
              TEXAS MONTHLY, INC.
              EMMIS FM HOLDING CORPORATION OF NEW YORK
              EMMIS RADIO CORPORATION OF NEW YORK
              EMMIS 101.9 FM RADIO CORPORATION OF NEW YORK
              EMMIS INTERNATIONAL CORPORATION
              EMMIS INTERNATIONAL BROADCASTING CORPORATION

                                                 /s/ J. SCOTT ENRIGHT
                                          By:
                                          --------------------------------------

                                                      J. Scott Enright
                                            Vice President and Associate General
                                                           Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed on May 6, 1999, by the following persons in the capacities indicated.


                  SIGNATURE                                            TITLE
                  ---------                                            -----
             JEFFREY H. SMULYAN*               Director and Chairman of the Board
---------------------------------------------  (Principal Executive Officer)
             Jeffrey H. Smulyan

              WALTER Z. BERGER*                Vice President, Chief Financial Officer and Treasurer
---------------------------------------------  (Principal Financial Officer and Principal Accounting
              Walter Z. Berger                 Officer)

              /s/ J. SCOTT ENRIGHT
*By: ---------------------------------------
              J. Scott Enright
              Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on May 5, 1999.


              EMMIS FM LICENSE CORPORATION OF INDIANAPOLIS
              EMMIS FM LICENSE CORPORATION OF ST. LOUIS
              KPWR LICENSE, INC.
              EMMIS LICENSE CORPORATION OF NEW YORK
              EMMIS FM LICENSE CORPORATION OF CHICAGO
              EMMIS FM RADIO LICENSE CORPORATION OF INDIANAPOLIS
              EMMIS AM RADIO LICENSE CORPORATION OF INDIANAPOLIS
              EMMIS RADIO LICENSE CORPORATION OF NEW YORK
              EMMIS 104.1 FM RADIO LICENSE CORPORATION OF ST. LOUIS EMMIS 106.5 FM LICENSE CORPORATION OF ST. LOUIS
              EMMIS 1310 AM RADIO LICENSE CORPORATION OF INDIANAPOLIS EMMIS 105.7 FM RADIO LICENSE CORPORATION OF INDIANAPOLIS EMMIS LICENSE CORPORATION
              EMMIS 1480 AM RADIO LICENSE CORPORATION OF TERRE HAUTE EMMIS 99.9 FM RADIO LICENSE CORPORATION OF TERRE HAUTE EMMIS 105.5 FM RADIO LICENSE CORPORATION OF TERRE HAUTE EMMIS TELEVISION LICENSE CORPORATION OF HONOLULU
              EMMIS TELEVISION LICENSE CORPORATION OF MOBILE
              EMMIS TELEVISION LICENSE CORPORATION OF CAPE CORAL
              EMMIS TELEVISION LICENSE CORPORATION OF GREEN BAY
              EMMIS TELEVISION LICENSE CORPORATION OF TERRE HAUTE EMMIS TELEVISION LICENSE CORPORATION OF NEW ORLEANS

                                                 /s/ J. SCOTT ENRIGHT
                                          By:
                                          --------------------------------------

                                                      J. Scott Enright
                                            Vice President and Associate General
                                                           Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed on May 5, 1999, by the following persons in the capacities indicated.


                  SIGNATURE                                            TITLE
                  ---------                                            -----
             JEFFREY H. SMULYAN*               Director and Chairman of the Board
---------------------------------------------  (Principal Executive Officer)
             Jeffrey H. Smulyan

               DOYLE L. ROSE*                  Director and Radio Division President
---------------------------------------------
                Doyle L. Rose

                                               Director
---------------------------------------------
             Richard F. Cummings

                  SIGNATURE                                            TITLE
                  ---------                                            -----
               GARY L. KASEFF*                 Director
---------------------------------------------
               Gary L. Kaseff

              WALTER Z. BERGER*                Vice President, Chief Financial Officer and Treasurer
---------------------------------------------  (Principal Financial Officer and Principal Accounting
              Walter Z. Berger                 Officer)

              /s/ J. SCOTT ENRIGHT
*By: ---------------------------------------
              J. Scott Enright
              Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on May 5, 1999.


                              EMMIS INDIANA BROADCASTING, L.P.
                              EMMIS TELEVISION BROADCASTING, L.P.
                              EMMIS PUBLISHING, L.P.

                                          By: EMMIS COMMUNICATIONS CORPORATION
                                              General Partner

                                                 /s/ J. SCOTT ENRIGHT
                                          By:
                                          --------------------------------------

                                                      J. Scott Enright
                                            Vice President and Associate General
                                                           Counsel


     Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed on May 5, 1999, by the following persons in the capacities indicated.


                  SIGNATURE                                            TITLE
                  ---------                                            -----
             JEFFREY H. SMULYAN*               Director and Chairman of the Board
---------------------------------------------  (Principal Executive Officer)
             Jeffrey H. Smulyan

               DOYLE L. ROSE*                  Director and Radio Division President
---------------------------------------------
                Doyle L. Rose

                                               Director
---------------------------------------------
                Susan B. Bayh

               GARY L. KASEFF*                 Director
---------------------------------------------
               Gary L. Kaseff

            RICHARD A. LEVENTHAL*              Director
---------------------------------------------
            Richard A. Leventhal

               GREG NATHANSON*                 Director
---------------------------------------------
               Greg Nathanson

               FRANK V. SICA*                  Director
---------------------------------------------
                Frank V. Sica

                                               Director
---------------------------------------------
             Lawrence B. Sorrel

              WALTER Z. BERGER*                Vice President, Chief Financial Officer and Treasurer
---------------------------------------------  (Principal Financial Officer and Principal Accounting
              Walter Z. Berger                 Officer)

              /s/ J. SCOTT ENRIGHT
*By: ---------------------------------------
              J. Scott Enright
              Attorney-in-Fact